Exhibit 10.30
Execution Version
PHARMACY BENEFIT MANAGEMENT SERVICES AGREEMENT
by and among
WellPoint, Inc., on behalf of itself and its Designated Affiliates
and
Express Scripts, Inc., on behalf of itself and its subsidiaries
          THIS PHARMACY BENEFIT MANAGEMENT SERVICES AGREEMENT (“Agreement”) is dated as of December 1, 2009, by and among WellPoint, Inc., on behalf of itself and its Designated Affiliates (hereinafter referred to collectively as “WellPoint”), and Express Scripts, Inc., on behalf of itself and its subsidiaries (“PBM”) (collectively, WellPoint and PBM are referred to as the “Parties,” and each separately as a “Party”).
RECITALS
          WHEREAS, WellPoint offers health benefit plans in the group, individual, and federal market places;
          WHEREAS, WellPoint desires to retain PBM to provide certain pharmacy benefit management services, as more fully set forth in this Agreement, with respect to such health plans;
          WHEREAS, PBM desires to provide WellPoint certain pharmacy benefit management services, as set forth in this Agreement, with respect to health plans;
          NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, the Parties agree as follows:
1.	DEFINITIONS
1.1	“Affiliate” shall mean any entity controlling or controlled by or under common control with a Party, at the time of execution of the Agreement and any time thereafter, where “control” is defined as (a) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or (b) any other entity with respect to which such Party has significant management or operational responsibility (even though such Party may own less than fifty percent (50%) of the equity of such entity).

1.2	“Assistance Event” shall mean an insourcing occurrence or termination of this Agreement.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

1.3	“Association” shall mean the Blue Cross Blue Shield Association, an association of independent Blue Cross and Blue Shield Companies.

1.4	“Average Wholesale Price” or “AWP” shall mean the average wholesale price of a prescription drug as established and reported by the Pricing Source. The applied AWP of a drug shall be the AWP for the actual eleven (11) digit National Drug Code (“NDC”), drug specific, quantity appropriate to the actual package size dispensed to a Covered Individual and submitted by a Network Pharmacy, mail order Pharmacy, or Specialty Pharmacy at the time that the prescription is filled. For mail order prescription drugs, PBM shall not use AWPs of licensed re-packagers where the data source identifies an AWP price greater than the AWP price reported by the pharmaceutical manufacturer. PBM shall update AWP data no less than weekly.

1.5	“Brand” shall mean the marks, symbols or logos of the Association.

1.6	“Brand Drug” shall mean a prescription drug product that is not a Generic Drug.

1.7	“Brand Regulations” shall mean any and all rules promulgated by the Association that set standards regarding the use of any Blue Cross and Blue Shield products, services, programs, marks, symbols or logos.

1.8	“Claim” shall mean an electronic or paper request for reimbursement as a result of a Pharmacy (or other provider in a manner described in Section 1.51 hereof) dispensing a Covered Prescription to a Covered Individual.

1.9	“Compound Drug” shall mean a mixture of two or more ingredients when at least one of the ingredients in the preparation is a federal legend drug or state restricted drug in a therapeutic amount. It excludes the addition of only water or flavoring to any preparation.

1.10	“Contract Quarter” means, throughout the term of this Agreement, the three (3) month period (or portion thereof) commencing on the Effective Date and each January 1, April 1, July 1 or October 1 thereafter.

1.11	“Contract Year” means, throughout the term of this Agreement, the twelve (12) month period (or portion thereof) commencing on the Effective Date and each January 1 thereafter.

1.12	“Cost Share” shall mean, with respect to Covered Services, an amount which a Covered Individual is required to pay under the terms of the applicable Plan. Such payment may be referred to as an allowance, coinsurance, copayment, deductible, penalty or other Covered Individual payment responsibility, and may be a fixed amount or a percentage of applicable payment for Covered Services rendered to the Covered Individual.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

1.13	“Coverage Document” shall mean a written document, and any addenda or endorsements that provide for administrative services by WellPoint, and describe the benefits, services, exclusions, limitations and conditions that are available for or applicable to coverage under the applicable Plan’s prescription drug benefit program. Prior to implementation of any Plan pursuant to this Agreement, WellPoint shall complete PBM’s standard set-up forms, which when completed and signed by WellPoint, will describe the essential benefit elements of the Coverage Document, including, but not limited to, the coverage rules adopted by the Plan sponsor. PBM shall use these completed set-up forms for purposes of administering a Plan’s prescription drug program.

1.14	“Covered Individual” shall mean an individual who is eligible, as determined by WellPoint, to receive Covered Services under a Plan.

1.15	“Covered Quantity” shall mean a quantity of a Covered Prescription as allowed by law and the Plan and authorized by a prescriber.

1.16	“Covered Refill” shall mean refills of a Covered Quantity of a Covered Prescription as allowed by law and the Plan and authorized by a prescriber.

1.17	“Covered Service” or “Covered Prescriptions” shall mean any medically necessary drugs, devices, supplies, equipment, and other items (which may include insulin, disposable insulin syringes, and other diabetic supplies) dispensed to a Covered Individual for which such Covered Individual is entitled to receive in accordance with and subject to the terms and conditions (including any Covered Quantity, Covered Refill, or other limiting provisions) of the applicable Plan, including all services usually and customarily rendered by a Pharmacy in the normal course of business, including but not limited to dispensing, counseling, and product consultation.

1.18	“Delegated Organization Policy and Procedure Manual” or “Delegation Manual” shall mean the manual furnished by WellPoint to PBM which describes WellPoint’s policies and procedures and sets forth NCQA/URAC standards to be followed by PBM for those activities that WellPoint has delegated to PBM under this Agreement.

1.19	“Designated Affiliates” shall mean an Affiliate of WellPoint that receives services from PBM pursuant to this Agreement. The initial Designated Affiliates as of the Effective Date are identified in Exhibit M. WellPoint shall, following the Effective Date and throughout the Term promptly: (i) update Exhibit M to include any such future Designated Affiliate; and (ii) coordinate execution of a written instrument between the parties to amend Exhibit M accordingly. WellPoint shall ensure absolutely, be responsible for and liable for the performance of any and all obligations (monetary or otherwise) of the Designated Affiliates (and any such Designated Affiliates’s successors and assigns) in connection with, and under, this
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Agreement. In no event shall WellPoint take any position (legal or otherwise) inconsistent whatsoever with the intent of the foregoing sentence.

1.20	“Dispensing Fee” shall mean the amount charged by PBM to WellPoint and Covered Individuals for professional services rendered by a licensed pharmacist for providing Covered Services to Covered Individuals.

1.21	“Duplicate Claim” shall mean a Claim that has the same Pharmacy, Covered Individual, date of service, prescription number and NDC as another Claim.

1.22	“Effective Date” shall mean December 1, 2009.

1.23	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations issued thereunder from time to time by the Department of Labor.

1.24	“FEHBP” shall mean the Federal Employees Health Benefits Program.

1.25	“Formulary” shall mean any continually updated list and classification of approved prescription drugs based on a review of their clinical efficacy, safety, uniqueness and cost effectiveness.

1.26	“Generic Drug” shall mean a prescription drug, whether identified by its chemical, proprietary, or non-proprietary name that is accepted by the U.S. Food and Drug Administration as therapeutically equivalent and interchangeable with drugs having an identical amount of the same active ingredient. For purposes of the [*], the Generic Drug determination will be made by PBM, for all of its clients, using indicators from the Pricing Source on the basis of PBM’s standard proprietary brand/generic algorithm, a copy of which will be provided to WellPoint upon request. [*]. PBM shall provide written notice of changes (i.e., additions or deletions) to the list of Generic Drugs within thirty (30) days of any such changes to the list.

1.27	“Government Entity” shall mean the United States of America, the states, counties, municipalities, any district, department, agency, or other political division thereof, or any political subdivision of any of the foregoing, and any court or instrumentality having or exercising jurisdiction over either of the Parties.

1.28	“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and regulations issued thereunder from time to time.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

1.29	“Implementation” shall mean the migration of in-force WellPoint business to PBM, addition to new Plans sold or business acquired and the implementation of new benefits for existing benefits.

1.30	“Ingredient Cost Charge” shall mean the ingredient cost portion of the amount charged by PBM to WellPoint and Covered Individuals for a prescription drug at the time PBM bills WellPoint.

1.31	“MAC List” means a list of prescription drug products identified as readily available as Generic Drugs, generally equivalent to a Brand Drug (in which case the Brand Drug may also be on the MAC List) and which are deemed to require pricing management due to the number of manufacturers, utilization and pricing volatility. PBM shall provide WellPoint with a list of the drugs on the MAC List quarterly. Whether a Claim processes at the generic Ingredient Cost Charge is subject to the Covered Prescription’s inclusion on the MAC List and the application of “dispensed as written” protocols and Plan defined plan design and coverage policies. [*]

1.32	“Mail Order Pharmacy Services” shall mean the dispensing of prescription drugs and products through PBM’s licensed mail order Pharmacy.

1.33	“Manufacturer Administrative Fee” shall mean the fees paid to PBM by pharmaceutical manufacturers pursuant to a contract between PBM and the pharmaceutical manufacturer and directly in connection with PBM’s administering, invoicing, allocating and collecting the Rebates under PBM’s Rebate program.

1.34	“Maximum Reimbursement Amount” or “MRA” is the price charged to WellPoint for a prescription drug product on PBM’s MAC List.

1.35	“Medically Necessary” or “Medical Necessity” shall mean the prescription drug(s) that a physician, exercising prudent clinical judgment, would provide to a patient for the purpose of preventing, evaluating, diagnosing or treating an illness, injury, disease or its symptoms, and that is (1) in accordance with generally accepted standards of medical practice; (2) clinically appropriate, in terms of type, frequency, extent, site and duration, and considered effective for the patient’s illness, injury or disease; and (3) not primarily for the convenience of the patient, physician, or other health care provider, and not more costly than an alternative service or sequence of services at least as likely to produce equivalent therapeutic or diagnostic results as to the diagnosis or treatment of that patient’s illness, injury or disease. For these purposes, “generally accepted standards of medical practice” shall mean the standards that are based on credible scientific evidence published in peer-reviewed medical literature generally recognized by the relevant medical community, physician specialty society recommendations and the view of physicians practicing in relevant clinical areas and any other relevant factors, along with any other materials or compendia required by law or accreditation standard.

1.36	[*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

1.37	[*]

1.38	“Network Pharmacy” shall mean a Pharmacy (including PBM’s mail order Pharmacy and Specialty Pharmacies) that has: (a) met the credentialing and re-credentialing standards of PBM and the applicable requirements of federal or state law; (b) contracted as an independent contractor directly with PBM or is operated by PBM or one of its Affiliates; and (c) agreed to accept discounted rates or fees as payment in full for Covered Prescriptions provided to Covered Individuals, subject to applicable Cost Share.

1.39	“NCQA” shall mean the National Committee for Quality Assurance, an accreditation program for managed care organizations.

1.40	“Other Manufacturer Revenues” shall mean any monetary amount that is to be remitted to PBM or its Affiliates from a pharmaceutical manufacturer pursuant to a written agreement between PBM or its Affiliates or agent of PBM or its Affiliates and such pharmaceutical manufacturer or agent of the pharmaceutical manufacturer which may or may not be based on the utilization of specific products processed for a Covered Individual. Other Manufacturer Revenues shall include any other administrative fees, fees for data, or fees for Formulary management communications or other clinical services paid by pharmaceutical manufacturers to PBM. Notwithstanding the foregoing, Other Manufacturer Revenues shall not include Pharma Revenue, Rebates or Manufacturer Administrative Fees as defined herein.

1.41	“Paid Claim” shall mean a Claim that meets coverage requirements and is subsequently paid. All Claims with an associated Rejected Claim, Reversed Claim, or Duplicate Claim shall not be considered Paid Claims and are excluded from the financial and/or service fee considerations.

1.42	“PBM Agents” shall mean the agents, subcontractors and representatives of the PBM.

1.43	“Pharma Revenue” shall mean Rebates and Manufacturer Administrative Fees.

1.44	“Pharmacy” means a retail, mail order, or Specialty Pharmacy whose license is in good standing with the appropriate licensing or governing body of the applicable government authority.

1.45	“Plan” shall mean any group or individual benefit plan issued or administered by WellPoint, including but not limited to group health plans subject to ERISA, state and local government plans, and plans offered through Medicare, Medicaid or FEHBP, which receive prescription drug benefits under this Agreement.

1.46	“Pricing Source” shall mean First DataBank or other nationally recognized third-party pricing source selected by PBM for all of its clients. PBM shall consult with
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

WellPoint concerning, and provide [*] prior written notice of, any change in the Pricing Source. Pricing Source changes shall be subject to the price adjustment provisions in Section 5.4(e). PBM shall not utilize more than [*] Pricing Source hereunder and shall use the same updated national drug file for invoicing WellPoint and for paying Network Pharmacies.

1.47	“Rebate” shall mean the contractual retrospective formulary rebates that are paid to PBM from a pharmaceutical manufacturer pursuant to a written agreement between PBM and such pharmaceutical manufacturer that is negotiated independently by PBM with such pharmaceutical manufacturer, and directly attributable to the utilization of certain pharmaceuticals by Covered Individuals. Rebates shall not include Manufacturer Administrative Fees, Other Manufacturer Revenues, and any other administrative fees, fees for data, or fees for Formulary management communications or other clinical services paid by pharmaceutical manufacturers, or any other fees paid to PBM or its Affiliates, should they exist.

1.48	“Rejected Claim” shall mean a Claim that is not paid.

1.49	“Reversed Claim” shall mean a Claim that initially is paid but a subsequent Claim with the same Pharmacy, Covered Individual, prescription number, and NDC was submitted for reversal of payment.

1.50	“Single Source Generic Drugs” shall mean those Generic Drugs which are provided by [*], including an authorized Generic Drug. Single Source Generic Drugs shall cease to be considered Single Source Generic Drugs at such time as [*], or after the first [*] from the day of the first Generic Drug approval as reported by the Pricing Source, whichever comes first. PBM shall provide WellPoint with the list of Single Source Generic Drugs quarterly.

1.51	“Specialty Drug” shall mean those injectable and non-injectable drugs typically having one or more of several key characteristics, including but not limited to: frequent dosing adjustments and intensive clinical monitoring to decrease the potential for drug toxicity and increase the probability for beneficial treatment outcomes; intensive patient training and compliance assistance to facilitate therapeutic goals; limited or exclusive product availability and distribution; specialized product handling and/or administration requirements and/or cost in excess of $500 for a 30-day supply. PBM’s current Specialty Drug list is attached hereto as Exhibit F. PBM shall update such list of Specialty Drugs as new drugs are brought to market and will consult with and add drugs at the reasonable request of the WellPoint Specialty Steering Committee. Notwithstanding the foregoing, WellPoint acknowledges and agrees that PBM shall price all such additional drugs consistent with its standard practices, acting reasonably and in good faith. All such updates shall be made available to WellPoint and Plans in a timely manner. Specialty Drug shall not include specialty drugs obtained through a physician or any other provider other than a Network Pharmacy, unless WellPoint is able to transmit a Claim for such specialty drug in an electronic manner consistent with this Agreement.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

1.52	“Specialty Pharmacy” shall mean a Network Pharmacy that provides Specialty Drugs to Covered Individuals. Notwithstanding the foregoing, WellPoint agrees that except for those limited instances where WellPoint is contractually obligated with one or more of its providers to provide access to Specialty Drugs through the provider’s owned or operated specialty pharmacy (e.g., an academic medical center) (a “WellPoint-Contracted Specialty Pharmacy”), or where PBM is unsuccessful in securing access to limited distribution or other Specialty Drugs, WellPoint and the Plans shall use PBM’s wholly-owned Specialty Pharmacy (“PBM’s Specialty Pharmacy”) as the exclusive provider of Specialty Drugs. WellPoint agrees to administer benefit designs for its Plans accordingly to the extent permitted by law. Nothing herein shall be deemed to restrict or limit in any manner WellPoint’s or the Plans’ ability to contract directly with Specialty Pharmacies (or specialty pharmacies) to provide specialty pharmacy services which are covered under the Plan’s medical benefit, rather than the pharmacy benefit.

1.53	“Term” shall mean the period beginning on the Effective Date and continuing until the later of: (i) ten (10) years from the Effective Date, or (ii) December 31, 2019.

1.54	“Transition Assistance Period” shall mean each period of time, as agreed to by WellPoint and PBM, after the commencement of an Assistance Event, during which period PBM shall provide Transition Assistance Services.

1.55	“Transition Assistance Services” shall mean (a) services as described in Section 6.4 provided by PBM (including the terminated, insourced, or expired services and, in each case, any replacements thereof or supplements thereto), to the extent WellPoint requests such services during a Transition Assistance Period, (b) PBM’s cooperation with WellPoint or any third party designated by WellPoint in the transfer of the services (or replacement or supplemental services) to WellPoint or a third party and (c) any services described in Section 6.4 which are requested by WellPoint in order to facilitate the transfer of services (or replacement or supplemental services) to WellPoint or a third party.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

1.56	“Transition Services Agreement” shall mean that certain Transition Services Agreement by and between WellPoint and PBM, dated December 1, 2009.

1.57	“URAC” shall mean an accreditation program for pharmacy benefit management entities.

1.58	“Usual and Customary (U&C) Charge” shall mean the amount a regular cash-paying customer pays a Pharmacy for a pharmaceutical good or service and is submitted to PBM. PBM shall require Network Pharmacies to submit their Usual and Customary Charges with all Claim submissions.

1.59	“Usual and Customary (U&C) Claim” shall mean a Claim where the Ingredient Cost Charge plus the Dispensing Fee is greater than or equal to the Usual and Customary Charge for a Pharmacy for a pharmaceutical good or service. [*]. The calculation for the identification of these Claims will be as follows: Usual and Customary Claim Calculation: U&C — (Ingredient Cost Charge + Dispensing Fee) = Less than or equal to “0” (zero).
2. DUTIES AND AUTHORITY OF WELLPOINT
2.1	Offer Drug Benefits to Plans.
(a)	WellPoint will offer to Plans the prescription drug benefits administered by the PBM pursuant to this Agreement. WellPoint will be the entity that enters into the Coverage Documents with a Plan or sponsor(s) of such Plan, and such Coverage Documents may make available other WellPoint products and services.

(b)	WellPoint will have exclusive authority and responsibility for account management of all Plans. PBM shall, at the request of WellPoint, support WellPoint’s account management teams in the support of WellPoint’s Plans, including cooperating with, and supporting, Plan audits.

(c)	WellPoint shall provide Covered Individuals with access to websites which will provide the Covered Individual with various services, information and tools related to the pharmacy benefit. PBM shall provide WellPoint, at no additional charge, with web support and assistance, including PBM’s web tools, content and enhancements currently in place and those developed in the future. PBM will provide such services in accordance with all applicable provisions of this Agreement, including, but not limited to, Exhibit L. PBM will ensure that all Covered Individuals have access to all of PBM’s functionality and services. PBM will also ensure that Covered Individuals do not have direct access to PBM’s website and are redirected to the WellPoint or Plan site, in a manner specified or approved by WellPoint. Initially, WellPoint and PBM shall provide Covered Individuals with single sign-on link(s) from their respective Plan sites (i.e., Anthem.com) to an express-
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

scripts.com co-branded site. The co-branding shall consist of the PBM’s logo and the applicable Plan logo. In addition, PBM will work with WellPoint on the development of an integrated approach, wherein the Covered Individual would have access to PBM’s functionality and services within the architecture of the Plan site. The parties shall make a good faith effort to continue the development of an integrated approach and implement as soon as reasonably possible, in a timeframe and manner consistent with the release of WLP/Anthem next generation website and the planned migrations to ESI systems.

(d)	WellPoint will produce and distribute ID cards which shall include PBM’s bin number and customer service number to Covered Individuals.
2.2	Furnish Data to PBM. WellPoint shall provide eligibility, enrollment and other data reasonably necessary for PBM to perform its obligations under this Agreement as determined by the Parties (“WellPoint Data”) via electronic media transfer in a form mutually agreeable to the Parties (the “Eligibility File”), and on a periodic basis as agreed between the Parties. In the event PBM knows or has reason to know that the WellPoint Data is inaccurate or incomplete, PBM shall notify WellPoint of the same as soon as feasible. WellPoint shall be responsible for payment to PBM for all Claims during the period of the Covered Individual’s eligibility as indicated on the Eligibility File, including for retroactively termed Covered Individuals, except in the event of PBM’s error in loading and/or administering the Eligibility File. [*]

2.3	Regulatory Compliance. WellPoint, at its own cost, shall (i) obtain and maintain all federal, state, and local licenses, permits, certificates, and other regulatory approvals that are necessary for WellPoint to perform its obligations under this Agreement and shall supply evidence of such licensure, compliance and certifications to PBM upon request; (ii) comply with all applicable laws in offering the prescription drug benefits to Plans and performing its obligations under this Agreement, including, but not limited to, all federal or state laws relating to fraudulent, abusive, or unlawful practices connected in any way with the provision of health care items or services, cost reporting requirements, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal, or other governmental health care or health insurance program or any non-governmental health care plan or health insurance arrangement; and (iii) use best efforts to provide promptly to PBM, but not later than ten (10) business days after receipt by WellPoint (or such longer period of time as reasonable under the circumstances, but in all cases promptly), information regarding potentially adverse material inquiries received by WellPoint, which are directly related to WellPoint’s performance of this Agreement, from accreditation agencies or governmental authorities, subject to applicable confidentiality constraints.

2.4	Benefits Design. WellPoint shall consult with PBM concerning modifications to benefits design, which shall include consideration of the impact of any such modification to the respective economic position of each Party. To the extent that
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

any such plan design modification would have the effect of materially lowering the amount of Pharma Revenue paid to PBM, WellPoint agrees that it shall only implement such plan design modification after the Parties have mutually agreed to an equitable adjustment to the Pharma Revenue guarantees as necessary to maintain PBM’s contracted economic position as of the Effective Date. Subject to the foregoing, WellPoint shall retain discretion and control regarding benefit design decisions with respect to Plans.

2.5	Formulary Design.
(a)	WellPoint shall consult with PBM on a regular basis concerning modifications to Formulary design, which shall include consideration of the impact of any such modification to the respective economic position of each Party. To the extent that any such Formulary design modification would have the effect of materially lowering the amount of Pharma Revenue paid to PBM, WellPoint agrees that it shall only implement such Formulary design modification after the Parties have mutually agreed to an equitable adjustment to the Pharma Revenue guarantees as necessary to maintain PBM’s contracted economic position as of the Effective Date. Subject to the foregoing, WellPoint shall retain discretion and control with respect to all Formulary designs.

(b)	WellPoint is the sole owner of the Formularies which are administered on its behalf by PBM. WellPoint maintains all right, title, and interest in the Formularies, as updated and amended from time to time, and such Formularies shall be considered the work product of WellPoint. For all non-material changes to the Formulary, WellPoint shall provide notice to PBM of Formulary changes within thirty (30) business days after formulary change determinations. For all Formulary changes that would have the effect of materially lowering the amount of Pharma Revenue paid to PBM, Section 2.5(a) above shall control (i.e., any such change shall not be made until the process set forth in Section 2.5(a) above is concluded). PBM shall cease using such Formularies upon termination of this Agreement for any reason. PBM shall have no right to use any Formulary developed by WellPoint after the termination of this Agreement for any reason.
2.6	P&T and VA Committees. Throughout the Term of this Agreement, WellPoint shall maintain its own Pharmacy and Therapeutic (“P&T”) and Value Assessment (“VA”) committees. WellPoint will control all P&T and VA committee processes and functions including, without limitation, the continued use of WellPoint’s Health Technologies Assessment Guidelines and clinical appraisal Clinical Review Committee (“CRC”) process.

2.7	Right to Negotiate Rebates. [*] In general, PBM will utilize its standard proprietary Rebate processes and contracts with respect to this Agreement in order to maximize efficiencies. [*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

2.8	Approval and Distribution of Materials to Plans. WellPoint shall review and approve (which approval shall not be unreasonably withheld) any and all communications (written, electronic or otherwise) to Plans, Covered Individuals, WellPoint contracted providers (nothing in the foregoing shall be construed to grant WellPoint review and approval rights with respect to PBM’s communications with PBM contracted Network Pharmacies), or other WellPoint stakeholders relating to prescription drug services provided under this Agreement and shall have the authority to distribute directly, or direct the PBM to distribute on its behalf, such materials. PBM shall comply with all applicable Brand Regulations, as directed by WellPoint, in connection with its preparation and distribution of communications under this Agreement.

2.9	Administrative Fees, Pricing and Other Costs. WellPoint shall pay PBM compensation for Claims (other than amounts that are reasonably disputed) according to the Claims payment method described in Exhibit C. WellPoint shall pay the administrative and other fees set forth in Section 5 and Exhibit A (other than amounts that are reasonably disputed) according to the administrative service fee payment method described in Exhibit C.

2.10	Pricing Differential.
(a)	WellPoint reserves the right to offer its Plans a network reimbursement rate and/or Rebate payment that is different from the [*] and Pharma Revenue Guarantees set forth in this Agreement, provided that WellPoint shall provide such disclosures to Plans as may be required by applicable law or as it otherwise deems appropriate under the circumstances. Such pricing differentials shall include, but not be limited to, Brand Drug and Generic Drug discounts, Specialty Drug discounts, Dispensing Fees, access fees, administrative fees, and Pharma Revenue payments for Prescription Drugs dispensed at retail, mail and specialty Network Pharmacies. Further, such pricing differentials may include any or all of WellPoint’s lines of business, including without limitation any group, individual, Medicare, Medicaid or FEHBP customers.

(b)	Upon request from WellPoint, and on a Plan by Plan basis, PBM shall load the pricing received from WellPoint at the Plan level prior to the implementation of the effective date of such pricing. The Plan level pricing shall be included in the Claims Detail Layout file provided by PBM to WellPoint. Such Claims Detail Layout file shall be used by WellPoint to invoice its Plans. Additionally, PBM shall reconcile the Plan level pricing with the contract pricing no less than monthly and provide WellPoint with a credit on the next invoice immediately following such reconciliation.
2.11	Complaints/Appeals and Grievances. WellPoint shall be responsible for all Plan, provider and Covered Individual grievances and appeals.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

2.12	Access to Eligibility System. WellPoint will provide PBM personnel access to its eligibility system for the purpose of addressing customer service calls. In addition, WellPoint will be responsible for providing appropriate training to PBM personnel relating to its online system.

2.13	Prior Authorization/ Utilization Review/Specialty Care Management. WellPoint shall delegate certain utilization management and Specialty Drug care management functions (hereinafter referred to collectively as “Delegated Functions”) to the PBM with respect to Plans and Covered Individuals as described in Exhibit G or WellPoint’s Specialty Drug Care Management Guidelines (“Specialty Guidelines”), as appropriate. Such activities will be implemented in accordance with WellPoint’s prior authorization and Specialty Guidelines (including Specialty Drug dose management guidelines which specify that the medication dosage billed to the Covered Individual shall be consistent with WellPoint’s and standard medical practice guidelines for dosage) and as detailed in Exhibit G or the Specialty Guidelines, as appropriate. WellPoint may revoke or modify this delegation at any time and to any extent during the Term of this Agreement.

2.14	Pharmacy and Therapeutics Programs, Clinical Programs and Services. WellPoint shall have the authority to offer existing and new pharmacy and therapeutics programs and clinical programs and services (collectively, “Programs”) to Plans and Covered Individuals. WellPoint shall provide P&T drug monographs to its Plans. WellPoint shall consult with PBM regarding the potential operational efficiencies related to such Programs. PBM agrees to provide consulting and technical support in the development, improvement and implementation of such Programs and to administer such Programs.

2.15	Insourcing of PBM Duties and Authority. WellPoint may insource any of the duties and authority allocated to PBM under this Agreement only pursuant to the process provided for in this Section 2.15. Prior to insourcing any such duties, WellPoint shall identify issues with regard to PBM’s performance of any such duties under this Agreement for resolution by the Joint Operating Pharmacy Committee pursuant to the procedures provided for in Section 4.1. Any such issue must rise to the level of non-performance by PBM such that it would provide a basis for termination by WellPoint under Section 6.2(a). If such issues are not resolved by the Joint Operating Pharmacy Committee, WellPoint may insource services performed by PBM under this Agreement solely to the extent necessary to resolve the issues identified by WellPoint. The Parties agree that, to the extent WellPoint exercises such authority, the Parties will in good faith negotiate a revision to the economic terms of the Agreement to preserve the Parties’ relative economics prior to WellPoint’s exercise of such authority. Upon WellPoint’s request, PBM shall provide Transition Assistance Services with respect to any such insourced or resourced Services as provided in Section 6.4(a) through (c).

2.16	WellPoint Systems.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(a)	WellPoint will retain ownership over certain current information systems that support WellPoint’s affiliated pharmacy benefit management business as set forth in the separate Transition Services Agreement. Until WellPoint’s business is fully migrated over to PBM’s systems and operations, WellPoint shall continue to provide support services pursuant to the terms of the Transition Services Agreement. Notwithstanding WellPoint’s provision of such support services under the Transition Services Agreement, PBM shall not be relieved of its duties under this Agreement, except that during the migration of WellPoint’s business over to PBM’s systems and operations, PBM shall not be subject to the performance guarantees set forth on Exhibit D or Exhibit I (except as mandated by CMS and at such CMS mandated levels) for groups and individuals, covered under Plans, that are not fully migrated to PBM’s systems and operations. Penalties for missed performance guarantees for fully migrated groups and individuals shall be prorated based on the percentage of lives fully migrated to PBM’s systems and operations. Groups and individuals will be migrated to the following PBM systems during the transition: (1) adjudication platform; (2) call center systems; (3) order processing systems; and (4) fulfillment management systems. When a group or individual is fully migrated to all four (4) of these PBM systems (“Completed Migration”), the PBM shall thereafter by held accountable under the following operational performance guarantees for such migrated groups and individuals during the transition:
-	Account Management Services

-	Member Customer Service

-	Pharmacy Customer Service

-	Pharmacy Network

-	Retail Claims Processing

-	Mail Order Services

-	Reporting

-	Generic Dispensing Rates

-	Miscellaneous Services

-	Utilization Management

-	Medicare Part D
(b)	Implementation Services guarantees are calculated every six (6) months following the Effective Date. At each such period, the Implementation Services guarantees will be calculated in the aggregate for those groups and individuals that have been fully migrated to PBM systems and operations. This measurement process (i.e., every six (6) months) will continue until every group and individual served by a Plan is fully migrated to PBM’s systems and operations. Any penalties that may be due as a result of PBM failing to meet the Implementation Services guarantees will be prorated based on the percentage of lives fully migrated to PBM’s systems during any such six (6) month period.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(c)	Once WellPoint’s business is fully migrated over to PBM’s systems and operations, as mutually agreed to by the parties acting in good faith, the performance guarantees set forth on Exhibit D and Exhibit I shall thereafter be of full force and effect.

(d)	Notwithstanding anything in this Agreement to the contrary, in no event shall WellPoint’s right to terminate this Agreement pursuant to Section 6.2(a) as a result of a Material PG Breach by PBM be of any force or effect until such time as WellPoint’s business is fully migrated over to PBM’s systems and operations as determined by the Parties pursuant to Section 2.16(c) above.
2.17	[*]
3. DUTIES AND AUTHORITY OF PBM
3.1	Administrative Services.
(a)	PBM shall provide the administrative services (including the Implementation support services) to WellPoint, Plans and Covered Individuals set forth in this Agreement. To the extent services to be performed by PBM are not more fully described in this Agreement the Parties agree to execute an addendum to the Agreement to reflect the rights and obligations of the Parties with respect to those services. WellPoint shall cooperate with PBM’s performance of the administrative services to be provided by PBM pursuant to this Agreement. PBM shall perform these services on behalf of WellPoint in a prudent and expert manner in accordance with this Agreement and all applicable laws.

(b)	Except to the extent that, following the Effective Date, WellPoint elects to implement programs or additional services (with PBM administrative fees agreed to by the Parties), the fees set forth in Exhibit A shall include all of the fees and compensation to be paid by WellPoint for the administrative services set forth in this Agreement. PBM agrees that it shall not impose any additional fee for any services during the Term of this Agreement without the prior written consent of WellPoint.
3.2	Regulatory Compliance.
(a)	During the Term of this Agreement, PBM shall, at its own cost: (i) obtain and maintain all federal, state, and local licenses, permits, certificates, and other regulatory approvals that are necessary for PBM to perform its obligations under this Agreement, including any state law requirements imposed upon WellPoint, Plans, or PBM that relate to PBM’s contracting with Network Pharmacies, and shall supply evidence of such licensure, compliance and certifications to WellPoint upon request; (ii) comply with all applicable laws in performing its obligations under this Agreement, including, but not limited to, all federal or state laws relating to fraudulent, abusive or unlawful practices
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

connected in any way with the provision of health care items or services, cost reporting requirements, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any non-governmental health care plan or health insurance arrangement; and (iii) use best efforts to provide promptly to WellPoint, but not later than ten (10) business days after receipt by PBM (or such longer period of time as reasonable under the circumstances, but in all cases promptly), information regarding potentially adverse material inquiries received by PBM from accreditation agencies, governmental authorities, or pharmaceutical manufacturers regarding PBM services delivered pursuant to this Agreement subject to applicable confidentiality constraints. Without limiting the generality of the foregoing, PBM shall, in the timeframe set forth above, forward to WellPoint all Department of Insurance complaints received by PBM, with respect to services provided under this Agreement, for response by WellPoint. PBM shall cooperate fully with WellPoint in responding to such complaints, including providing all information reasonably necessary, and to the extent PBM has such information, for WellPoint to respond to Department of Insurance complaints. From time to time legislative bodies, boards, departments or agencies may enact or issue laws, rules, or regulations pertinent to this Agreement, and, subject to Section 16.3, PBM agrees to abide by all said laws, rules, or regulations to the extent applicable.

(b)	PBM represents and warrants that at the time of entering into this Agreement, neither it nor its Affiliates nor any of their employees, contractors, subcontractors or agents are ineligible persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the internet at http://www.epls.gov/ or its successor) and the Health and Human Services Department/Office of Inspector General (“HHS/OIG”) List of Excluded Individuals/Entities (available through the internet at http://www.oig.hhs.gov/fraud/exclusions.asp or its successor), or as otherwise designated by the federal government. If PBM or any employees, subcontractors or agents thereof becomes an ineligible person after entering into this Agreement or otherwise fails to disclose its ineligible person status, PBM shall have an obligation to: (1) immediately notify WellPoint of such ineligible person status upon PBM becoming aware of such status through initial and periodic checks, and (2) within ten (10) days of such notice, remove such individual from responsibility for, or involvement with, the PBM’s business operations related to this Agreement.
3.3	Pharmacy Network.
(a)	Retail Network. PBM shall arrange through Network Pharmacies for the reasonable availability (more specifically described in Exhibit D) in number and geographic coverage to Covered Individuals of Covered Prescriptions from a network of Pharmacies and shall, during the entire period this
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Agreement is in effect, maintain a network of Network Pharmacies of sufficient size to meet the needs of the Plans and Covered Individuals. PBM will use its best efforts to incorporate all Pharmacies that have been in WellPoint’s Pharmacy network (including WellPoint’s open specialty pharmacy network) so long as such Pharmacies meet PBM’s standard terms and conditions for contracting, including PBM’s credentialing requirements, and will also incorporate PBM’s mail order Pharmacy into the PBM’s network as Network Pharmacies no later than the Effective Date of this Agreement. PBM shall not use the Brands in contracting with the Pharmacies in such network. PBM shall give WellPoint at least thirty (30) days’ advance notice (or such lesser days’ notice if the provision of thirty (30) days’ notice is not feasible under the circumstances, but in such case, PBM shall be obligated to provide as reasonable amount of notice as feasible) of any material change in the network.

(b)	PBM shall require its Network Pharmacies to be contractually obligated to meet PBM’s credentialing and re-credentialing standards including, but not limited to, maintenance of licensure and malpractice insurance, and shall meet the applicable requirements of federal and state law. PBM shall periodically monitor the continued compliance of Network Pharmacies with its standards and shall take appropriate action, which may include termination, suspension or placement in a probationary status, if a Network Pharmacy fails to comply.

(c)	PBM shall provide on-line, real time, accurate and updated Network Pharmacy information to WellPoint.

(d)	WellPoint may require PBM to terminate any specific Network Pharmacy from the Pharmacy networks serving WellPoint and its Plans.

(e)	WellPoint may from time to time propose to PBM that PBM include a Pharmacy or group of Pharmacies in the Pharmacy Network. PBM shall use its best efforts to enter into a pharmacy contract with such Pharmacy, based on PBM’s standard terms and conditions. If PBM is unable to execute a pharmacy contract with the Pharmacy within sixty (60) days thereafter, WellPoint may, with PBM’s approval, have reasonable participation in the negotiations with that Pharmacy in order for PBM to enter into an agreement with that Pharmacy based upon PBM’s standard terms and conditions.

(f)	Upon request from WellPoint, PBM shall create a custom retail Pharmacy network at no charge to WellPoint.

(g)	Relationship of PBM and Network Pharmacies. PBM represents and warrants that it has contracted with Network Pharmacies, as independent contractors of PBM, to provide the prescription drug services described in this Agreement. Neither WellPoint nor PBM shall be responsible or liable for any claims that may arise from the provision of prescription drug services to
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Covered Individuals by the Network Pharmacies. PBM shall disclose to WellPoint the extent to which the Network Pharmacies include entities owned by, or affiliated with, PBM.

(h)	Hold Harmless. Prior to providing to a Covered Individual any of the benefits or services to which such Covered Individual is or may be entitled under a Plan, Network Pharmacies shall be required to collect from the Covered Individual the amount of any applicable Cost Share. Additionally, Network Pharmacies shall not recover any unpaid balances (over the Cost Share) due Network Pharmacies from such Covered Individuals, but are instead required to recover any unpaid balances from WellPoint or the PBM only.

(i)	PBM will perform computerized system audits of all retail Network Pharmacy Claims under the Plan. In addition, during the Term of this Agreement, PBM will perform focused desk audits, telephone audits, and on-site field audits of retail Network Pharmacies selected by PBM consistent with PBM’s standard Network Pharmacy audit compliance procedures to examine the selected retail Network Pharmacy’s compliance with its agreement with PBM. PBM will, from time to time, but at least semiannually, report to WellPoint the results of its auditing efforts. PBM agrees to credit or refund to WellPoint [*] of any applicable funds recovered due to Pharmacy audits.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(j)	Notwithstanding the foregoing, PBM acknowledges and agrees that WellPoint may contract directly with Network Pharmacies for immunization services which are covered under the Plan’s medical benefit, rather than the pharmacy benefit.
3.4	Furnish Data to WellPoint. PBM shall provide such data to WellPoint or its designees as WellPoint may reasonably request, including without limitation prescription data feeds to [*], [*], and [*]. Such data shall be provided via electronic media transfer in a form mutually agreeable to the Parties, and on a periodic basis as agreed between the Parties.

3.5	Eligibility & Information Systems.
(a)	PBM agrees to accept WellPoint’s current eligibility format, [*]. Further, PBM will process multiple eligibility files per day as supplied to PBM by WellPoint. PBM will confirm eligibility files and changes received electronically from WellPoint within [*], and shall apply and activate the same in the PBM system within [*] of receipt [*]. Manually submitted eligibility changes will be applied to the system within [*] of receipt. PBM will perform a full file comparison of the WellPoint eligibility data on a monthly basis.

(b)	WellPoint shall be responsible for determining the eligibility of any Covered Individual for Covered Prescriptions. Upon the request of a Network Pharmacy, PBM shall verify the eligibility of Covered Individuals, based upon the information provided to PBM by WellPoint.

(c)	PBM will reasonably accommodate transmission of historical and current WellPoint member and group eligibility. PBM will confirm that all Plan, Covered Individual eligibility, and Claims data are loaded correctly by PBM. PBM will accept (from multiple source systems) and apply daily Covered Individual eligibility data, and all updates to include additions and deletions, at no additional cost to WellPoint. PBM will provide back-end error reporting on eligibility submissions within [*] of submission by WellPoint, electronically.

(d)	[*] In addition, PBM will be responsible for providing unlimited training, as determined by WellPoint, on its online system to WellPoint personnel, at no cost to WellPoint.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(e)	PBM will provide on-line management reports with [*] in the standardized file layout acceptable to WellPoint.

(f)	PBM shall provide a call center for Network Pharmacies and Covered Individuals. PBM or its subcontractors shall not provide the call center or customer services provided to Covered Individuals and Network Pharmacies through an offshore entity without WellPoint’s prior written approval, which shall not be unreasonably withheld. PBM shall acquire one or more designated toll free numbers for the call center. In the event of a termination of the Agreement, the toll free numbers shall remain the sole property of WellPoint.

(g)	PBM will apply its usual and customary policies and practices to concurrent DUR edits upon approval from WellPoint, which DUR edits shall be customized and supplemented in accordance with Section 3.9(c) hereof, provide customizable messaging to enhance clinical outcomes and ensure member safety at WellPoint’s reasonable request, customize its practices at the reasonable request of WellPoint, and assist WellPoint in WellPoint’s performance of similar activities. PBM will use its usual and customary policies and practices in testing all eligibility, Claims, benefit plans, clinical programs and system platforms and will customize its practices at the reasonable request of WellPoint. PBM will support a monitored sign-off process during the conversion process as well as for system change initiatives that may take place during the term of the contract. PBM will provide the ability to transmit data from and to its site via a secured direct transmission line or any other federally approved means of data transmission, at no additional cost to WellPoint. PBM will identify eligibility and billing testing strategies for the conversion and for ongoing system changes.

(h)	PBM is liable for reconciling any and all incorrect payments due to Plans not being set up correctly and/or errors in eligibility administration made by PBM for the Term of this Agreement.

(i)	Subject to the remaining terms of this Agreement, PBM shall administer any and all of the current Plan designs, including the administration of accumulators, in use by WellPoint as provided herein.

(j)	PBM shall provide support for WellPoint’s e-prescribing programs and initiatives [*].
3.6	Invoice WellPoint. PBM shall invoice WellPoint for Paid Claims according to the Claims payment method described in Exhibit C. PBM shall invoice WellPoint for the administrative and other fees set forth in Section 5 and Exhibit A according to the administrative service fee payment method described in Exhibit C.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

3.7	Claims Processing Services.
(a)	PBM shall process Claims in real time consistent with applicable law, including ERISA and any other applicable state or federal law.

(b)	PBM shall provide to WellPoint daily accumulator files for each of WellPoint’s systems and in accordance with WellPoint’s specifications for each system.

(c)	With respect to Plans subject to ERISA, PBM will comply with the applicable Plan terms, ERISA and the regulations thereunder regarding Claims appeals. PBM will forward all appeals and related information received to WellPoint within [*] of receipt. PBM shall arrange prompt payment of benefits if the initial denial is not affirmed by WellPoint. PBM shall have no responsibility for Plan, provider or Covered Individual grievances and appeals.

(d)	PBM shall enter into its electronic on-line Claims adjudication system certain Plan design information necessary for PBM to perform automated Claims processing services in accordance with this Agreement, including information regarding Cost Share, Covered Individual out-of-pocket maximums, benefit maximums and any other features of the Plan design to be used in processing Claims. PBM will instruct Network Pharmacies to transmit certain information to PBM when a Covered Individual presents a Plan identification card. PBM will transmit to Network Pharmacies the Claim status; the Cost Share amount (if applicable); and any applicable drug utilization review messaging or other messages that are part of the Claims adjudication process.

(e)	PBM shall process Claims under this Agreement in accordance with the terms hereof.

(f)	PBM will perform electronic, telephone, and on-site audits of Network Pharmacies to determine compliance with their pharmacy agreements. PBM will attempt recovery of identified overpayments to Network Pharmacies through offset, demand or other reasonable means; provided that PBM will not be required to institute litigation. Recovered overpayments shall be credited to WellPoint.

(g)	If PBM determines that, through its error (e.g., PBM processed eligibility incorrectly or incorrectly set up benefit design), it has paid any Covered Individual on a manually submitted Claim less than the Covered Individual is entitled to under the Coverage Document, PBM shall adjust the underpayment consistent with its standard policies. If PBM determines that, through its error, it has overpaid any Network Pharmacy or paid benefits not covered under the terms of a Coverage Document, PBM shall, at its own expense, recover the overpayment or incorrect payment and credit WellPoint accordingly. In addition, PBM also performs electronic, telephone, and on-
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

site audits of Network Pharmacies. PBM will attempt recovery of identified overpayments through offset, demand or other reasonable means; provided that PBM will not be required to institute litigation. [*] of recovered overpayments shall be credited to WellPoint.

(h)	For WellPoint claims processed and paid prior to the Effective Date and for Runout Claims (as defined in Exhibit I, Section 4.1.10) processed by PBM and paid after the Effective Date, PBM shall provide the following audit support: (1) regulatory and accreditation audit support for Part D and commercial business; and (2) customer audit support for commercial business only. WellPoint shall provide all information necessary for such audits (or access to such information) to the extent PBM does not have such information, and WellPoint shall reimburse [*] in providing such audit support services. WellPoint shall be solely liable for all audit recoveries or regulatory actions resulting therefrom.
3.8	Appeals and Grievances/Complaints.
(a)	PBM shall provide support and recommendations to WellPoint in connection with the grievance and appeal responsibility retained by WellPoint pursuant to Section 2.11 of this Agreement and shall provide to WellPoint all information reasonably necessary for WellPoint to respond to such grievances and appeals, to the extent PBM has such information.

(b)	PBM shall be responsible for assisting WellPoint with Covered Individual complaints and providing periodic reporting to WellPoint regarding such complaints in a manner reasonably specified by WellPoint in its discretion.
3.9	Clinical Services, Utilization Management, Quality Safety Programs.
(a)	WellPoint Pharmacy and Therapeutics Programs, Clinical Programs, and Services. PBM shall administer and support the WellPoint-owned Pharmacy policy, pharmacy and therapeutics programs, clinical programs, and other services as directed by WellPoint pursuant to Section 2.14.

(b)	Clinical Services. At the direction and advance written approval of WellPoint, subject to PBM fees as agreed to by the Parties, if any, PBM will provide to WellPoint its pharmaceutical care consultation programs, Covered Individual compliance programs and other programs designed to ensure proper drug utilization, encourage the use of cost-effective medications, and encourage the use of mail service, if applicable. These programs may include mailings to Covered Individuals with active prescriptions for targeted drug products or drug classes or to let Covered Individuals know that they may qualify for participation in a clinical trial program. Such mailings may include Covered Individual and drug specific information and/or general educational material. PBM agrees to reasonably modify the clinical services it
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

provides in order to coordinate them with other clinical services provided by WellPoint.

(c)	PBM Concurrent and Retrospective DUR Services. At the direction and prior written approval of WellPoint, PBM will provide its automated concurrent DUR programs for Claims that are adjudicated at the point of sale in the Pharmacy and its retrospective DUR services. PBM will from time to time consult with WellPoint concerning its concurrent DUR programs and may implement customized changes to such programs if such changes are mutually agreed to by the parties. In addition, PBM agrees to customize and supplement its retrospective DUR services as requested by WellPoint. In certain instances, a Claim that is denied or otherwise rejected by the system may actually represent appropriate drug therapy as determined by the applicable physician or pharmacist in his/her professional judgment. In these instances, the pharmacist will exercise his/her professional judgment to either (i) dispense the prescribed drugs at the Covered Individual’s expense or (ii) call PBM and PBM is authorized to override the denial edit. Clinical and quality of care issues detected by some DUR edits do not affect Claim payment but result in transmission of a warning or alert message transmitted at the time of dispensing to the pharmacist as part of the Paid Claim response from PBM. Network Pharmacies are directed to review the messages as they are received and to use their professional judgment as to whether action is required.

(d)	DUR Limitations. The information generated in connection with DUR services is intended as a supplement to, and not as a substitute for, the knowledge, expertise, skill, and judgment of physicians, pharmacists, or other health care providers in providing patient care. Providers are individually responsible for acting or not acting upon information generated and transmitted through the DUR services, and for performing services in each jurisdiction consistent with the scope of their licenses. Except as set forth in paragraph (b) above, in performing DUR services, PBM will not, and is not required by this Agreement to, deny Claims or require physician, pharmacist, or patient compliance with any norm or suggested drug regimen, or in any way substitute PBM’s judgment for the professional judgment or responsibility of the physician or pharmacist.

(e)	PBM represents and warrants that it will update DUR databases on an ongoing and timely basis to reflect changes in available standards for pharmaceutical prescribing.

(f)	Switching Programs. WellPoint shall consult with PBM concerning PBM’s implementation and administration of WellPoint-developed switching programs.PBM shall review all such WellPoint-developed programs to ensure compliance with PBM’s policies and applicable law. As mutually agreed to following PBM’s review, PBM shall implement and administer WellPoint-
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

developed switching programs. Prior to the implementation of any PBM switching programs, PBM shall obtain WellPoint’s written consent. In offering such drug switching programs, PBM shall comply with WellPoint’s Formulary alternative rules.
3.10	Support Formulary, Benefits Design, and P&T and VA Committee.
(a)	PBM shall provide consulting, technical and analytical support as requested by WellPoint to support WellPoint’s Formulary administration, benefit design and P&T and VA Committee functions for both Specialty Drugs and products payable under the medical or pharmacy benefits specified in this Agreement.

(b)	Subject to Sections 2.4 and 2.5 above, PBM agrees to administer the Formulary and benefit design decisions of WellPoint.
3.11	Prior Authorization/ Utilization Review/Specialty Care Management. PBM shall conduct the Delegated Functions (as defined in Section 2.13) in accordance with this Agreement. Such activities will be implemented in accordance with WellPoint’s prior authorization, drug utilization review or specialty care management guidelines and as detailed in Exhibit G or Specialty Guidelines, as appropriate. PBM shall not make any substantive changes to WellPoint’s prior authorization, drug utilization review or specialty care management guidelines without WellPoint’s prior review and approval. PBM agrees to perform the Delegated Functions during the hours of operations set forth in Exhibit G and the reviews will be completed within the turnaround timeframes set forth in Exhibit G. PBM acknowledges and agrees that WellPoint may revoke this delegation of any Delegated Functions at any time and to any extent during the term of this Agreement.
(a)	Licensing and Compliance. At all times during the term of this Agreement, PBM, PBM Agents and PBM’s employees shall be and remain licensed and certified in accordance with all applicable state and federal laws and regulations (including those applicable to utilization review), and shall comply with and abide by all state, federal and local laws and regulations relating to the provision of pharmacy benefit services to Covered Individuals. PBM shall supply evidence of such licensure, compliance and certifications to WellPoint upon request. At all times during the term of this Agreement, PBM, when applicable, shall: (i) maintain itself in good professional standing; and (ii) maintain all required professional credentials and meet all continuing education requirements necessary to retain its agents or employees professional designation.

(b)	Permits. PBM has obtained, and will maintain in good standing, all licenses, permits and other necessary or appropriate governmental approvals (collectively, the “Permits”) to perform its duties hereunder. PBM has complied with all conditions and requirements imposed by the Permits, and PBM has not received any notice of, and has no reason to believe, that any
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

governmental authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. Each Permit is valid and in full force and effect, and will not be terminated or adversely affected by the transactions contemplated hereby. PBM agrees to obtain Utilization Management (“UM”) licensure in all states where WellPoint’s Utilization Review (“UR”) agent (Anthem Utilization Management Services, Inc.-AUMSI.) has obtained UR licensure.

(c)	Compliance. PBM’s Delegated Function processes will comply with all applicable federal, state, and local laws, rules and regulations, and NCQA/URAC accreditation standards; including without limitation the applicable utilization review requirements in the states where the Covered Individual’s Coverage Document is issued or delivered. PBM agrees to comply with any state law that exerts extraterritorial jurisdiction of their UM regulations for members residing in their state, regardless of where the Coverage Document is issued or delivered.

(d)	Licensure and Clinical Staff Requirements. PBM warrants and represents, to the best of its knowledge that each nurse or pharmacist providing Delegated Functions is and will continue to be, as long as the delegation of services remains in effect, the holder of a currently valid, unrestricted license to practice nursing or pharmacy under applicable state law, to the extent the function warrants such license.

(e)	PBM’s Medical Management System. PBM agrees to supply WellPoint reasonable access to its proprietary application for processing prior authorization requests, to the extent necessary to facilitate the services contemplated by this Agreement.
3.12	Group/Member/Intermediary Communication.
(a)	Except as necessary to perform services pursuant to this Agreement, PBM will not communicate with Plans, Covered Individuals, or Plan intermediaries (including, without limitation, consultants, brokers, or third party administrators) regarding the drug benefit and their services under the Plan without WellPoint’s prior written approval, which approval will not be unreasonably withheld. Any such communications will be in the normal course of PBM’s services under this Agreement and will not involve solicitation or marketing communications. All such communications shall be compliant with Brand Regulations as applicable, and subject to review and approval by WellPoint.

(b)	PBM will provide all the Plan and Covered Individual communication materials, in English and shall meet any state’s applicable foreign language requirements (including detailed Formulary migration materials), to WellPoint to review prior to distribution to ensure a successful
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

transition/communications campaign. PBM will provide multiple toll-free telephone lines necessary to meet WellPoint’s business requirements, IVR, Internet support and implementation management, including website support, to assist WellPoint, Plans and Covered Individuals with eligibility and benefits verification, location of Network Pharmacies and other related concerns. Upon request from WellPoint, PBM will mail all transition and on-going maintenance communication materials, including but not limited to ID cards and welcome packets, to Plans and/or Covered Individuals on an agreed-upon schedule either electronically or manually.

(c)	PBM will log all customer service complaints, issues and resolutions and provide them to WellPoint on a weekly basis, per a mutually agreed upon format. PBM will initiate and/or provide member issue resolution within [*] of receipt of an issue. PBM will support specific Plan and Covered Individual inquiries to its Customer Service and web site. PBM will provide multiple dedicated toll-free numbers as needed for WellPoint’s business requirements for inquiries and a Post Office Box for Plans and Covered Individuals to send paper Claims at no cost to WellPoint. PBM will setup a transfer connect system.
3.13	Rebate Contracting and Administration.
(a)	In general, PBM will utilize its standard proprietary Rebate processes and contracts with respect to this Agreement in order to maximize efficiencies and value. PBM shall pay WellPoint Pharma Revenue amounts as provided in Section 5.3 and Exhibit A, and will provide the Pharma Revenue reports listed in Exhibit B. In administering PBM’s Rebate program under this Agreement, PBM shall use its best efforts to process, invoice, and collect promptly all Rebates from pharmaceutical manufacturers pursuant to PBM’s agreements with manufacturers.

(b)	PBM’s Affiliate, NextRx, maintains written agreements with pharmaceutical manufacturers relating to the payment of Pharma Revenue for WellPoint utilization. PBM shall maintain any such NextRx Pharma Revenue agreements or shall renegotiate its own Pharma Revenue agreements with the same pharmaceutical manufacturers, or shall maintain PBM’s own Pharma Revenue agreements with the same pharmaceutical manufacturers in a manner such that (i) WellPoint will not be required to repay any Rebate amounts previously paid to WellPoint or to pay any penalty with respect to such Rebate amounts, and (ii) WellPoint will be paid Rebate amounts due to WellPoint for prescription drugs purchased prior to the Effective Date of this Agreement but not yet paid. The foregoing is contingent upon: (i) WellPoint’s continued compliance with the terms and conditions of NextRx’s obligations, to the extent applicable to WellPoint, under any such Pharma Revenue agreements; and (ii) WellPoint not making any Formulary decisions that result in non-compliance or breach of any such Pharma Revenue agreements.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(c)	If any NextRx Pharma Revenue agreement that PBM maintains pursuant to Section 3.13(b) above or otherwise, prior to the orderly transfer by PBM of the rebating function to its own Rebate contracts and processes, prohibits PBM from sharing or otherwise paying an amount equal to all or any portion of Manufacturer Administrative Fees related to utilization invoiced under such NextRx Pharma Revenue agreements, WellPoint acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, PBM shall not be required to include (and shall not be in breach of this Agreement for not including) any such amounts in the [*] or [*] Pharma Revenue amounts to be paid to WellPoint pursuant to Sections 5.3(c) and (d) hereunder. Nothing in this Section 3.13 shall affect the Commercial or Part D Pharma Revenue Per Branded Claim Guarantees set forth in Exhibit A.
3.14	Reports to WellPoint and WellPoint Plans.
(a)	Prior to Completed Migration (as defined in Section 2.16(a)), PBM will provide to WellPoint, with respect to services provided by PBM for groups and individuals that have not yet fully migrated to PBM’s systems, the reports that are listed on Exhibit B except to the extent that any such report would contain confidential and proprietary PBM information, including, but not limited to, PBM’s contracted Network Pharmacy rates or PBM’s licensed mail order Pharmacy or Specialty Pharmacy acquisition rates. Thereafter, with respect to services provided by PBM for groups and individuals that have achieved Completed Migration, PBM will provide its standard reporting and will provide WellPoint access to its standard on-line reporting tools. In no event will the reporting and access to on-line reporting tools provided by PBM to WellPoint hereunder be any less than the reporting and access provided to any other PBM client. For reporting after Completed Migration, PBM shall also comply with the opening paragraph of Exhibit B.

(b)	PBM will provide to WellPoint any other reports not specifically contemplated in this Agreement (custom or ad hoc reports) or shall customize PBM’s standard reports as WellPoint shall from time to time reasonably request at [*]. This Section 3.14(b) shall not apply to necessary changes, as mutually agreed to by the parties acting in good faith, to accommodate CMS reporting requirements imposed on WellPoint or its Plans.
3.15	Finance and Analytical Support and General Consulting. As requested by WellPoint, PBM shall provide general consulting assistance to WellPoint with respect to cost projections, benefit design issues, Formulary, underwriting, legal, and regulatory compliance, and other similar Plan matters at no cost to WellPoint. Such services shall be available to support WellPoint’s responsibilities with respect to benefits design, Formulary design, sales and marketing, account management and development and implementation of Pharmacy and Therapeutics programs and Clinical Services.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

3.16	Compliance with Brand Regulations. PBM shall comply with all Brand Regulations of the Association in connection with its provision of services under this Agreement

3.17	Programming Services.
(a)	To the extent that WellPoint retains additional third party administrators or other service providers that require additional programming by PBM such arrangements shall be programmed free of charge.

(b)	PBM, at its own cost, will provide for WellPoint’s approval, a systems specification document and requirements document outlining all programming needs and changes to accurately administer a Plan’s benefit program design.

(c)	PBM shall provide tracking reports for all clinical programs implemented to demonstrate outcomes impact.
3.18	Fee Disclosures. PBM will, as reasonably requested, provide to WellPoint or any Plan information that may be necessary for WellPoint or such Plan to satisfy its requirements under ERISA, or any other federal or state law or regulation, including information necessary to complete annual reports required to be filed with the Department of Labor, to the extent PBM possesses such information.

3.19	Notice to WellPoint of Regulatory Inquiries and Claims Against PBM. PBM shall notify WellPoint in writing of: (i) all material claims, investigations and inquiries that may materially impact PBM’s ability to perform its obligations under this Agreement, whether in writing or orally (“Inquiries”) by any Government Entity, pharmaceutical manufacturer, attorney, or other individual, including, without limitation, providing related press releases to WellPoint before general distribution whenever not prohibited by federal, state, and local rules, laws, or regulations; provided, however, that the term Inquiries does not include consumer reports, complaints, or grievances processed by PBM in the ordinary course and that are not material to PBM’s performance of its obligations under this Agreement; and (ii) any material Inquiry from any Government Entity or material litigation that relates to PBM’s general business practices or operations, in each case as soon as reasonably practicable. PBM shall, from time to time, furnish WellPoint with regular and timely updates regarding the status of each Inquiry. If PBM’s response to any Inquiry specifically involves WellPoint in any manner, then PBM shall provide WellPoint with at least [*] to comment before PBM provides a response, and PBM shall consider in good faith all of WellPoint’s comments before providing a response.

3.20	Support WellPoint FEHBP Contract Administration. PBM agrees to participate in WellPoint’s FEHBP program and to provide WellPoint any information necessary to support WellPoint’s continued participation and future applications to participate as
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

a sponsor of drug benefits under the FEHBP. PBM’s specific responsibilities and duties under this Section 3.20 are set forth in Exhibit H. All services performed by PBM for WellPoint as part of the administration of its FEHBP product service line shall be in accordance with those requirements adopted by the Office of Personnel Management (“OPM”) as part of its administration of the FEHBP and any other applicable laws and regulations. Requirements under FEHBP laws and regulations shall supersede any contrary or inconsistent agreement between the Parties set forth in this Agreement. Any changes made by OPM to FEHBP law and regulations shall be automatically incorporated herein. To the extent such changes have a material negative financial impact to PBM hereunder, the Parties will agree to an appropriate adjustment to the fees paid by WellPoint to PBM. All services shall be furnished by PBM in compliance with any contract between WellPoint, on behalf of its FEHBP product service line, and OPM for participation in the FEHBP program. PBM acknowledges and agrees that in accordance with the terms of such contract, WellPoint shall have the ultimate responsibility for ensuring the services performed are in compliance with the administration of its FEHBP product service line.

3.21	Support WellPoint Government Services/Medicare Part D and Medicaid Administration. PBM agrees to participate in WellPoint’s Senior and State Sponsored Business Programs and to provide WellPoint any information and services provided for under this Agreement necessary to support WellPoint’s continued participation and future applications to participate as a sponsor of drug benefits for Medicare and Medicaid. Such support shall include all contractual obligations for WellPoint’s Senior Sponsored Business Programs, as described and set forth in Exhibit I, all contractual obligations for WellPoint’s State Sponsored Business, as described and set forth in Exhibits J-1 through J-7, and all contractual obligations for WellPoint’s provision of services under the Kentucky Access program, as described and set forth in Exhibit P. PBM shall comply with all applicable state Medicaid laws, as applicable, and shall abide by Exhibits J-1 through J-7, which contain the specific contractual provisions applicable to Medicaid programs administered by WellPoint that are required to be included in any subcontract entered into by WellPoint in connection with such Medicaid programs, to the extent the terms therein are applicable to the pharmacy benefit management services provided by PBM hereunder. All services performed by PBM for WellPoint under this Section 3.21 shall be in accordance with those requirements adopted by the Centers for Medicare & Medicaid Services (“CMS”) and any other applicable federal or state laws and regulations. Requirements under Medicare and Medicaid laws and regulations shall supersede any contrary or inconsistent agreement between the Parties set forth in this Agreement. Any changes made by CMS to Medicare law and regulations and any changes made to Medicaid law and regulations shall be automatically incorporated herein. To the extent such changes have a material negative financial impact to PBM hereunder, the Parties will agree to an appropriate adjustment to the fees paid by WellPoint to PBM.

3.22	Dedicated Management Support Team/Account Management and Implementation Support.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(a)	During the term of this Agreement, PBM shall, at its own cost: (i) maintain the Dedicated Management Support Team to perform its obligations under this Agreement; (ii) operate the Dedicated Management Support Team to support all of WellPoint’s business segments and geographic structure; (iii) maintain the Dedicated Management Support Team fully operational during the Term of this Agreement; The Dedicated Management Support Team shall have the necessary knowledge and experience to support all WellPoint business lines and shall include, but not be limited to:
i)	[*]
(b)	WellPoint has the right to review, meet with and reasonably approve the lead individual in each of the following roles: [*]. PBM agrees not to change the lead individual assigned to the roles of [*] without the reasonable prior consent from WellPoint, unless a promotional opportunity or employment termination is the reason for the change.

(c)	PBM will provide no less than [*] in-person account team reviews to WellPoint on the utilization and performance of the WellPoint prescription drug program. The reviews will also include cost saving recommendations (with return on investments) and suggestions to implement such recommendations.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(d)	PBM shall hire, maintain and supervise the personnel necessary to perform PBM’s duties under this Agreement. PBM also may retain accountants, attorneys or other service providers it deems necessary to fulfill its duties under this Agreement, the costs of which shall not be billed to WellPoint, unless WellPoint has specifically consented in writing to pay the same.

(e)	In the event any key account management team personnel assigned by PBM to perform services for WellPoint pursuant to this Agreement are terminated or re-assigned, PBM shall notify WellPoint as early as feasible in advance of such termination or re-assignment.

(f)	PBM will provide at least annually an executive review/strategy session with executive level participation from PBM on the performance of and future direction of WellPoint’s prescription drug program.

(g)	PBM will provide training to the appropriate personnel at WellPoint on the processes, procedures, and capabilities pre and post implementation, at no cost to WellPoint.

(h)	PBM will provide training to the appropriate personnel at WellPoint on the processes, procedures, and capabilities of the PBM for the duration of the Agreement, at no cost to WellPoint.

(i)	The Parties will agree upon responsibilities relative to the Implementation and PBM shall consult with WellPoint concerning the account management process upon execution of the Agreement.

(j)	PBM will provide the necessary data and support to WellPoint for the identified third party to perform a pre-audit of, including but not limited to, system set-ups, Plan designs, eligibility, and adjudication rules [*] prior to the Effective Date.

(k)	PBM shall provide appropriate assistance and support for consultation on clinical programs, formulary analysis, and clinical plan of record (POR) development.

(l)	PBM shall provide appropriate assistance and support for sales support including, but not limited to, RFP development, market intelligence, preparation of finalist presentations, sales training, etc.

(m)	PBM shall provide appropriate assistance and support for operational, client/member services issue resolution.

(n)	PBM shall provide appropriate assistance and support for new clients or contract renewal change implementation.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(o)	PBM shall provide appropriate assistance and support for client retention and introduction of new products to Plans.

(p)	PBM shall provide all other duties as reasonably necessary to support the WellPoint relationship.
3.23	Information Technology and Standards. PBM represents and warrants that its information systems shall comply with the requirements and standards set forth in Exhibit K.

3.24	Fraud Detection Activities. PBM shall be responsible for specific activities designed to prevent, detect, investigate, and remediate potential or existing member and provider fraud in connection with the services to be provided by PBM under this Agreement. PBM shall implement those activities that it determines are best suited to attain this goal, but at a minimum PBM’s fraud and abuse detection activities shall include the following components:
(a)	Claims Monitoring. PBM shall perform a quarterly review of Claims to identify potential fraudulent patterns in Paid Claims data, which shall include for Medicare Part D services, using retrospective drug utilization tools, including retrospective review programs for drugs that may be abused and for patients taking multiple medications (polypharmacy). Such retrospective drug utilization tools may also be implemented by PBM with respect to non-Medicare Part D services as requested by WellPoint, and for the Claim sample size requested by WellPoint, subject to [*] per Claim fee.

(b)	Cooperate and Support Investigations. PBM shall cooperate and support any investigations that are identified through any channel.

(c)	Train Employees to Detect Fraudulent Claims. PBM shall train all Claims processors to detect suspicious Claims.

(d)	WellPoint Member Hot Line. PBM shall cooperate with WellPoint’s maintenance of and shall assist in the investigation of allegations of Plan, Covered Individual, or provider fraud received through WellPoint’s Member Hotline. Further, PBM shall refer appropriate cases to WellPoint’s Fraud Investigation Unit.

(e)	Educate Members About Fraud. PBM shall cooperate with WellPoint’s provision of educational materials to Plans and Covered Individuals concerning what constitutes fraud (e.g., providing false employer group and/or group membership information; sharing ID card with a non-member; using ID card after benefits terminated).
3.25	[*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4. DUTIES OF WELLPOINT AND PBM
4.1	Joint Pharmacy Operating Committee. The Parties shall jointly establish a Joint Pharmacy Operating Committee (“Committee”) to oversee the operation of this Agreement, enhance communications between the Parties, and attempt to resolve disputes between the Parties. Each Party shall appoint three or four members to the Committee. The Committee shall meet as frequently as required by WellPoint, but no less frequently than quarterly. Meetings of the Committee will be convened by WellPoint and the agenda for such meetings will be set by WellPoint after consulting with PBM. Any disputes that cannot be resolved by the Committee will be referred by the Committee to senior management for further review and consideration.

4.2	Service Level Agreement. PBM shall provide the Information Technology Support Services, with respect to any PBM system that WellPoint utilizes to service Covered Individuals, as set forth in the Service Level Agreement attached hereto as Exhibit L (the “Service Level Agreement”). The performance guarantees that apply to system availability along with the penalties for such services are set forth in Exhibit D under System Availability.
5. PRICING, COMPENSATION AND PAYMENTS TO PBM
5.1	Payment of Administrative and Other Fees. WellPoint shall pay PBM the administrative and other fees pursuant to the terms set forth in Exhibit A in the time and manner specified in Exhibit C. In the event of any overpayment by WellPoint to PBM or nonpayment of any amounts to be paid by PBM to WellPoint hereunder (including, without limitation, Pharma Revenue), PBM acknowledges and agrees that WellPoint reserves the right of offset with regard to any payments due to PBM under this Agreement. In the event of any overpayment to WellPoint by PBM of Pharma Revenue amounts or nonpayment by WellPoint of any fees or other amounts due to PBM hereunder, WellPoint acknowledges and agrees that PBM reserves the right to offset any such PBM overpayment or WellPoint nonpayment with Pharma Revenue amounts otherwise due to WellPoint under this Agreement.

5.2	Disclosure of Certain Financial Matters.
(a)	In addition to the fees paid to PBM by WellPoint, PBM and PBM’s wholly-owned subsidiaries derive margin from fees and revenue in one or more of the ways as further described in the Financial Disclosure to PBM Clients set forth in Exhibit N hereto (“Financial Disclosure”). In negotiating any of the fees and revenues described in the Financial Disclosure or in this Agreement, PBM and PBM’s wholly-owned subsidiaries act on their own behalf, and not for the benefit of or as agents for WellPoint, any Plan, or Covered Individuals. PBM and PBM’s wholly-owned subsidiaries retain all proprietary rights and beneficial interest in such fees and revenues described in the Financial Disclosure and, accordingly, WellPoint acknowledges that neither it, nor any Plan, nor any Covered Individual, has a right to receive, or possesses any
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

beneficial interest in, any such fees or revenues, except as otherwise provided herein. Nothing in the Financial Disclosure is intended to supersede any of the specific financial terms and conditions agreed to under this Agreement.

(b)	[*]
5.3	Pharmacy Revenue Guarantees and Payments.
(a)	In General. Pharma Revenue related to Brand Drug Claims shall be guaranteed and paid to WellPoint in accordance with the terms of this Agreement. PBM shall notify pharmaceutical manufacturers with whom PBM has Pharma Revenue contracts of PBM’s contractual relationship with WellPoint and the Effective Date of this Agreement.

(b)	Covered Individual submitted and subrogation Claims, OTC products, Claims older than one hundred and eighty (180) days, Claims through 340B pharmacies, claims for one hundred percent (100%) copayment (cash and carry) Plans not offered in connection with a health plan benefit, and other similar Claims may not be eligible for Rebates.

(c)	Commercial. Subject to Section 3.13(c) above, PBM shall pay WellPoint [*] of the Pharma Revenue collected on Brand Drug Claim prescriptions filled, during each calendar quarter hereunder, within [*] of the end of such calendar quarter. Subject to Section 3.13(c) above, PBM shall also pay WellPoint [*] of the residual Pharma Revenue, if any, on such Brand Drug Claims related to such calendar quarter, which are collected by PBM in subsequent calendar quarters. On an annual basis, PBM shall reconcile the Commercial Pharma Revenue Per Branded Claim Guarantees set forth in Exhibit A within [*] and shall credit WellPoint for any deficit in one or both Commercial Pharma Revenue Per Branded Claim Guarantees on the next invoice immediately following the reconciliation. Notwithstanding the foregoing, PBM may use a surplus in one of the Commercial Pharma Revenue Per Branded Claim Guarantees (Retail or Mail) to reduce a deficit in the other Commercial Pharma Revenue Per Branded Claim Guarantee hereunder. Notwithstanding anything in this Section 5.3(c) or otherwise in this Agreement to the contrary, the Parties acknowledge and agree that no Pharma Revenue guarantees shall apply for [*].

(d)	Part D. Subject to Section 3.13(c) above, PBM shall pay WellPoint [*] of the Pharma Revenue collected on Brand Drug Claim prescriptions filled, during each calendar quarter hereunder, within [*] of the end of such calendar quarter. Subject to Section 3.13(c) above, PBM shall also pay WellPoint [*] of residual Pharma Revenue, if any, on such Brand Drug Claims related to such calendar quarter, which are collected by PBM in subsequent quarters. On an annual basis, PBM shall reconcile the Part D Pharma Revenue Per Branded Claim Guarantees set forth in Exhibit A within [*] of each calendar
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

year and shall credit WellPoint for any deficit in one or both Part D Pharma Revenue Per Branded Claim Guarantees on the next invoice immediately following the reconciliation. Notwithstanding the foregoing, PBM may use a surplus in one of the Part D Pharma Revenue Per Branded Claim Guarantees (Retail or Mail) to reduce a deficit in the other Part D Pharma Revenue Per Branded Claim Guarantee hereunder. Notwithstanding anything in this Section 5.3(d) or otherwise in this Agreement to the contrary, the Parties acknowledge and agree that no Pharma Revenue guarantees shall apply for [*].

(e)	PBM retains all right, title and interest to any and all actual Pharma Revenues received from pharmaceutical manufacturers; PBM will pay WellPoint amounts equal to the Pharma Revenue amounts due to WellPoint, as specified in this Agreement, from PBM’s general assets (neither WellPoint, nor Plans, nor Covered Individuals retain any beneficial interest in PBM’s general assets). WellPoint acknowledges and agrees that neither it, nor any Plan, nor any Covered Individual will have a right to interest on, or the time value of, any actual Pharma Revenue payments received by PBM from pharmaceutical manufacturers. No Pharma Revenue amounts will be paid until this Agreement is executed by WellPoint. PBM will have the right to delay payment of Rebate amounts (up to an amount as reasonably necessary to cover anticipated Claims reimbursements and other administrative fees due to PBM by WellPoint) to allow for final adjustments upon termination of this Agreement.

(f)	WellPoint acknowledges that it may be eligible for Pharma Revenue under this Agreement only so long as WellPoint, or its Affiliates, or its agents do not contract directly or indirectly with anyone else for: (i) discounts, utilization limits, Rebates, Manufacturer Administrative Fees, or other financial incentives on pharmaceutical products related to Formulary programs for Claims processed by PBM pursuant to this Agreement; or (ii) prescription drug specific adherence or compliance programs, without the prior written consent of PBM. If WellPoint contracts directly or indirectly with a pharmaceutical manufacturer in violation of the foregoing (i) and (ii), then, without limiting PBM’s right to other remedies, PBM may immediately withhold any Pharma Revenue earned by, but not yet paid to, WellPoint as necessary to prevent duplicative rebates on Covered Prescriptions. To the extent WellPoint knowingly negotiates and/or contracts for discounts or Pharma Revenue on Claims for Covered Prescriptions without prior written approval of PBM, such activity will be deemed to be a material breach of this Agreement, entitling PBM to suspend payment of Pharma Revenue hereunder and to renegotiate the terms and conditions of this Agreement. Nothing herein shall be deemed to prevent WellPoint from establishing and maintaining relationships with pharmaceutical manufacturers which involve community wellness programs, clinical research services, rebates on claims covered under the medical benefit, and, within the context of a comprehensive medical
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

program, member wellness programs, quality improvement programs, and adherence and compliance programs.
5.4	Pharmacy Claim Charges.
(a)	For all prescription drug Claims, PBM shall apply [*] set forth in Exhibit A. For purposes of Exhibit A, prescription drugs that are provided to Plans described in Sections 3.20 and 3.21, other than Medicare Part D Plans, will be treated as Commercial Drugs.

(b)	[*]

(c)	[*]

(d)	[*]

(e)	In the event that there are court or government imposed or industry-wide or pricing source initiated changes in the AWP reporting source or source changes in the methodology used for calculating AWP, including, without limitation, changes in the mark-up factor used in calculating AWP (collectively, the “AWP Changes”), WellPoint shall negotiate in good faith with PBM to effect a modification to the terms of any financial relationship between the Parties that relate to AWP such that the value of AWP for the purpose of such relationship(s) shall have the same economic equivalence in the aggregate to the value used by the Parties prior to the AWP Change. For purposes of this Section 5.4(e), having the same economic equivalence in the aggregate to the value used by the Parties prior to the AWP Change means that the relevant financial terms, including, but not limited to, the Ingredient Cost Charge of a particular drug will be the same under any new methodology as it was immediately before the AWP Change.
5.5	Cost Share.
(a)	[*]

(b)	[*]

(c)	[*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

5.6	Periodic Pricing Review. WellPoint or a third party consultant retained by WellPoint will conduct a market analysis every [*] during the Term of this Agreement to ensure that WellPoint is receiving competitive benchmark pricing. In the event WellPoint or its third party consultant determines that such pricing terms are not competitive, WellPoint shall have the ability to propose renegotiated pricing terms to PBM and WellPoint and PBM agrees to negotiate in good faith over the proposed new pricing terms. Notwithstanding the foregoing, to be effective any new pricing terms must be agreed to by PBM in writing.

5.7	[*]
6. TERM AND TERMINATION
6.1	Term. This Agreement shall commence on the Effective Date and shall continue for the Term, as specified in Section 1.53. Subject to the remaining provisions of this Section 6, the Agreement shall continue after the Term for [*] unless terminated upon provision of written notice at least [*] prior to the end of the then-current term.

6.2	Termination. Notwithstanding Section 6.1, the Agreement may be terminated during the Term as follows:
(a)	Subject to Section 16.5, either Party may terminate this Agreement if the other Party fails to comply with a material term of this Agreement and such failure is not cured within [*] written notice to the other Party. For purposes of this Section 6.2(a), failure to comply with a material term of this Agreement shall include PBM’s failure to meet any two (2) or more of the following performance guarantee categories set forth in Exhibit D for [*] (a “Material PG Breach”): (i) Implementation Services (collectively, the items under the “Implementation Services” category set forth on Exhibit D), (ii) Member Satisfaction Survey (item #7 (Member Satisfaction Survey for Members Utilizing the Pharmacy Benefit) under the “Member Customer Service” category set forth on Exhibit D), (iii) Pharmacy Access (item #3 under the “Pharmacy Network” category set forth on Exhibit D), or (iv) Retail Claims Processing (collectively, the items under the “Retail Claims Processing” category set forth on Exhibit D). In determining whether PBM has failed to meet either the Implementation Services or the Retail Claims Processing performance guarantee categories referenced above for purposes of this Section 6.2(a), for each such performance guarantee category, PBM shall be deemed to have failed to meet the category for purposes of this Section 6.2(a) if PBM fails to meet [*]of the individual performance guarantees within such category [*]. WellPoint shall have a right to terminate this Agreement with [*] written notice to PBM of a Material PG Breach if PBM has failed to cure
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

such Material PG Breach within such [*] (i.e., the cure period for a Material PG Breach shall be [*] versus the [*] cure period for any other breach of a material term of this Agreement by either party). During the [*] following PBM’s notice of a Material PG Breach, PBM shall have the right to submit a remediation plan to WellPoint for WellPoint’s consideration. Section 16.5 shall not apply in the case of a termination for a Material PG Breach.

(b)	Either Party may terminate this Agreement if the non-terminating Party becomes insolvent, assigns all or any part of its assets for the benefit of creditors, or upon the filing of any petition in bankruptcy, voluntary or involuntary.
6.3	Post-Termination Services. If this Agreement is terminated for any reason, then, if requested by WellPoint, Claims for services rendered prior to the effective date of the termination shall be administered and processed by PBM per the terms of this Agreement for a run-out period of twelve (12) months following the termination, unless a shorter period is agreed to by the Parties. Performance guarantees and penalties, as listed on Exhibit D and Exhibit I, shall also remain in effect throughout any run-out period.

6.4	Transition upon Termination.
(a)	In the event WellPoint elects to extend the performance of this Agreement for up to twelve (12) months beyond the termination or expiration of this Agreement for purposes of facilitating the transfer of services from PBM to another vendor, both WellPoint and PBM shall continue to perform all of their respective obligations in accordance with this Agreement during this period (including, but not limited to, WellPoint’s fee payment obligations) and provide Transition Assistance Services in accordance with a written transition plan. The transition plan shall include (1) a description of the information systems operations being transitioned; (2) a description of the methods and procedures, personnel and organization PBM will use to perform the Transition Assistance Services; (3) a schedule of transition activities and timelines for completion; (4) a detailed description of the respective roles of WellPoint and the PBM; and (5) such other information and planning as are necessary to ensure that the transition takes place according to an agreed upon schedule and without disruption to WellPoint or PBM’s operations. The transition plan shall be subject to approval by WellPoint prior to implementation.

(b)	Notwithstanding PBM’s continued provision of services under this Agreement, in the event of any Assistance Event WellPoint shall have the right to enter into a new pharmacy benefit management agreement with another vendor during the Transition Assistance Period. PBM agrees to cooperate with such vendor to ensure the transition of services to such new vendor in such a manner as to avoid a disruption in the level of service to
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Covered Individuals and WellPoint. There shall be no charge for the Transition Assistance Services to the extent that resources included in the fees being paid by WellPoint to PBM can be used to provide the Transition Assistance Services. To the extent the resources included in the fees being paid by WellPoint to PBM cannot be used to provide Transition Assistance Services, such Transition Assistance Services shall be provided at PBM’s standard rates then in effect for such services immediately prior to the occurrence of the Assistance Event. After the expiration of a Transition Assistance Period, PBM shall (a) answer questions from WellPoint regarding the services on an “as needed” basis at PBM’s then standard billing rates and (b) upon WellPoint’s request, deliver to WellPoint any remaining WellPoint-owned reports and documentation still in PBM’s possession.

(c)	Transfer of Records. Following termination or expiration of this Agreement, at the request of WellPoint, PBM shall provide WellPoint all relevant Plan, Covered Individual, administrative, financial and medical files in the possession of PBM to WellPoint or its designee, including without limitation another pharmacy benefit management company. PBM shall cooperate with WellPoint in maintaining the confidentiality of such Covered Individual medical records at all times. PBM will provide WellPoint with all electronic files related to the provision of services hereunder (including, without limitation, files related to groups, group to plan conversions, prior authorizations, Claims history, prescriptions, and related ancillary files) at PBM’s cost.

(d)	Contact with Covered Individuals Upon Termination. PBM and WellPoint agree that in the event this Agreement should terminate for any reason, WellPoint, in consultation with PBM, shall develop a written communication which advises WellPoint Plans and Covered Individuals not less than [*] prior to the date of termination of (i) the termination of this Agreement; and (ii) Covered Individuals’ rights and responsibilities regarding such termination.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(e)	PBM agrees that the WellPoint communication set forth above concerning termination of this Agreement shall be the exclusive communication with Plans or Covered Individuals, and PBM shall not interfere in any way with the relationship between WellPoint and Plans and Covered Individuals. If PBM should (i) communicate with Plans or Covered Individuals concerning termination of this Agreement and/or attempt directly, indirectly or by implication to advise or encourage such Plans or Covered Individuals to switch to either another health care service plan (including HMOs), or to dis-enroll from WellPoint for any reason, or (ii) submit the WellPoint-provided Plans or Covered Individuals list or its equivalent to another health care service plan (including HMOs) for any purposes, or (iii) use the WellPoint-provided Plans or Covered Individuals information to invite Covered Individuals to attend sales presentations by any other health care service plan (including HMOs) on or off PBM premises, such activity shall constitute a breach of this contractual provision and WellPoint may promptly seek a temporary restraining order and/or injunction to preclude such activity as well as all appropriate damages resulting from PBM’s breach of this provision.

(f)	Notwithstanding the above, PBM shall be permitted to communicate, subject to applicable Brand Regulations, with Covered Individuals pertaining to issues involving their specific patient care and specific reimbursement/collection issues.

(h)	Upon termination pursuant to Section 6.2, PBM shall not recover any unpaid balances owed to PBM by WellPoint from Covered Individuals or Plans.
7. AUDIT
7.1	WellPoint reserves the right to audit twice annually on-site for purposes of ensuring and verifying PBM’s compliance with the terms of this Agreement (including services and operations of PBM Agents).

7.2	Audits will be done by a third party auditor as mutually agreed to by the Parties (hereinafter “Auditor”). [*] PBM will provide a detailed Claims data file containing all Claims and other pertinent information incurred during each contract year, at no cost to WellPoint. The audit sample shall be sufficient to provide a statistically appropriate sample size of total Claim volume as determined by WellPoint in consultation with its Auditor. WellPoint shall provide PBM with at least thirty (30) days advance written notice of an audit and WellPoint shall submit to PBM a scope of audit document in connection with the audit. Once WellPoint’s Auditor contacts PBM, PBM shall respond to any request for an audit within thirty (30) days. The Parties, including the Auditor, will enter into customary confidentiality agreements to ensure that PBM and WellPoint data is kept confidential. After the earlier of the thirty (30) day response period or the PBM response the audit will commence within five (5) business days. Upon completion of the audit, WellPoint will share the results with the PBM.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

7.3	PBM shall provide full support as required to the Auditor in all audits conducted, including all contractual obligations as described and set forth above.

7.4	PBM shall have the right to appeal the findings of an audit that was performed under this Section 7. The appeal, including all supporting documentation, must be submitted in writing within sixty (60) days from the date the audit report was received by PBM and must address issues identified in the audit report cover letter. Any and all supporting documentation pertaining to the appeal must be included to allow for a detailed review by the Auditor. If WellPoint or the Auditor does not receive an appeal, including supporting documentation, from the PBM within sixty (60) days of the receipt of the audit report, one appeal extension will automatically be granted by WellPoint for an additional fifteen (15) days. WellPoint will respond to the appeal within sixty (60) days from the date of receipt of the request (the “WellPoint Response”). Thereafter, PBM shall have sixty (60) days to respond to the WellPoint Response (the “PBM Response”). WellPoint shall issue a final response to the PBM Response within thirty (30) days of receipt of the PBM Response. WellPoint shall only be required to consider issues raised in response to the WellPoint Response, and shall not be required to consider additional issues raised by PBM which are outside the scope of the WellPoint Response. All issues not resolved by the process set forth above shall be submitted to the Joint Operating Pharmacy Committee for resolution.
8. PERFORMANCE GUARANTEES AND IMPLEMENTATION GUARANTEE
8.1	PBM agrees that the performance standards and guarantees are a contractual obligation of PBM and PBM shall meet or exceed the performance standards and guarantees as set forth in Exhibit D and, if it fails to do so, shall pay to WellPoint the penalty amount set forth in Exhibit D within [*] of the end of the evaluation period for which the performance guarantee is measured. Further, PBM shall adhere to the implementation guarantee set forth in Exhibit D. PBM performance standards set forth in Exhibit D are guaranteed for the Term of this Agreement. The percentage of the aggregate penalties to the various guarantees shall be allocated and assigned as provided in Exhibit D.

8.2	To the extent any action by PBM were to result in the payment of a performance guarantee, the payment of such performance guarantee shall be in addition to any other remedies available to WellPoint and shall in no way limit WellPoint’s ability to seek damages, remedies, or payments to make WellPoint whole for losses for failure by PBM to fulfill its obligations under this Agreement.
9. RELATIONSHIP OF THE PARTIES
PBM shall at all times be acting as an independent contractor for WellPoint and Plans. Nothing in this Agreement shall be deemed or construed to create a joint venture, fiduciary, partnership or employer/employee relationship between the Parties, including, but not limited
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

to, as between PBM and any Plan. In addition, neither Party shall have any power or authority to act for or on behalf of, or to bind the other except as expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned.
10. [*]
10.1	[*]
(a)	[*]

(b)	[*]
10.2	[*]

10.3	[*]
(a)	[*]

(b)	[*]

(c)	[*]
11. INDEMNIFICATION
WellPoint and PBM shall each indemnify, defend and hold harmless the other Party, and their Affiliates and subsidiaries, and all of their directors, officers, employees, and agents, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from third party claims resulting from (i) the indemnifying Party’s failure to perform its obligations under this Agreement, (ii) the indemnifying Party’s violation of any law, statute, ordinance, order, rule or regulation, and/or (iii) the indemnifying Party’s negligence or willful misconduct. The obligation to provide indemnification under this Agreement shall be contingent upon the Party seeking indemnification (i) providing the indemnifying Party with prompt written notice of any claim for which indemnification is sought, (ii) allowing the indemnifying Party to control the defense and settlement of such claim, provided however that the indemnifying Party agrees not to enter into any settlement or compromise of any claim or action in a manner that admits fault or imposes any restrictions or obligations on an indemnified Party without that indemnified Party’s prior written consent, which will not be unreasonably withheld, and (iii) cooperating fully with the indemnifying Party in connection with such defense and settlement.
12. EXCLUSIVITY/NON-COMPETE
12.1	Exclusivity.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(a)	WellPoint agrees that PBM shall be the exclusive provider of the pharmacy benefit management services to be provided by PBM under the terms of this Agreement for WellPoint and its Affiliates except for the following: (i) if WellPoint or an Affiliate acquires, directly or indirectly, another entity that has contracted with another pharmacy benefit manager for similar services, such acquired entity may honor the terms of said other agreement until the earlier to occur of: (1) the expiration of the then current term of such agreement, or (2) the earliest date on which such agreement can be terminated without adversely impacting the acquired entity and its customers, which adverse impact may include less favorable financial terms, and without breach of the agreement by such entity or financial penalty to such entity; (ii) if WellPoint acquires another entity that owns a pharmacy benefit management company, that entity may continue to utilize the services of such pharmacy benefit management company solely for such acquired entity’s own purposes or to continue to provide pharmacy benefit management services for plans administered by such acquired entity (provided, however, that in no event may WellPoint or any WellPoint Affiliate transition any other Plans or Covered Individuals from WellPoint or any WellPoint Affiliate to such acquired entity such that they receive pharmacy benefit management services from the pharmacy benefit management company owned by such acquired entity); (iii) WellPoint shall have the ability to contract with another pharmacy benefit manager to provide similar services in a geographic region in which PBM does not have established programs; or (iv) WellPoint shall have the ability to contract with another pharmacy benefit manager to provide similar services outside of the United States. Nothing in this Section 12.1 shall prohibit Plans or Plan sponsors that elect to carve out the prescription drug benefit from an Integrated Arrangement administered by WellPoint from entering into separate agreements for pharmacy benefit management services on their own behalf. For purposes of the foregoing, an “Integrated Arrangement” means an arrangement pursuant to which a client receives prescription benefit management services or products in combination with medical benefits.

(b)	Notwithstanding Section 12.1(a) above, the Parties acknowledge and agree that:
(i)	As of the Effective Date of this Agreement, WellPoint currently contracts with another vendor to administer its Cash Card Program. For purposes of the foregoing, WellPoint’s “Cash Card Program” means a program whereby the group or individual contracts with WellPoint for a medical benefit without the prescription drug benefit, but such group or individual purchases a discount card in order to make prescription drug purchases. WellPoint may continue its Cash Card Program with such vendor following the Effective Date; provided, however, that following the Effective Date, WellPoint agrees to negotiate in good faith with PBM concerning administrative services with respect to such existing Cash Card Program and to enter
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

into an agreement with PBM related thereto, subject to the parties, acting in good faith, mutually agreeing to pricing and other contractual terms which are as favorable to WellPoint as the existing vendor contract and which would take effect on the earliest date on which such vendor contract can be terminated without adversely impacting WellPoint and its customers and without breach of the vendor contract by WellPoint or financial penalty to WellPoint. If the Parties cannot reach an agreement on terms, acting in good faith, WellPoint may continue to utilize its existing vendor contract, provided that the claim volume thereunder shall not increase by more than [*] on a cumulative basis. Except for the foregoing, WellPoint agrees that, during the Term of this Agreement, WellPoint and PBM shall negotiate in good faith for PBM to administer any other WellPoint prescription drug cash card program business under this Agreement (if the parties can, acting in good faith, agree on mutually acceptable terms and amend this Agreement accordingly).

(ii)	With respect to Federal Employee Plan (FEP) PPO plan and the Part D plan jointly offered in CMS Region 2, WellPoint represents and PBM acknowledges that as of the Effective Date, WellPoint is not the contracted vendor with respect to such plans for the provision of prescription drug benefit services and that such services are provided by other third party pharmacy benefit managers. In the event that during the Term of this Agreement, WellPoint is the contracted vendor for either such plan for the provision of prescription drug benefit services, WellPoint acknowledges and agrees that all such services will be provided by PBM under this Agreement.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

12.2	Non-Compete. In consideration of the mutual covenants and consideration provided for herein and other consideration given to WellPoint in connection with the Parties entering into this Agreement, throughout the Term of this Agreement, except as provided below or in Section 12.1 above, neither WellPoint nor any of its Affiliates will engage, directly or indirectly, (or hold any equity interest in any entity that engages directly or indirectly) in all or any portion of a pharmacy benefit management business within the United States of America; provided, however, that (i) no owner of less than [*] of the outstanding stock of any publicly-traded corporation shall be deemed to be so engaged solely by reason thereof (provided, further, that neither WellPoint nor any of its Affiliates, in connection with an investment in such securities, has any right to appoint directors to such entity, or direct the nominating committee of such entity to nominate directors designated by WellPoint or its Affiliates or otherwise control the business or affairs of such entity) and (ii) this Section 12 shall not in any manner limit, restrict or otherwise preclude WellPoint or its Affiliates from continuing throughout the Term of this Agreement to operate its other non-pharmacy benefit management businesses as such businesses exist as of date hereof. For purposes of this provision, pharmacy benefit management business means services provided by PBM to WellPoint or its Designated Affiliates under the terms of this Agreement. Notwithstanding the above, this Section 12.2 shall not in any manner limit, restrict or otherwise preclude [*], [*], [*], or [*] or their successors from providing drug information services, cost of care or quality of care programs or any other services (except for core pharmacy benefit management services of the type provided by PBM hereunder) to WellPoint or third parties throughout the Term of this Agreement, provided however, that before beginning to offer services to third parties that are not currently offered or in development as of the Effective Date, WellPoint, [*], [*], [*], or [*], as appropriate, agrees to consult with PBM in good faith to determine whether it might be beneficial for WellPoint, [*], [*], [*], or [*] or their successors to offer such new services in conjunction with the pharmacy benefit management services provided by PBM hereunder and the parties shall thereafter cooperate in good faith concerning the implementation of any such agreed upon new services.

12.3	Restrictions Reasonable. WellPoint and PBM agree that the covenants set forth in Section 12.1 and 12.2 above are reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 12.1 or 12.2 above is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. WellPoint acknowledges that the consideration that it receives pursuant to this Agreement is sufficient consideration for the enforcement of Sections 12.1 and 12.2 above.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

13. CONFIDENTIALITY, MARKETING, AND USE OF DATA
13.1	Confidential Information. PBM shall keep confidential all information received in the performance of its duties, including, but not limited to medical records and shall not disclose such information except where such disclosure:
(a)	Is reasonably necessary to perform the PBM’s duties under this Agreement;

(b)	Has been authorized by the Covered Individual;

(c)	Is required or permitted by applicable law; or

(d)	Is requested by WellPoint or persons designated by WellPoint, in which case any information so obtained by WellPoint shall be kept confidential, as required by applicable state and federal law. This provision shall include disclosure to WellPoint’s Plans.
13.2	Confidentiality of Personally Identifiable Information. Both Parties agree to abide by state and federal laws and regulations regarding confidentiality of the Covered Individual’s personally identifiable information. PBM agrees to comply with all terms and conditions set forth in this Agreement and Exhibit E.

13.3	Unauthorized Contact with Plans and Covered Individuals. PBM may not contact Plans or Covered Individuals in any manner, other than as specifically approved by WellPoint or required for PBM to perform its obligations under this Agreement.

13.4	[*]

13.5	Use of Name. PBM shall not publish, copy, reproduce, or use in any way WellPoint’s name, symbols, service mark(s) or trademark(s), without WellPoint’s prior written permission, which may be withheld for any reason. If WellPoint approves use of its name, symbols, service mark(s) or trademark(s), it may later withdraw that permission at any time, and for any reason, with notice to PBM. PBM has no license to use the Brands and nothing in this Agreement shall be deemed to grant a license to PBM to use the Brands. Any references to the Brands made by PBM in its own materials are subject to review and approval by WellPoint.

13.6	Proprietary Materials. All information and material provided by either Party in contemplation of or in connection with this Agreement remains proprietary to the disclosing Party. Neither Party shall disclose any information proprietary to the other, or use such information or material except: (1) as otherwise set forth in this Agreement; (2) as may be required to perform the disclosing Party’s obligations hereunder; (3) as required to deliver pharmacy benefit management services or administer a Plan; (4) to Plan or its designees; (5) upon the express written consent of
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

the other Party; or (6) as required by law or regulation; provided that either Party may disclose such information to its legal advisors, lenders and business advisors, provided that such legal advisors, lenders and business advisors agree to maintain confidentiality of such information.

13.7	Plan Data Transmission. All data transmitted to and from PBM will be transacted in accordance with applicable federal and state law, including the privacy and security standards set out in HIPAA and the regulations thereunder.
14. RECORDS
All records associated with this Agreement, including Claims records, and excluding any and all of PBM’s Business Proprietary Information, in the possession of PBM are and shall remain the property of WellPoint upon termination of this Agreement. PBM shall return in their entirety and at no cost to WellPoint full and complete data sets of such property in a form as agreed upon by the parties. PBM will retain electronic or paper copies of its Claims and Plan information for a period of time no less than the period required by ERISA, or WellPoint’s record retention policy, whichever is greater, and shall abide by the Business Associate Agreement between PBM and the WellPoint as set forth in Exhibit E, attached hereto and incorporated by reference. Notwithstanding the preceding, prior to destroying any Plan Claim records, PBM will provide WellPoint the opportunity to take possession of the records.
15. INFORMATION SECURITY
15.1	PBM represents that it currently follows its usual and customary policies and practices as a means to prevent any compromise of its information systems, computer networks, or data files (“Systems”) by unauthorized users, viruses, or malicious computer programs (“Malicious Functionalities”) which could in turn be propagated via computer networks, email, magnetic media or other means to WellPoint. PBM agrees to immediately give WellPoint notice if the security of its Systems is breached and such breach affects WellPoint’s or any Plan’s data or PBM’s performance of services pursuant to this Agreement.

15.2	PBM agrees to apply appropriate internal information security practices, including, but not limited to: using appropriate firewall and anti-virus software; maintaining said countermeasures, operating systems, and other applications with up-to-date virus definitions and security patches; installing and operating security mechanisms in the manner in which they were intended sufficient to ensure WellPoint will not be impacted nor operations disrupted; and permitting only authorized users access to computer systems and applications.

15.3	PBM specifically agrees to: use up-to-date anti-virus tools to remove known Malicious Functionalities from any email message or data transmitted to WellPoint; prevent the transmission of attacks on WellPoint via the network connections between WellPoint and the PBM; and prevent unauthorized access to WellPoint systems via PBM’s networks and access codes.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

15.4	In accordance with all applicable US and International privacy laws, PBM agrees to safeguard confidential protected individually identifiable personal information (health, financial, identity) which are received, transmitted, managed, processed, etc. and to require any subcontractor or agent that transmits or receives such information to meet these same security agreements.

15.5	Subject to reasonable notice, PBM will provide WellPoint an opportunity to conduct a security audit of PBM’s systems that are applicable to the services provided to WellPoint by PBM, provided that such audits are not conducted more than once a year.

15.6	PBM acknowledges that it maintains personally identifiable financial information of consumers and agrees to maintain a current SAS 70 Type II Technical and Procedural audit. PBM will provide WellPoint a copy of the SAS 70 Type II Technical and Procedural audit by the end of April each year during the term of this Agreement. PBM acknowledges and agrees that it will provide a copy of PBM’s then-current SAS 70 Type II Technical and Procedural audit to Plans upon request.
16. GENERAL PROVISIONS
16.1	Entire Agreement. This Agreement and all Exhibits, and other documents furnished pursuant to this Agreement and expressly made a part hereof, shall constitute the entire agreement relating to the subject matter hereof between the Parties hereto, and supersedes all other agreements, written or otherwise. In the case of any inconsistency with this Agreement the order of precedence will be as follows: federal law, state law, this Agreement and WellPoint’s provider manual(s). This Agreement may be amended by mutual agreement of the Parties hereto at any time, but, to be effective, any amendment hereto must be in writing and signed by an authorized representative of each Party.

16.2	Applicable Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of New York. However, coverage issues specific to a Plan or Covered Individual are governed by the state laws where the Plan is issued, unless such state laws are otherwise preempted by federal law. Any dispute arising out of or related in any manner to this Agreement shall be referred exclusively to the United States District Court for the Southern District of New York.

16.3	Change in Law. From time to time, federal, state and local legislative bodies, boards, departments or agencies may enact or issue laws, rules, or regulations pertinent to this Agreement. To the extent that any such enactment or issuance has the effect of materially altering the obligations of either PBM or WellPoint or has a material negative financial impact to either party hereunder, or to the extent that any court of competent jurisdiction makes a determination or otherwise takes action that renders invalid or unenforceable, or has the effect of materially altering, any term or provision of this Agreement, or has a negative financial impact to either Party
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

hereunder, the Parties shall negotiate in good faith a modification of the services and/or pricing terms as necessary to maintain the Parties’ comparable economic positions as of the Effective Date.

16.4	Notices. All notices under this Agreement shall be in writing and shall be delivered or mailed, certified or registered mail, or overnighted by use of a nationally recognized courier, to the other Party at the address listed below or in the applicable Exhibit to this Agreement. Notices under this Agreement may also be emailed or sent by facsimile (with a paper copy also delivered or mailed as described in this Section 16.3).

If to WellPoint	WellPoint, Inc.
120 Monument Circle
Indianapolis, IN 46204
Attn: General Counsel
Fax: (317) 488-6821

If to PBM:	Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121
Attn: President

with a copy to:	General Counsel
Fax: (800) 417-8163
16.5	Dispute Resolution Prior to Termination for Cause. Neither Party shall exercise any termination right under Section 6.2(a) other than a termination by WellPoint for a Material PG Breach, unless the following steps are followed:
(a)	In the event of any material dispute regarding this Agreement, the Parties agree that at the earliest time the dispute will be referred to the Joint Operating Pharmacy Committee. The Committee shall have a fifteen (15) day period to review the dispute during which the Committee will meet in person as soon as practicable and make good faith efforts to resolve the dispute to the satisfaction of the Parties.

(b)	If such dispute is not resolved by the Committee, the Parties agree that the dispute will be referred to the President of WellPoint and the President of PBM. The Presidents shall have a fifteen (15) day period to review the dispute during which the Presidents will meet in person as soon as practicable and make good faith efforts to resolve the dispute to the satisfaction of the Parties.

(c)	In the event the dispute is not resolved by the Presidents, the Parties agree that the dispute will be subject to non-binding mediation under the rules of the American Arbitration Association.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

16.6	Assignment and Subcontracting.
(a)	This Agreement and/or any of the Parties’ respective rights or obligations hereunder may not be assigned or transferred, directly or indirectly, by operation of law or otherwise, by either Party without the prior written consent of the other Party.

(b)	PBM shall remain fully responsible and liable for performance of any such services to be performed by PBM under this Agreement but delegated to any other agent or subcontractor. This Agreement shall, however, be binding on any assignees, delegees or successors in interest to the Parties to the Agreement. For purposes of this Section 16.6(b), the term “successors” shall include any entity: (i) that acquires all or substantially all of the assets of any Party to this Agreement; (ii) that results from the consummation of a reorganization, recapitalization or similar restructuring of any Party to this Agreement; or (iii) that is the surviving entity resulting from a merger, consolidation or similar business combination with any Party to this Agreement.

(c)	PBM will disclose to WellPoint any other subcontractors that perform material functions on behalf of PBM in connection with this Agreement and shall obtain advance approval of WellPoint of such subcontractors and of any changes in such subcontractors, which approval will not be unreasonably withheld.

(d)	PBM represents and warrants that it and all of its agents and subcontractors will comply with all applicable law and the terms of this Agreement.
16.7	Force Majeure. Neither Party shall be deemed to be in violation of this Agreement if such Party is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including without limitation, acts of God, acts of any public enemy, floods, statutory or other laws, regulations, rules, or orders of the federal, state, or local government or any agency thereof; provided, however, that work stoppages, labor actions, and union strikes shall not constitute a force majeure under this Section 16.7. PBM shall create and maintain disaster avoidance procedures and a disaster recovery plan designed to safeguard WellPoint’s data and the business continuity of the processes for which PBM is responsible throughout the Term, and such procedures shall be subject to WellPoint’s review. PBM’s disaster avoidance procedures and disaster recovery plan shall comply with applicable federal or state laws and regulations, including without limitation OPM requirements regarding flexibility for pharmacy restrictions, refills, additional supplies of medications as backup, and mail order pharmacy. PBM shall revise such procedures as may be reasonably required by WellPoint from time to time throughout the Term. For all documents or materials of any type produced in whole or in part in connection with a
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Statement of Work at any location, PBM shall use offsite storage in which it shall retain copies of all such items on no less frequently than a twice monthly basis. Items so stored shall include but not be limited to work in process, work papers, drafts and internal PBM memoranda.

16.8	[*]

16.9	Definitions. Unless otherwise specifically noted, the capitalized terms set forth in Section 1 of this Agreement will have the same meaning when used in any Exhibit attached hereto.

16.10	No Third Party Beneficiaries. WellPoint and PBM specifically state, acknowledge and agree that this Agreement is intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the Parties’ intent to confer any third party beneficiary rights hereunder and no such rights are conferred hereunder to any third party including, without limitation, Covered Individuals.

16.11	Authorization of Agreement. PBM and WellPoint each represent to the other, that this Agreement constitutes a valid and enforceable obligation of PBM and WellPoint in accordance with its terms.

16.12	Counterpart Copies. This Agreement may be executed in two counterparts, each of which shall be an original, but such counterparts shall constitute one and the same instrument.

16.13	Exhibits. The Exhibits attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

16.14	Headings. The headings of the various Sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the Section so designated.

16.15	HIPAA Privacy and Security. PBM shall at all times act in accordance with the privacy and security standards set out in HIPAA and the regulations thereunder when performing under this Agreement, and shall abide by the Business Associate Agreement set forth in Exhibit E. PBM represents and warrants that its subcontractors shall likewise comply with all applicable provisions of HIPAA and the regulations thereunder in performing services and duties in connection with or related to this Agreement.

16.16	No waiver. All rights and remedies given to WellPoint or the PBM under this Agreement are distinct, separate and cumulative, and the use of one or more thereof shall not exclude or waive any other right or remedy allowed at law or in equity, unless specifically waived in this Agreement. Further, the fact that a Party may not have insisted upon strict compliance with this Agreement, in connection with an act, omission or transaction of the other, shall not relieve the other Party of the obligation
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

to perform strictly in accordance with the terms of this Agreement. Waiver of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision.

16.17	Survival. The rights and obligations of the Parties hereto set forth in Sections 2.3, 2.5(b), 2.9, 2.11, 2.16, 2.17 (and Exhibit O), 3.2, 3.3(g), 3.6, 3.9(d), 5.1, 5.2(a), 5.3(e) and (f), 6.3, 6.4, 7, 9, 11, 13, 14, 16.2, and 16.17 (and any other Section where, by its context, is intended to survive termination or expiration of this Agreement) shall survive and continue after expiration or termination of this Agreement and shall bind the Parties and their successors and assigns.

16.18	Solicitation. During the Term of this Agreement, PBM agrees that it will not knowingly respond to a Request for Proposal (RFP) for an Integrated Arrangement, whether from an existing or prospective client of WellPoint or PBM. For purposes of this Section 16.18, the term “Integrated Arrangement” has the meaning set forth in Section 12.1(a) of this Agreement. PBM will provide WellPoint reasonable assistance with respect to any such RFP consistent with Section 3.22(l). PBM agrees that WellPoint is entitled to enforce the terms of this Section 16.18 through equitable and injunctive relief as well as other remedies permitted by law. If this Section 16.18 is declared unenforceable in any judicial proceeding for being of too long a duration or too broad in scope, then this Section 16.18 shall still be enforceable for such maximum period of time and for such scope as will make the provisions hereof enforceable. PBM acknowledges that the rights and privileges granted to WellPoint in this Section 16.18 are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach by PBM of this Section 16.18 will cause WellPoint great and irreparable injury and damage. Accordingly, PBM hereby agrees that WellPoint shall be entitled to remedies of injunction (without the posting of any bond), specific performance or other equitable relief to prevent a breach of this Section 16.18. This provision shall not be construed as a waiver of any other rights or remedies which WellPoint may have for damages. WellPoint shall be entitled to recover against PBM all attorneys’ fees, court costs and the costs of posting bond (if any) incurred by it in enforcing any provisions of this Section 16.18.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.
[Signature Page Follows]

WELLPOINT, INC., on behalf of itself and its Designated Affiliates,
By:
Print Name:
Title:
Date:

EXPRESS SCRIPTS, INC.
By:
Print Name:
Title:
Date:
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT A
FEES AND PRICING
[*]
3 pages redacted in their entirety
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT A-2
Miscellaneous Fees
[*]
7 pages redacted in their entirety
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Execution Version
EXHIBIT B
REPORTS TO WELLPOINT
To the extent applicable and as requested by WellPoint from time to time, PBM shall provide the reports set forth in this Exhibit B, subject to Section 3.14. All monthly reports are due within ten (10) days following the end of the period to which the report relates. All quarterly reports are due within ten (10) business days following the end of the period to which the report relates. Upon notification by WellPoint of any reporting discrepancies, PBM will correct and resubmit a new report within ten (10) days. In the event there is any change in the data dictionary for any of the following reports, PBM shall provide the updated data dictionary and other information necessary for mapping of data elements to be completed. In addition to the following reports, PBM shall provide copies of PBM’s applicable policies as required by WellPoint for regulatory compliance purposes (e.g., policies related to PBM’s operations, pharmacy management, timely payment, formulary management).
Standard Reports:
•	Billing Summaries (available at the group level for ASO groups)

•	Claims Detail Report

•	Claims Summary Report

•	Financial Detail Report (including adjustments)

•	Financial Fee Invoices (balanced with the electronic Claims file and the miscellaneous charges

•	Detail for Miscellaneous charges (group, member ID, fee description, and amount)

•	Electronic claim files standard card (separate files for lines of business or as designated by WellPoint)

•	Electronic Claims Files 100% co-payment funded

•	PBM will provide electronically a display of all WellPoint Paid Claims data accumulated for all Network Pharmacies by each Plan (commonly referred to as a paid Claims file) on a monthly basis in a format mutually agreed to by the Parties.
Rebate Reports (through December 31, 2009):
•	Formulary Rebate Allocation (by group/client)

•	Summary by Plan/Client

•	Rebate Distribution (group level)

•	Rebate Minimum

•	Reconciliation Update
Rebate Reports (following December 31, 2009)
•	PBM’s Standard Rebate Reports supplemented by claim level Rebate data feed
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Audit Reports:
•	SAS 70 or equivalent

•	PBM’s Ethical Guidelines (provided on an annual basis)

•	Performance Guarantees (as described in Exhibits D and I)
Eligibility Report:
•	Exception (a list of member records from electronic eligibility updates that are not accepted by the system along with a detailed explanation of why the record was not loaded.
On-line Reporting Access:
•	PBM shall provide WellPoint and WellPoint customers on-line access to WellPoint’s Claims data via PBM’s proprietary software package. PBM shall provide software upgrades, unlimited log-on identification numbers, and twenty-four (24) months of Claims data storage at no additional charge.
Utilization Reports (monthly):
•	Break out by all WellPoint business segments (i.e., Commercial, Individual, Fully Insured (FI), ASO, National Accounts (NA), Large Group (LG), Small Group (SG), Part D, Medicare, State Sponsored Business (SSB)) and break out by Customer, Client, Group

•	Clinical Management Savings separate edit (DO, PA, ST, QL) saving report by program

•	Clinical Management Utilization (approval and denial rates based on rejects)

•	Generic Utilization Reporting

•	Generic Initiatives Program Savings

•	Half Tab Savings Report

•	Specialty Utilization Reporting

•	Mail Order Utilization Reporting
Formulary Management:
•	Estimated total savings from VAC

•	Estimated savings from approved P&T clinical edits

•	Total COC Savings from Total COC VAC models
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

PBM’s Operations Performance Report, including:
•	Turn Around Time (TAT) tracking report

•	Call Center Metrics

•	Home Delivery Metrics

•	Reject Reporting
PBM’s Trend Central Reports, including:
•	PA Approval and Denial Reports
PBM’s ACES Reporting, including:
•	Letter Intervention Reporting
OTC Initiatives:
•	Break out by all WellPoint business segments (i.e., Commercial, Individual, Fully Insured (FI), ASO, National Accounts (NA), Large Group (LG), Small Group (SG), Part D, Medicare, State Sponsored Business (SSB)) and break out by Customer, Client, Group

•	OTC

•	ELIZA
Plan Performance Reports (monthly):
•	Break out by all WellPoint business segments (i.e., Commercial, Individual, Fully Insured (FI), ASO, National Accounts (NA), Large Group (LG), Small Group (SG), Part D, Medicare, State Sponsored Business (SSB)) and break out by Customer, Client, Group

•	Executive Summary

•	Trend Reports

•	Top 20 therapeutic classes

•	MMAC Savings

•	Effective network discount rate

•	Network Savings
Medication Management, Strategic Alliances, and Clinical Health Policy (quarterly):
•	Break out by all WellPoint business segments (i.e., Commercial, Individual, Fully Insured (FI), ASO, National Accounts (NA), Large Group (LG), Small Group (SG), Part D, Medicare, State Sponsored Business (SSB)) and break out by Customer, Client, Group

•	Level 1 DUE edits for safety

•	MedVantx
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

•	ELIZA

•	Benefit Design

•	Prospective Impact Modeling tools (member impact and estimated savings) similar to consultative Analysis

•	Pharmacy Predictive Modeling

•	Care Management:
o	Diabetes, Hypertension compliance, Hypertension Persistence (new for 2010)

o	Behavioral Health follow up

o	Controller Meds for asthmatics

o	Appropriate treatment for URI
•	Clinical outcomes:
o	Diabetes, CHF & Asthma ER Visits
•	Osteoporosis Screening (new for 2010)

•	Patient Safety:
o	Persistent meds monitoring
•	Drug compliance and persistency by drug

•	Delegated Organization Performance Report (included in WellPoint’s Delegation Manual)

•	VIP Programs
Medicaid Program Reporting Requirements

Data Elements Report / Encounter Data	MRMIP	N/A	Mail directly; notify Compliance

Data Elements Report / Encounter Data	AIM	Electronic File	Mail directly; notify Compliance

Pharmacy Prior Authorization Denial Log	Los Angeles	N/A	Mail directly; notify Compliance

Pharmacy Denial Letters (mbr & phys)	Los Angeles	Hard Copy	Mail directly; notify Compliance

Formulary Changes	Tulare		Compliance mails

Formulary Changes	Stanislaus-DHS		Compliance mails

Formulary Changes	Sacramento		Compliance mails

Formulary Changes	Central Valley/Bay Area	Electronic File	Compliance mails

Pharmacy Utilization	Los Angeles		Compliance mails

AN-DUR-1 PDL Comparison of Select Therapeutic Classes, Open Access With No	Indiana	MS Excel	Mail directly; notify Compliance
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

AN-DUR-2 PDL Comparison of Select Therapeutic Classes, Clinical Edits With Rationale	Indiana	MS Excel	Mail directly; notify Compliance

AN-DUR-3 Number of Prior Authorizations By Drug	Indiana	MS Excel	Mail directly; notify Compliance

AN-DUR-4 Pharmacy Prior Authorizations	Indiana	MS Excel	Mail directly; notify Compliance

AN-DUR-5 Pharmacy-Related Grievances	Indiana	MS Excel	Mail directly; notify Compliance

Pharmacy Ranking of Drugs by Volume of Prescription Paid	Kansas		Compliance mails

Pharmacy Reports Ranking Top 100 Drugs by Dollars Paid	Kansas		Compliance mails

Pharmacy Ranking of Drugs by Volume of Prescription Paid	Kansas		Compliance mails

Pharmacy Reports Ranking Top 100 Drugs by Dollars Paid	Kansas		Compliance mails

RX Exclusion DMHC Filing	Sacramento		Mail directly; notify Compliance

Medallion II/FAMIS — Formulary and Pre-Auth Requirements	Virginia		Compliance Mails

Medallion II/FAMIS — Formulary Updates	Virginia		Compliance Mails

Medallion II — Notify DMAS prior to implementation of any co-payments on prescription drugs	Virginia		Mail directly; notify Compliance

I — Monthly Pharmacy Rebate Accrual	South Carolina		Compliance Mails

Mainstream HW21 Compound Paid	Monthly

Mainstream HW21 Non-Compound Paid	Monthly

Mainstream HW21 Reversals	Monthly

Mainstream HW19 Compound Paid	Monthly

Mainstream HW219 Non-Compound Paid	Monthly

Mainstream HW19 Reversals	Monthly

Cerner	Weekly

Managed Care	Monthly

Mainstream/ Compound Paid	Weekly

Mainstream/ Non-Compound Paid	Weekly

Mainstream/ Reversals	Weekly

Mainstream / Denied	Weekly

Managed Care	Monthly

IHEA	Monthly
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Maintstream
WPDP.NONX.WPD110IM.PLAN190(0)
WPDP.NONX.WPD110IM.PLAN310(0)
WPDP.NONX.WPD110IM.PLAN340(0)
WPDP.NONX.WPD110IM.PLAN341(0)
WPDP.NONX.WPD110IM.PLAN342(0)
WPDP.NONX.WPD110IM.PLAN343(0)
WPDP.NONX.WPD110IM.PLAN345(0)
WPDP.NONX.WPD110IM.PLAN344(0)
WPDP.NONX.WPD110IM.PLAN048(0)
WPDP.NONX.WPD110IM.PLAN998(0)
WPDP.NONX.WPD110IM.PLAN311(0)
WPDP.NONX.WPD110IM.PLAN358(0)
WPDP.NONX.WPD110IM.PLAN180(0)
WPDP.NONX.WPD110IM.PLAN359(0)	Monthly

LACARE	Monthly

Mainstream Paid	Monthly
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT C
BANKING
1. [*]
2. [*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

3. Contact Information
Persons to contact at WellPoint regarding banking issues are:
Primary Contact:
Name: Judy Laws
Phone Number: 317-488-6031
E-mail: judy.laws@wellpoint.com
Submit Invoice To: chris.barone@wellpoint.com
Secondary Contact:
Name: Kurt Briggs
Phone: 317-488-6666
E-mail: kurt.briggs@wellpoint.com
Persons to contact at the PBM regarding banking issues are:
Primary Contact:
Name: Donna Flieg
Phone Number: 314-810-6722
E-mail: dflieg@express-scripts.com
Secondary Contact:
Name: Suzanne Dolph
Phone: 314-810-3125
E-mail: srdolph@express-scripts.com
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT D
[*]
15 pages redacted in their entirety
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT E
BUSINESS ASSOCIATE AGREEMENT
If, during the term of the Agreement, the PBM performs services for WellPoint which require the use or disclosure of Protected Health Information (as defined herein), then PBM shall be deemed a Business Associate of WellPoint and the following provisions shall apply:
This agreement (“Agreement”) is effective on December 1, 2009 and is between PBM (“Business Associate”) and WellPoint (“Company”) on behalf of itself and its affiliates who are Covered Entities or Business Associates and who have a business relationship with Business Associate, if any (hereinafter collectively “Company”). The purpose of this Agreement is to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (45 C.F.R. Parts 160-64), any applicable state privacy laws, any applicable state security laws, any applicable implementing regulations issued by the Insurance Commissioner or other regulatory authority having jurisdiction and the requirements of the Health Information Technology for Economic and Clinical Health Act, as incorporated in the American Recovery and Reinvestment Act of 2009 (the “HITECH Act”) and any regulations adopted or to be adopted pursuant to the HITECH Act that relate to the obligations of business associates. Business Associate recognizes and agrees it is obligated by law to meet the applicable provisions of the HITECH Act.
All capitalized terms in this Agreement that are not defined in this Agreement will have the meaning ascribed to those terms by 45 C.F.R. Parts 160-164, or applicable insurance regulations that are applicable to Company’s relationship with Business Associate.
A.	Privacy of Protected Health Information
1.	Permitted and Required Uses and Disclosures. Business Associate is permitted or required to Use or disclose Protected Health Information (“PHI”) it requests, creates or receives for or from Company (or another business associate of Company) only as follows:
a)	Functions and Activities on Company’s Behalf. Business Associate is permitted to request, Use and disclose PHI it creates or receives for or from Company (or another business associate of Company), consistent with the Privacy Rule and the HITECH Act, only as described in this Agreement, or other agreements during their term that may exist between Company and Business Associate. Specifically, Business Associate is permitted to use and disclose PHI for the purposes as follow:
(i)	to use in information technology systems testing during the integration process to prepare for the ultimate transition of Companies members to Business Associate for PBM and pharmacy services.
b)	Business Associate’s Operations. Business Associate may Use PHI it creates or receives for or from Company as necessary for Business Associate’s proper
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

management and administration or to carry out Business Associate’s legal responsibilities. Business Associate may disclose such PHI as necessary for Business Associate’s proper management and administration or to carry out Business Associate’s legal responsibilities only if:
(i)	The Disclosure is Required by Law; or

(ii)	Business Associate obtains reasonable assurance evidenced by written contract, from any person or organization to which Business Associate will disclose such PHI that the person or organization will:
a.	Hold such PHI in confidence and Use or further disclose it only for the purpose for which Business Associate disclosed it to the person or organization or as Required by Law; and

b.	Notify Business Associate (who will in turn promptly notify Company) of any instance of which the person or organization becomes aware in which the confidentiality of such PHI was breached.
c.)	Data Aggregation Services. If specifically directed by the Company, the Business Associate will provide Data Aggregation services relating to the Health Care Operations of the Company.

d)	Minimum Necessary and Limited Data Set. In any instance when Business Associate Uses, requests or discloses PHI under this Agreement or in accordance with other agreements that exist between Company and Business Associate, Business Associate shall utilize a Limited Data Set, if practicable. Otherwise, Business Associate may Use or disclose only the minimum amount of PHI necessary to accomplish the intended purpose, except that Business Associate will not be obligated to comply with this minimum necessary limitation with respect to:
(i)	Disclosure to or request by a Health Care Provider for Treatment;

(ii)	Use for or Disclosure to an Individual who is the subject of Company’s PHI, or that Individual’s Personal Representative;

(iii)	Use or Disclosure made pursuant to an authorization compliant with 45 C.F.R. §164.508 that is signed by an Individual who is the subject of Company’s PHI to be used or disclosed, or by that Individual’s Personal Representative;

(iv)	Disclosure to the United States Department of Health and Human Services (“HHS”) in accordance with Section B(5) of this Agreement;

(v)	Use or Disclosure that is Required by Law; or

(vi)	Any other Use or Disclosure that is excepted from the Minimum Necessary limitation as specified in 45 C.F.R. §164.502(b)(2).
e)	Use by Workforce. Business Associate shall advise members of its workforce of their obligations to protect and safeguard PHI. Business Associate shall take appropriate disciplinary action against any member of its workforce who uses or discloses PHI in
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

contravention of this Agreement.
2.	Prohibitions on Unauthorized Requests, Use or Disclosure.
a)	Business Associate will neither Use nor disclose Company’s PHI it creates or receives from Company or from another Business Associate of Company, except as permitted or required by this Agreement or as Required by Law or as otherwise permitted in writing by Company. This Agreement does not authorize Business Associate to request, Use, disclose, maintain or transmit PHI in a manner that will violate 45 C.F.R. Parts 160-164.

b)	Business Associate will not develop any list, description or other grouping of Individuals using PHI received from or on behalf of Company, except as permitted by this Agreement or in writing by Company. Business Associate will not request, Use or disclose any list, description or other grouping of Individuals that is derived using such PHI, except as permitted by this Agreement or in writing by Company.
3.	Sub-Contractors and Agents. Business Associate will require any of its subcontractors and agents to provide reasonable assurance, evidenced by written contract, that subcontractor or agent will comply with the same privacy and security obligations as Business Associate with respect to such PHI, including the obligations described in Section 4 herein.

4.	Information Safeguards. Business Associate will develop, implement, maintain and use a written information security program that contains the necessary administrative, technical and physical safeguards that are appropriate to the Business Associate’s size and complexity in order to achieve the safeguarding objectives as detailed in Social Security Act § 1173(d) (42 U.S.C. § 1320d-2(d)), 45 C.F.R. Part 164.530(c) and any other implementing regulations issued by the U.S. Department of Health and Human Services, as well as industry best practices, to preserve the integrity and confidentiality of and to prevent non-permitted or prohibited Use or Disclosure of PHI created or received for or from Company and any other applicable state law imposing information security requirements. Business Associate will document and keep these safeguards current.

Business Associate shall provide Company with such information concerning such safeguards as Company may from time to time request, and shall, upon reasonable request, give Company reasonable access to Business Associate’s facilities used for the maintenance or processing of PHI, for inspection and reasonable access to its books, records, practices, policies and procedures concerning the Use and Disclosure of PHI, and its general security policies, for the purpose of determining Business Associate’s compliance with this Agreement.

The following items a) through r) are required to protect all WellPoint Confidential Information, including, but not limited to PHI and Company proprietary information (hereinafter collectively designated “Data” for these items) in addition to, or as required by the above safeguards, Business Associate shall:
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

a)	Establish and maintain a Security Awareness Program that communicates and provides training on its security policies to the workforce.

b)	Establish and implement a data backup program to create and maintain retrievable exact copies of Data.

c)	Establish and implement an access management program designed to guard against the unauthorized access, alteration, or destruction of Data and supporting systems and applications. The program shall require the establishment, maintenance and tracking of individual user IDs, passwords, and associated access levels to Data in accordance with minimum access necessary to perform job functions providing services to Company. Access should be reviewed at least annually to ensure access is appropriate for the job function. Such measures shall include the installation and use of software which: (i) requires all users to enter a user identification and password prior to gaining access to the information systems; (ii) controls and tracks the addition and deletion of users; (iii) controls and tracks user access to areas and features of the information systems; and (iv) offers other security features to protect the confidentiality, availability and integrity of Data. Require that user passwords be changed at least every ninety (90) days, or sooner if a specific trained operator is no longer responsible for accessing Data, or if there is reasonable cause to believe that an unauthorized person has learned the password. All user IDs that are no longer authorized to obtain access to Data must be immediately deleted, revoked or disabled.

d)	Restrict access to its physical facilities and environments, electronic networks, applications, and media by providing authorized users the minimum access necessary to perform their job function. Access permissions to electronic networks, applications and media shall be reviewed and modified/removed as appropriate no less then annually, upon change of user job function or upon user termination from employment or job assignment.

e)	Implement and maintain adequate controls to restrict perimeter access to its facilities and sensitive areas such as, employee work areas, data centers, telecommunications closets, server rooms, and media libraries. Physical security access controls and lists shall be reviewed and modified as necessary, and at least annually. Computing devices used to access, receive, store, maintain or process Data must be located in a limited access room within the facility.

f)	Establish and maintain an anti-virus program designed to guard against the introduction and propagation of any virus. Implementation must require at least daily virus scans and deployment of virus signature updates upon availability. Computing devices used to access, receive, store, maintain or process Data must be configured with up-to-date virus protection software.

g)	Establish and maintain a security-patching program designed to guard against the exploitation of vulnerabilities. Implementation must require the periodic review of
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

security patch levels and ensure the timely application of updated security patches upon availability. Computing devices used to access, receive, store, maintain or process Data must be current with security related patches as they become available. Document and make available to Company on-site at Business Associate’s offices during the course of any Company audit, upon request, 1) the recommended configuration for devices on Company’s network, 2) the process for maintaining configurations and the application of patches and fixes when they become available, and 3) the process for secure deployment and device maintenance on Company’s network.

h)	Establish and maintain an intrusion detection and/or intrusion prevention and firewall program designed to guard against unauthorized access to the Business Associate’s systems. Implementation must require periodic review of firewall and IDS/IPS updates. Application of updates must be deployed upon availability. Computing devices used to access, receive, store, maintain or process Data must be protected by a firewall to prevent unauthorized access from the public network. Only authorized services and protocols required by Business Associate to provide services will be permitted access to such computing devices. All other protocols and services must be denied. An intrusion detection system shall be deployed, properly configured, and actively monitored to detect network or computing device compromises.

i)	To the extent that Business Associate operates electronic networks or applications that are accessible through the Internet, Business Associate shall conduct periodic penetration tests, and as necessary, implement in an expedient manner, corrective actions to mitigate vulnerabilities. Appropriate corrective action plans for vulnerabilities must be implemented in an expedient manner. All remote access to the network, network devices, servers or applications for any employee, vendor, consultant or contractor must utilize an acceptable two-factor authentication system. All remote access provided to any application for a customer or client that provides the capability of performing or displaying financial transaction data, or provides the capability of displaying or updating Personal Healthcare Information (PHI), Non-public Personal Information (NPI) or Personally Identifiable Information (PII) must utilize an acceptable two-factor or multi-factor authentication system. Computing devices used to access, receive, store, maintain or process Data remotely (such as from home or a hotel) must ensure the appropriate security controls are implemented to match those stated in this Exhibit, including, but not limited to, firewalls, current anti-virus signature, and two-factor authentication.

j)	Encrypt all Data transmitted (e.g. email, file transfers, etc) over, or stored on public (open) networks at a minimum 128-bit encryption or such higher level as may be required by industry best practices or governmental regulations. Data must be protected while being transmitted on a private network using methods such as switched network and/or encryption.

k)	Ensure that Data is not accessible by unauthorized persons on portable electronic and telecommunications devices such as laptop computers, through (a) adequate
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

encryption software installed and activated and/or (b) policies that prohibit saving Data to the local drive, except as may be authorized in writing by Company and (c) policies that require the device to be physically secured when not in use. Ensure that comparable safeguards must be in place for personal digital assistants (PDAs), BlackBerries and other portable devices that house Data.
l)	Data shall not be stored on desktops, laptops, personal digital assistants (PDAs), or other removable storage devices, such as diskettes, reels/tapes, compact discs (CDs), memory sticks or similar devices. All Data must be encrypted, using industry standard encryption processes.

m)	Ensure proper custody and destruction of Data after it is no longer needed, including shredding of paper and erasing/wiping of electronic data in accordance with best practices (e.g. U.S. Department of Defense 5200-28-STD). Data must be securely stored at all times to prevent loss and unauthorized access or disclosure. Data requires secure disposal or destruction when no longer required, when requested by Company or upon the termination or expiration of the Agreement. Data must be burned, pulverized or shredded if in print or hard copy form using methods or techniques so that the media cannot practicably be read or reconstructed. When destruction methods utilize a two-step shred and pulverization approach, the shred portion of the destruction process should, at a minimum, render the paper media to a final size not to exceed 5/8 inch by approximately 2 inch, crosscut segment, with the shredded material stored and sealed in a container until the second pulverization step is completed. Data stored electronically, including, but not limited to information stored on tapes, disks or hard drives, must be deleted and wiped using industry best practices to ensure the information is thoroughly removed.

n)	Develop and maintain a Disaster Recovery Plan and a Business Continuity Plan, which are tested annually and revised at a minimum quarterly. These shall include a written file/database back-up and recovery strategy, including procedures that create and maintain retrievable exact copies of Data, as appropriate, or as otherwise provided for in any contracts between Company and Business Associate.

o)	Maintain audit trails of its physical facilities and environments and electronic networks, applications and media electronic consistent to maintain the confidentiality, integrity and availability of Data. Processes must be in place to create the appropriate audit trails to determine who has accessed Data.

p)	Ensure an independent review, by internal or external professionals, of administrative, physical and technical policies and procedures and technological mechanisms comprising its security risk management program no less than annually, in accordance with industry standards. Corrective action plans, as necessary and appropriate, shall be implemented.

q)	To the extent applicable, Business Associate shall take no action that would subject any PHI to regulation under
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(i)	the EU PHI Protection Directive;

(ii)	national legislation implementing the EU PHI Protection Directive in any Member State of the European Union; or

(iii)	the Law of any other country that would
a.	restrict the ability of Company or Business Associate to transfer or process such Data; or

b.	grant to the individual to whom such Data pertains any greater rights or control over Company’s or Business Associate’s use of such Data than such individual has under the relevant laws of the United States (including relevant subordinate jurisdictions), without the prior written consent of Company that expressly approves subjecting such Data to such regulatory scheme. Company may withhold such approval in its sole discretion.
r.)	Data shall not be used for test or development data, unless express Company approval is provided.

s.)	In addition to reporting to Company any Use or Disclosure of PHI not permitted by the Agreement, Business Associate will also promptly report any Security Incidents of which Business Associate is aware, as detailed in Section C(1)of this Agreement.
B.	PHI Access, Amendment and Disclosure Accounting.
1.	Access. Business Associate will promptly upon Company’s request make available to Company or, at Company’s direction, to the Individual (or the Individual’s Personal Representative) for inspection and obtaining copies any PHI about the Individual which Business Associate created or received for or from Company and that is in Business Associate’s custody or control, so that Company may meet its access obligations pursuant to and required by applicable law, including but not limited to 45 C.F.R. 164.524, and where applicable, the HITECH Act. Business Associate shall make such information available in electronic format where directed by the organization.

2.	Amendment. Business Associate will, upon receipt of notice from Company, promptly amend or permit Company access to amend any portion of the PHI which Business Associate created or received for or from Company, pursuant to and required by applicable law, including but not limited to 45 C.F.R. Part 164.526.

Business Associate will not respond directly to an Individual’s request for an amendment of their PHI held in the Business Associate’s Designated Record Set. Business Associate will refer the Individual to Company so that Company can coordinate and prepare a timely response to the Individual.

3.	Disclosure Accounting. So that Company may meet its Disclosure accounting obligations pursuant to and required by applicable law, including but not limited to 45 C.F.R. Part 164.528:
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

a)	Disclosure Tracking. Business Associate will promptly, but no later than within seven (7) days of the Disclosure, report to Company for each Disclosure, not excepted from Disclosure accounting under Section B(3)(b) below, that Business Associate makes to Company or a third party of PHI that Business Associate creates or receives for or from Company, (i) the Disclosure date, (ii) the name and (if known) address of the person or entity to whom Business Associate made the Disclosure, (iii) a brief description of the PHI disclosed, and (iv) a brief statement of the purpose of the Disclosure (items i-iv, collectively, the “disclosure information”). For repetitive Disclosures Business Associate makes to the same person or entity (including Company) for a single purpose, Business Associate may provide (x) the disclosure information for the first of these repetitive Disclosures, (y) the frequency, periodicity or number of these repetitive Disclosures and (z) the date of the last of these repetitive Disclosures. Business Associate further shall provide any additional information, to the extent required by the HITECH Act or any regulation adopted pursuant thereto.

b)	Exceptions from Disclosure Tracking. Business Associate need not report Disclosure of information or otherwise account for Disclosures of PHI that this Agreement or Company in writing permits or requires (i) for the purpose of Company’s Treatment activities, Payment activities, or Health Care Operations (except where such recording or accounting is required by the HITECH Act), and as of the effective dates for any such requirements; (ii) to the Individual who is the subject of the PHI disclosed, to that Individual’s Personal Representative or to another person or entity authorized by the Individual; (iii) to persons involved in that Individual’s Health Care or Payment for Health Care; (iv) for notification for disaster relief purposes; (v) for national security or intelligence purposes; (vi) to Law Enforcement Officials or Correctional Institutions regarding Inmates; or (vii) disclosed in a limited data set.

Business Associate need not report any Disclosure of PHI that was made before April 14, 2003.

c)	Except as provided in subsection d) below, Business Associate will not respond directly to an Individual’s request for an accounting of Disclosures. Business Associate will refer the Individual to Company so that Company can coordinate and prepare a timely accounting to the Individual.

d)	Disclosure through an Electronic Health Record. However, when Business Associate is contacted directly by an individual based on information provided to the individual by Company, Business Associate shall make the accounting of disclosures available directly to the individual, but only if required by the HITECH Act or any related regulations.
4.	Confidential Communications and Restriction Agreements. Business Associate will promptly, upon receipt of notice from Company, send an Individual’s communications to the identified alternate address. Business Associate will comply with any agreement
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Company makes that restricts Use or Disclosure of Company’s PHI pursuant to 45 C.F.R. §164.522(a), provided that Company notifies Business Associate in writing of the restriction obligations that Business Associate must follow. Company will promptly notify Business Associate in writing of the termination or modification of any confidential communication requirement or restriction agreement.
5.	Disclosure to U.S. Department of Health and Human Services. Business Associate shall make its internal practices, books, and records relating to the Use and Disclosure of PHI received from Company (or created or received by Business Associate on behalf of Company) available to the Secretary of the United States Department of Health and Human Services, for purposes of determining Company’s compliance with 45 C.F.R. Parts 160-164. Unless the Secretary directs otherwise, Business Associate shall promptly notify Company of Business Associate’s receipt of such request, so that Company can assist in compliance with that request.
C.	Breach of Privacy and Security Obligations.
1.	Reporting. Business Associate will report to Company: (i) any Use or Disclosure of PHI (including Security Incidents) not permitted by this Agreement or in writing by Company; (ii) any Security Incident; (iii) any Breach, as defined in the HITECH Act; or (iv) any other breach of a security system, or the like, as such may be defined under applicable state law (collectively a “Breach”). Except as described in subparagraph “e)” below, Business Associate will, without unreasonable delay make the report to Company pursuant to such reasonable reporting guidelines provided by Company and on a form made available to Business Associate, or by such other reasonable means of reporting as may be communicated to Business Associate by Company, after Business Associate discovers such Breach. Business Associate shall cooperate with Company in investigating the Breach and in meeting Company’s obligations under the HITECH Act, and any other security breach notification laws or regulatory obligations.
a.	Report Contents. To the extent such information is available, Business Associate’s report will at least:
(i)	Identify the nature of the non-permitted or prohibited access, Use or Disclosure, including the date of the Breach and the date of discovery of the Breach;

(ii)	Identify the PHI accessed, used or disclosed, and provide an exact copy or replication of the PHI, as appropriate, in a format reasonably requested by Company, and to the extent available;

(iii)	Identify what corrective action Business Associate took or will take to prevent further Breaches;

(iv)	Identify what Business Associate did or will do to mitigate any deleterious effect of the Breach; and

(v)	Provide such other information, including a written report, as Company may reasonably request.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

b.	Examples of Security Incidents. Company requires prompt notification from Business Associate if Business Associate experiences any Security Incidents that impact the confidentiality, integrity or availability of Company data or information systems. Below are some examples:
(i)	Business Associate’s information systems are exposed to malicious code, such as a virus or worm, and such code could be transmitted to Company data or systems.

(ii)	Unauthorized access is granted or obtained to servers or workstations that contain Company data or Business Associate discovers that Company data is being used, copied, or destroyed inappropriately.

(iii)	Business Associate experiences an attack or the compromise of a server or workstation containing Company information requiring that it be taken offline.

(iv)	Unauthorized access or disclosure has occurred involving Protected Health Information, which is an obligation under the HIPAA Privacy Rule.
c.	Unsuccessful Security Incidents. Except as noted in C.1(e) below, the parties acknowledge and agree that this section constitutes notice by Business Associate to Company of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which no additional notice to Company shall be required. “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Business Associate’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of PHI.

d.	Breach of Unsecured Protected Health Information. A Breach of Unsecured Protected Health Information includes any Breach as defined in the HITECH act or regulations adopted pursuant thereto.

e.	Medicare Vendor Reporting Requirements. To the extent that Business Associate is subject to any Center for Medicare and Medicaid (“CMS”) incident reporting requirements (including applicable timeframes for such reporting) as detailed in the services agreement between Company and Business Associate (including any amendments, exhibits or addenda), Business Associate shall comply with all such reporting requirements, in addition to those imposed hereby.
2.	Breach. Without limiting the rights of the parties elsewhere set forth in the Agreement or available under applicable law, if Business Associate breaches its obligations under this Agreement, Company may, at its option:
a.	Exercise any of its rights of access and inspection under paragraph 4 of section A of this Agreement;

b.	Require Business Associate to submit to a plan of monitoring and reporting, as Company may determine appropriate to maintain compliance with this Agreement
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

and Company shall retain the right to report to the Secretary of HHS any failure by Business Associate to comply with such monitoring and reporting; or
c.	If for any reason Company determines that Business Associate has breached the terms of this Agreement and such breach has not been cured, Company may report such breach to the U.S. Department of Health and Human Services.
3.	Mitigation. Business Associate agrees to mitigate to the extent practicable, any harmful effect that is known to Business Associate of any security incident related to PHI or any use or disclosure of PHI by Business Associate in violation of the requirements of this BA Agreement. To the extent Company incurs any expense Company reasonably determines to be necessary to mitigate any Breach or any other non-permitted use or disclosure of Individually Identifiable Information, Business Associate shall reimburse Company for such expense.
D.	Compliance with Standard Transactions.
1.	If Business Associate conducts in whole or part Standard Transactions, for or on behalf of Company, Business Associate will comply, and will require any subcontractor or agent involved with the conduct of such Standard Transactions to comply, with each applicable requirement of 45 C.F.R. Part 162 for which HHS has established Standards. Business Associate will comply by a mutually agreed date, but no later than the date for compliance with all applicable final regulations, and will require any subcontractor or agent involved with the conduct of such Standard Transactions, to comply, with each applicable requirement of the Transaction Rule 45 C.F. R. Part 162. Business Associate agrees to demonstrate compliance with the Transactions by allowing Company to test the Transactions and content requirements upon a mutually agreeable date. Business Associate will not enter into, or permit its subcontractors or agents to enter into, any trading partner agreement in connection with the conduct of Standard Transactions for or on behalf of Company that:
a)	Changes the definition, data condition or use of a data element or segment in a Standard Transaction.

b)	Adds any data elements or segments to the maximum defined data set;

c)	Uses any code or data element that is marked “not used” in the Standard Transaction’s Implementation Specification or is not in the Standard Transaction’s Implementation Specification; or

d)	Changes the meaning or intent of the Standard Transaction’s Implementation Specification.
2.	Concurrence for Test Modification to Standard Transactions. Business Associate agrees and understands that there exists the possibility that Company or others may request from HHS an exception from the uses of a Standard in the HHS Transaction
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Standards. If this request is granted by HHS, Business Associate agrees that it will participate in such test modification.
3.	Incorporation of Modifications to Standard Transactions. Business Associate agrees and understands that from time-to-time, HHS may modify and set compliance dates for the Transaction Standards. Business Associate agrees to incorporate by reference into this Agreement any such modifications or changes.

4.	Code Set Retention (Only for Plans). Both parties understand and agree to keep open code sets being processed or used in the Agreement for at least the current billing period or any appeal period, whichever is longer.

5.	Guidelines and Requirements. Business Associate further agrees to comply with any guidelines or requirements adopted by Company consistent with the requirements of HIPAA and any regulations promulgated thereunder, governing the exchange of information between Business Associate and the Company.
E.	Obligations upon Termination.
1.	Return or Destruction. Upon termination, cancellation, expiration or other conclusion of the Agreement, Business Associate will if feasible return to Company or destroy all PHI, in whatever form or medium (including in any electronic medium under Business Associate’s custody or control), that Business Associate created or received for or from Company, including all copies of and any data or compilations derived from and allowing identification of any Individual who is a subject of the PHI. Business Associate will complete such return or destruction as promptly as possible, but not later than 30 days after the effective date of the termination, cancellation, expiration or other conclusion of Agreement. Business Associate will identify any PHI that Business Associate created or received for or from Company that cannot feasibly be returned to Company or destroyed, and will limit its further Use or Disclosure of that PHI to those purposes that make return or destruction of that PHI infeasible and will otherwise continue to protect the security any PHI that is maintained pursuant to the security provisions of this Agreement for so long as the PHI is maintained. Within such 30 days, Business Associate will certify in writing to Company that such return or destruction has been completed, will deliver to Company the identification of any PHI for which return or destruction is infeasible and, for that PHI, will certify that it will only Use or disclose such PHI for those purposes that make return or destruction infeasible.

2.	Continuing Privacy and Security Obligation. Business Associate’s obligation to protect the privacy and security of the PHI it created or received for or from Company will be continuous and survive termination, cancellation, expiration or other conclusion of this Agreement, so long as the data is maintained.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

F.	General Provisions.
1.	Definitions. The capitalized terms in this Agreement have the meanings set out in 45 C.F.R. Parts 160-164, as it may be amended from time to time. As of the execution date of this Agreement, the following are some of the relevant definitions set out in the Code of Federal Regulations.
a.	Disclosure means the release, transfer, provision of, access to, or divulging in any other manner of information outside the entity holding the information.

b.	Electronic Media means (1) Electronic storage media including memory devices in computers (hard drives) and any removable/transportable digital memory medium, such as magnetic tape or disk, optical disk, or digital memory card; or (2) Transmission media used to exchange information already in electronic storage media. Transmission media include, for example, the internet (wide-open), extranet (using internet technology to link a business with information accessible only to collaborating parties), leased lines, dial-up lines. Private networks and the physical movement of removable/transportable electronic storage media. Certain transmissions, including of paper, via facsimile, and of voice, via telephone, are not considered transmissions via electronic media, because the information being exchanged did not exist in electronic form before the transmission.

c.	Individual means the person who is the subject of Protected Health Information.

d.	Individually Identifiable Health Information means information that is a subset of Protected Health Information, including demographic information collected from an Individual; and
(i)	is created or received by a Health Care Provider, Health Plan, Employer, or Health Care Clearinghouse; and

(ii)	relates to the past, present or future physical or mental health condition of an Individual; the provision of Health Care to an Individual; or the past, present, or future payment for the provision of Health Care to an Individual; and
a)	that identifies the Individual; or

b)	with respect to which there is a reasonable basis to believe the information can be used to identify the Individual.
e.	Protected Health Information (“PHI”) means any information without regard to its form or medium, gathered by Business Associate in connection with Business Associate’s relationship with Covered Entity that identifies an individual or that otherwise would be defined as Protected Health Information under HIPAA.

f.	Security Incident means an attempted or successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations in an information system, involving Protected Health Information that is
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

created, received maintained or transmitted by or on behalf of Company in electronic form.
g.	Use means, with respect to Individually Identifiable Health Information, the sharing, employment, application, utilization, examination, or analysis of such information with an entity that maintains such information.
2.	Amendment. From time to time local, state or federal legislative bodies, boards, departments or agencies may enact or issue laws, rules, or regulations pertinent this Agreement. In such event, Business Associate agrees to immediately abide by all said pertinent laws, rules, or regulations and to cooperate with Company to carry out any responsibilities placed upon Company or Business Associate by said laws, rules, or regulations.

3.	Conflicts. The terms and conditions of this Agreement will override and control any conflicting term or condition of any other agreement between the parties with respect to the subject matter herein. All non-conflicting terms and conditions of the said other agreement(s) remain in full force and effect.

4.	Owner of PHI. Company is the exclusive owner of PHI generated or used under the terms of the Agreement.

5.	Disclosure of De-identified Data. The process of converting PHI to De-identified Data (DID) is set forth in 45 C.F.R Part 164.514. In the event that Company provides Business Associate with DID, Business Associate shall not be given access to, nor shall Business Associate attempt to develop on its own, any keys or codes that can be used to re-identify the data. Business Associate shall only use DID as directed by Company.

6.	Assignment/Subcontract. Company shall have the right to review and approve any proposed assignment or subcontracting of Business Associate’s duties and responsibilities arising under the Agreement, subject to the provisions of Section 16.6 of the Agreement, as it relates to the Use or creation of PHI (or DID if applicable).

7.	Audit. Company shall have the right to audit and monitor all applicable activities and records of Business Associate to determine Business Associate’s compliance with the requirements relating to the creation or Use of PHI (and DID, if applicable) as it relates to the privacy and security sections of this Agreement.

8.	Intent. The parties agree that there are no intended third party beneficiaries under this Agreement.

9.	Indemnity. Business Associate will indemnify and hold harmless Company and any Company affiliate, officer, director, employee or agent from and against any claim, cause of action, liability, damage, cost or expense, including attorneys’ fees and court or proceeding costs, arising out of or in connection with any non-permitted or prohibited
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Use or Disclosure of PHI or other breach of this Agreement by Business Associate or any subcontractor, agent, person or entity under Business Associate’s control.
a)	Right to Tender or Undertake Defense. If Company is named a party in any judicial, administrative or other proceeding arising out of or in connection with any non-permitted or prohibited Use or Disclosure of PHI or other breach of this Agreement by Business Associate or any subcontractor, agent, person or entity under Business Associate’s control, Company will have the option at any time either (i) to tender its defense to Business Associate, in which case Business Associate will provide qualified attorneys, consultants and other appropriate professionals to represent Company’s interests at Business Associate’s expense, or (ii) undertake its own defense, choosing the attorneys, consultants and other appropriate professionals to represent its interests, in which case Business Associate will be responsible for and pay the reasonable fees and expenses of such attorneys, consultants and other professionals.

b)	Right to Control Resolution. Company will have the sole right and discretion to settle, compromise or otherwise resolve any and all claims, causes of actions, liabilities or damages against it, notwithstanding that Company may have tendered its defense to Business Associate. Any such resolution will not relieve Business Associate of its obligation to indemnify Company under Section F(9) of this Agreement.
IN WITNESS WHEREOF, Company and Business Associate execute this Agreement in multiple originals to be effective on the date written above:
WELLPOINT, INC.
On behalf of itself and its Designated Affiliates,
By:
Print Name:
Title:
Date:
EXPRESS SCRIPTS, INC. (Business Associate)
By:
Print Name:
Title:
Date:
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT F
LIST OF SPECIALTY DRUGS
[*]
12 pages redacted in their entirety
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Execution Version
EXHIBIT G
DELEGATED SERVICES AND OVERSIGHT REQUIREMENTS
This document specifies the functions that have been delegated to PBM by WellPoint, the services that PBM will provide for WellPoint and requirements for both parties in the oversight process for the functions that have been delegated. Throughout this Exhibit G and Schedules G-1 and G-2, Delegate refers to PBM. This Exhibit G and Schedules G-1 and G-2 are in incorporated into the Agreement as follows:
1.	Delegated Functions
1.1	Delegated Functions. WellPoint hereby delegates the responsibility for delegated activities, as set forth in Schedule G-1 to this Exhibit and as further clarified in the Delegation Inventory Document. (“Delegated Functions”). Delegate shall perform such Delegated Functions for WellPoint’s affiliates as designated in Exhibit G. Delegate agrees to abide by the WellPoint Delegation Oversight and Operations Documents (hereinafter “Delegation Documents”) and coordinate with the appropriate WellPoint committee or leadership to strengthen Delegate’s performance of its Delegated Functions. The Delegation Inventory Document (DID) is a working collaborative document between the parties and may be updated by the parties from time to time and is not subject to the Amendment provisions of this Agreement.
2.	Programs, Polices and Procedures
2.1	Establishing Programs, Policies and Procedures. Delegate shall establish policies and procedures for implementing WellPoint’s prior authorization/drug utilization program (“Program”) for the delegated activities set forth in Schedule G-1. Such Program shall be consistent with WellPoint’s programs, policies and procedures. Delegate warrants that all Delegated Functions shall be performed in accordance with such Program. Delegate shall provide a copy of its Program to WellPoint. Delegate shall annually review its Program and shall give WellPoint at least thirty (30) days prior written notice of any material revisions. If such revisions are unacceptable to WellPoint, PBM will be given the opportunity to cure the noncompliance in accordance with Section 4.2 (delegation Oversight) of this Attachment. If the parties are unable to resolve the issue within the timeframes set forth in section 4.2 (Delegation Oversight) of this Exhibit, WellPoint may terminate this Attachment and/or delegation of the Delegated Functions immediately. PBM will develop standard drug utilization policies, utilization management criteria, and formularies consistent with CMS rules and regulations, supplemented and informed by CMS approved compendia. Where WellPoint establishes criteria for drug utilization and utilization management, and formularies, the reasonableness, medical necessity and CMS compliance of the established criteria will be the sole responsibility of WellPoint.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

2.2	Modification of Programs, Policy and Procedures. The parties acknowledge that the Program is subject to modification from time to time in order to meet WellPoint’s standards for said Program or to meet an external accreditation agency’s or association’s standards, such as National Committee on Quality Assurance (“NCQA”), Centers for Medicare & Medicaid Services (“CMS”), URAC (“URAC”), or Consortium Health Plans (“CHP”), or to meet legislative requirements. Either party may initiate an amendment for such purposes, and the other party shall not unreasonably withhold acceptance of such amendment.
3.	Reporting/Notification Requirements
3.1	Reporting Requirements. In addition to the reporting requirements set forth in the Agreement Delegate shall comply with WellPoint’s reporting requirements in WellPoint’s Delegation Documents. Delegate shall complete and submit all applicable reports related to the Delegated Functions set forth In Schedule G-1.

3.2	Agency Reviews. From time to time associations or agencies such as state regulators, URAC, CMS, NCQA, or CHP, may review and evaluate WellPoint’s delegation procedures for its Delegated Functions. When applicable, WellPoint shall make best efforts to provide PBM sixty (60) days prior notice of such reviews. To assist WellPoint with such review, Delegate shall, within one (1) business day of WellPoint’s request, provide information to WellPoint needed for the agency’s review. During such agency review, Delegate shall make a member of its staff available to assist WellPoint and/or the agency with such review.

3.3	New Requirements. When WellPoint receives notification of new legislation or accreditation requirement, WellPoint will notify the Delegate. Within thirty (30) days of receipt of the notification, Delegate shall provide WellPoint with an action plan describing how Delegate will comply with the new requirement and shall implement such action plan.

3.4	Priority Reporting. Delegate shall report incidents or situations that may give rise to liability attributable to WellPoint.
4.	Oversight
4.1	Annual Oversight. At least annually, but as needed, WellPoint shall visit Delegate to conduct an evaluation of its Delegated Functions and programs, policies and procedures. WellPoint shall use best efforts to provide PBM sixty (60) days prior notice of such visit. Delegate shall assist WellPoint and/or its designee with conducting the evaluation. Within thirty (30) days of the completion of the evaluation, WellPoint shall provide a written report to Delegate assessing Delegate’s performance. In the event the evaluation indicates a need for Delegate to revise or improve one or more of its Programs, Delegate shall develop a corrective action plan and submit such plan to WellPoint. Such corrective action plan shall be submitted to WellPoint within thirty (30) days of receiving
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

notice regarding the need to submit a plan. Within six (6) months from WellPoint’s receipt of Delegate’s corrective action plan, WellPoint shall provide a follow-up report or schedule a follow-up on-site review to assess the effectiveness of Delegate’s corrective action plan.
4.2	Delegation Oversight. In the event WellPoint and/or its designee determines that Delegate’s performance of one or more of the Delegated Functions fails to comply with WellPoint’s standards or an external accrediting agency’s or association’s standards, such as NCQA, or Delegate fails to comply with the aforementioned evaluations and/or fails to submit or implement an appropriate corrective action plan, as specified above, WellPoint shall give Delegate a detailed notice of such noncompliance(s). Delegate shall have thirty (30) days from receipt of such notice to cure the noncompliance(s). During such time, WellPoint and/or its designee shall use its best efforts to work with Delegate to correct such noncompliance issue(s).

4.3	Oversight Tools. The oversight tools utilized by WellPoint to perform the review and the list of documents and/or information that WellPoint will review during such evaluations are available to the Delegate upon request.

4.4	Delegate’s Committees. A WellPoint representative may attend Delegate’s Committee meetings relevant to Delegate’s Delegated Functions, if such committee exists.
5.	Revocation of Delegation
5.1	Revocation. WellPoint may revoke one or more of the Delegated Functions set forth in Schedule G-1 to this Exhibit in the event WellPoint determines that Delegate fails to comply with WellPoint’s standards and/or an external accrediting agency’s or association’s standards, such as CMS or NCQA, regarding the Delegated Function(s), and Delegate has failed to cure the noncompliance(s), as specified above.
6.	Sub-Delegation.
6.1	Notification of Sub-delegation. Prior to sub-delegation, Delegate is to inform WellPoint of any potential sub-delegated activity. Delegate shall not sub-delegate any Delegated Function without WellPoint’s prior written consent. WellPoint reserves the right to perform a pre-assessment of any potential sub-delegate prior to authorizing the sub-delegation. If the sub-delegate is authorized by WellPoint, Delegate remains accountable for the particular function to be carried out properly and shall insure that sub-delegate complies with the terms of this Exhibit. Sub-delegate is subject to the agreement between the Delegate and WellPoint and in accordance with NCQA, URAC and regulatory requirements.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

6.2	Oversight of Sub-delegate. WellPoint shall review, at a minimum, documentation of Delegate’s oversight of the Sub-Delegate’s activities to ensure that WellPoint’s oversight process is being followed and that all WellPoint’s standards are met or exceeded. WellPoint may reserve the right to perform oversight of Sub-Delegate’s activities and has the right at any time to request the termination of the sub-delegation. Delegate shall prepare an annual on-site assessment report for the Sub-Delegate. The report shall include an assessment of the Sub-Delegate’s performance of the delegated activities. Such report shall be submitted to WellPoint and/or its designee on an annual basis, at the time of the anniversary date of the Agreement, and shall be reviewed by WellPoint.

6.3	Written Agreement with Sub-delegate. Upon approval by WellPoint of the sub-delegation, Delegate shall enter into a written contract with the Sub-Delegate, obligating Sub-Delegate to the terms and conditions of the Agreement and any Attachments or Exhibits thereto and shall provide a copy of such contract, upon request. It is understood that Delegate may contract with Sub-Delegate for purposes outside the scope of this Agreement.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

SCHEDULE G-1
DELEGATED FUNCTIONS
The Delegated Functions that Delegate will perform and the specific activities for each are attached hereto as Schedule G-1.
UTILIZATION MANAGEMENT

UM Structure	WellPoint approves PBM’s UM program and plan annually. The plan meets all compliance standards stipulated by WellPoint.

PBM will adhere to the clinical staff oversight requirements. (*Listed under URAC core 19, 20, and 24)

PBM agrees to designate a senior clinical lead (physician or pharmacist) with substantial involvement in UM program development and oversight.

PBM agrees to define organization structure and provide WellPoint timely notice of any significant change in key utilization management personnel, including without limitation, the Medical Director/Pharmacist or Director of Utilization Management.

Clinical Criteria	The PBM is not delegated management of clinical criteria. WellPoint retains the development/maintenance or adoption of clinical criteria and application policies for the UM program. PBM agrees to support development and utilize WellPoint criteria and policies.

PBM will evaluate their Level 1 (advocates) quality and consistency in applying criteria quarterly. Reporting will occur at least annually.

PBM will evaluate their Physician/Pharmacist Reviewers’ quality and consistency in applying clinical criteria at least annually.

PBM will report Physician/Pharmacist Reviewer quality and consistency to WellPoint.

PBM’s policies and procedures address this process. Policies and procedures will be reviewed annually for compliance with standards stipulated by WellPoint.

Communication Services	WellPoint and PBM collaborate on the Communication Standards in the shared Utilization Management process.

PBM will be responsible for ensuring their UM reviewers are accessible by phone to ordering providers and WellPoint UM staff.

PBM’s policy and procedures support this process.

WellPoint reviews PBM’s Policies and procedures annually for
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

compliance with standards stipulated by WellPoint.

Appropriate Professionals	WellPoint and PBM collaborate on the Appropriate Professional Standards in the shared Utilization Management process.

PBM will be responsible for ensuring the appropriate clinical personnel perform the initial prior authorization in accordance to NCQA, URAC, and state regulations

PBM’s policy and procedures support this process.

WellPoint reviews PBM’s Policies and procedures annually for compliance with standards stipulated by WellPoint.

A sampling of associate, consultant and UM files will be audited annually

Timeliness of UM Decisions	WellPoint and PBM will collaborate on the Timeliness of UM Decisions Standards in the shared Utilization Management process.

PBM will be responsible for ensuring that their UM associates support the turnaround times as described in Schedule G-2 Notification Requirements.

PBM complies with State and Federal laws and accrediting entity’s timeliness requirements.

PBM’s policy and procedures address this process.

WellPoint reviews PBM’s Policies and procedures annually for compliance with standards stipulated by WellPoint.

A sampling of MD authorization files will be audited annually.

Clinical Information	WellPoint and PBM collaborate on the Clinical Information needed for UM Decisions in the shared Utilization Management process.

PBM clinical personnel will only collect additional info necessary for making appropriate medical necessity authorization determinations or redirection. (Note:
Educated decision-making will be utilized to process pharmaceutical requests. Such informed decisions will be made using WellPoint Clinical Criteria, or when WellPoint Clinical Criteria is not available for a particular review, evidence-based standards of medical practice involving individual consideration.)

PBM’s policy and procedures address this process.

WellPoint reviews PBM’s Policies and procedures annually for compliance with standards stipulated by WellPoint.

A sampling of MD/Pharmacist authorization files will be audited annually.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Denial Notices	PBM shall not have the responsibility to make UM denials. WellPoint retains responsibility for making UM decisions.

Policies for Appeals	PBM is not delegated WellPoint appeals or grievances related to UM decisions. WellPoint retains responsibility for appeals and grievances.

Appropriate Appeals Handling	PBM is not delegated WellPoint appeals or grievances related to UM decisions. WellPoint retains responsibility for appeals and grievances.

Evaluation of New Technology	PBM is not delegated evaluation of new technology. WellPoint retains the evaluation of new and the new application of existing technology.

WellPoint will notify delegate of revisions and updates to UM criteria and procedures allowing agreed upon time for implementation.

Satisfaction with the UM Process	PBM will administer a provider satisfaction survey to Participating Providers as set forth in the Agreement, measuring provider satisfaction with the PBM’s physician review UM process.

PBM is not delegated evaluation of member and provider satisfaction with WellPoint’s UM Process.

WellPoint retains responsibility for evaluation of satisfaction with UM Process.

Emergency Services	PBM is not delegated management of Emergency Services. WellPoint retains responsibility for management of Emergency Services.

Pharmaceutical Management Process	WellPoint and PBM will work collaboratively in developing the Pharmaceutical Management Process. PBM agrees to support or development of these programs.

PBM’s policies and procedures address this process.

Policies and procedures will be reviewed annually for compliance with standards stipulated by WellPoint.

Ensuring Appropriate Utilization	PBM is not delegated monitoring of appropriate Utilization.

WellPoint retains responsibility for ensuring appropriate utilization. WellPoint may seek PBM’s input & feedback on appropriate goals, benchmarks, interventions and outcomes related to utilization of pharmacy service

PBM shall not specifically reward practitioners or other individuals
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

conducting utilization review.

WellPoint reviews PBM’s Policies and procedures annually for compliance with standards stipulated by WellPoint.

Behavioral Health Care Triage & Referral	PBM is not delegated Behavioral Health Care Triage & Referral management.

WellPoint retains responsibility for Behavioral Health Care Triage & Referral management

UM Delegation	PBM must gain WellPoint’s approval before they would contract to sub-delegate UM activities. If sub-delegation occurs, WellPoint reserves the right to audit the sub-delegate, if needed.

WellPoint reviews PBM’s Policies and procedures annually for compliance with standards stipulated by WellPoint as part of the delegation oversight process.

Compliance with State & Federal Mandates	PBM will comply with existing state (as noted by WellPoint) and federal mandates (including CMS-Medicare Advantage requirements).

PBM will comply with future state and federal mandates within a reasonable timeframe.

WellPoint reviews PBM’s Policies and procedures annually for compliance with standards stipulated by WellPoint.

A sampling of MD/Pharmacist authorization files will be audited annually.
MEMBER RIGHTS & INFORMATION

Member Complaints	PBM is responsible for resolving member complaints about pharmacy service in a manner specified by WellPoint.

Delegate shall immediately forward to WellPoint all Department of Insurance complaints related to utilization management and shall, upon request, respond to such complaints, or provide all information necessary for WellPoint to respond to Department of Insurance complaints.

PBM is not delegated WellPoint appeals or grievances. WellPoint retains the responsibility for appeals and grievances.

WellPoint reviews PBM’s Policies and procedures annually for
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

MEMBER RIGHTS & INFORMATION

compliance with standards stipulated by WellPoint.

A sampling of WellPoint complaint files will be audited annually.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

SCHEDULE G-2
Case Turnaround Timeframes1
PBM will perform pharmacy reviews in accordance with the following turnaround times:

Type of Review	PBM Case Turnaround Timeframe[2]
Prospective Urgent	Taking into consideration the medical urgency of the situation, PBM will complete its review and return the case to WellPoint ASAP, but no greater than eight (8) hours from receipt of case.

Prospective Non-Urgent	PBM will complete its review and return the case to WellPoint within one (1) business day from receipt of case.

Concurrent Urgent	To the extent PBM performs this type of pharmacy review, taking into consideration the medical urgency of the situation, PBM will complete its review and return the case to WellPoint ASAP, but no greater than eight (8) hours from receipt of case.

Concurrent Non-Urgent	To the extent PBM performs this type of pharmacy review, PBM will complete its review and return the case to WellPoint within one (1) business day from receipt of case.

Retrospective (pre-claim)	Except for IN, CT, ME, and NH membership: PBM will complete its review and return the case to WellPoint within ten (10) calendar days from receipt of case.

IN, CT, ME, and NH membership only: PBM will complete its review and return the case to WellPoint within one (1) business day from receipt of case.

[1]	Schedule G-2 applies to all lines of WellPoint’s business including, but not limited to, commercial and government business.

[2]	The day PBM receives the case is considered day one for purposes of calculating the case turnaround timeframe.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Retrospective (post-claim)	Except for CT, ME, and NH membership: PBM will complete its review and return the case to WellPoint within ten (10) calendar days from receipt of case.

CT, ME, and NH membership only: PBM will complete its review and return the case to WellPoint within one (1) business day from receipt of case.

Reconsideration/Re-review	PBM will complete its review and return the case to WellPoint within one (1) business day from receipt of case.
Additional information: If PBM determines that additional information is needed in order to complete its review, the case will be returned to WellPoint as soon as possible but no later than the timeframes outlined above.
Hours of Operation
Staff will be available at least eight (8) hours a day during normal business hours (9:00 a.m. to 4:00 p.m.) within the time zone where at least 2% of PBM’s business is conducted for inbound calls regarding UM issues.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT H
FEHB SERVICES ADMINISTRATION
This Exhibit sets forth the duties and obligations of PBM with respect to WellPoint’s FEHBP operations.
I. FEDERAL SUBCONTRACT PROVISIONS
Federal Acquisition Regulation Clauses (FAR)
This Agreement is a subcontract under a federal procurement contract of the United States Government (The Office of Personnel Management) with WellPoint. This Agreement is subject to certain federal procurement clauses pursuant to 48 C.F.R. Chapter 16.
This Agreement incorporates by reference the clauses set forth herein with the same force and effect as if they were given in full text. Upon request, FEP will make their full text available to PBM.
The clauses are applicable to this Agreement and to its lower tier contracts if the cost of this Agreement or lower tier agreements are equal to or greater than the amount required by the listed clause, unless specifically exempted by applicable rules, regulations, or Executive Agreements. References in the Federal Acquisition Regulation clauses to the “Government” shall be deemed to be references to WellPoint, as appropriate, and references to the “contractor” shall be deemed to be references to PBM, as appropriate
In the event of a conflict between the terms of this Exhibit and other terms in the Agreement, the terms of this Exhibit shall control.
II. FAR CLAUSES APPLICABLE TO THIS AGREEMENT
The clauses in FAR Subpart 52.2 referenced in subparagraph (a), the clauses applicable at the dollar thresholds in subparagraphs (b) and (c), those clauses referenced and checked in subparagraph (d), and those clauses in subparagraph (e) for Underwriting Agreements, in effect on the date of this Agreement, are incorporated herein and made a part of this Agreement. Certain clauses in the above-identified subparagraphs will not be incorporated if the Agreement does not meet the threshold characteristic set forth in parentheses after the name and date of the clause. To the extent that an earlier version of any such clause is included in the Prime Contract or agreement under which this Agreement is issued, the date of the clause as it appears in such Prime Contract or agreement shall be controlling and said version shall be incorporated herein. PBM agrees to abide by the provisions of the FEHB and FAR regulations applicable to subcontractors.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

     (a) The following clauses are applicable to this Agreement regardless of dollar amount:

FAR Reference	Title of Clause
52.202-1	Definitions (Jul 2004)

52.209-6	Protecting the Government’s Interest when Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment (Sept 2006) (only applicable if agreement exceeds $30,000)

52.222-4	Contract Work Hours And Safety Standards Act-Overtime Compensation (Jul 2005)

52.222-21	Prohibition Of Segregated Facilities (Feb 1999)

52.222-26	Equal Opportunity (Mar 2007)

52.222-35	Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (only applicable if agreement exceeds $100,000)

52.222-36	Affirmative Action for Workers with Disabilities (Jun 1998) (only applicable if agreement exceeds $10,000)

52.222-37	Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (only applicable if agreement exceeds $100,000)

52.222-39	Notification of Employee Rights Concerning Payment of Union Dues or Fees (Dec 2004)

52.222-50	Combating Trafficking in Persons (April 2007)

52.227-1	Authorization and Consent (Dec 2007)

52.244-6	Subcontracts for Commercial Items (Feb 2009)

52.247-63	Preference for U.S. Flag Air Carriers (June 2003)

52-247-64	Preference for Privately owned U.S. Flag Commercial Vessels (February 2006)
FEHBAR CLAUSES APPLICABLE TO THIS AGREEMENT:

1652.203-70	Misleading, Deceptive or Unfair Advertising (Jan 1991)

1652.204-70	Contractor Records Retention (July 2005)

1652.204-74	Large Provider Agreements (Oct 2005)

1652.222-70	Notice of Significant Events (July 2005)

1652.232-72	Non-Commingling of Funds (Jan 1991) (substitute “contractor and/or subcontractor” for “Carrier and/or its Underwriter”)

1652.246-70	FEHB Inspection (July 2005)

1652.249-71	FEHBP Termination for Convenience of the Government – Negotiated Benefits Contracts (Jan 1998)

1652.249-72	FEBHP Termination for Default-Negotiated Benefits Contracts (Jan 1998)
     (b) The following FAR clauses are applicable to this Agreement if it exceeds $100,000:

FAR Reference	Title of Clause
52.203-7.1	Anti-Kickback Procedures (Jul 1995)

52.203-12	Limitation on Payments to Influence Certain Federal Transactions (Sept 2007)

52.215-2	Audit and Records – Negotiation (Jun 1999) (only if agreement (1) is cost-reimbursement, incentive, time-and-materials, labor-hour, or price-redeterminable or
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

FAR Reference	Title of Clause
any combination thereof; (2) requires submission of cost or pricing data; or (3) requires Contractor to furnish certain cost, funding, or performance reports)

52.222-4	Contract Work Hours and Safety Standards Act—Overtime Compensation (Jul 2005)

52.227-2	Notice And Assistance Regarding Patent and Copyright Infringement (Dec 2007)
     (c) The following FAR clauses are applicable to this Agreement if it exceeds $500,000:

FAR Reference	Title of Clause
52.215-10	Price Reduction for Defective Cost or Pricing Data (Oct 1997)

52.215-12	Subcontractor Cost or Pricing Data (Oct 1997)

52.215-13	Subcontractor Cost or Pricing Data-Modifications (Oct 1997)

52.219-8	Utilization of Small Business Concerns (May 2004)

52-219-9	Small Business Subcontracting Plan (July 2005)
     (d) The following FAR clauses are applicable to this Agreement:
Clause No. & Title

FAR Reference	Title of Clause
52.215-15	Pension Adjustments and Asset Reversions (Oct 2004)

52.215-18	Reversion or Adjustment of Plans For Postretirement Benefits (PRB) Other than Pensions (Jul 2005)
     (e) The following FEHBAR clauses are applicable to all underwriting agreements:

FAR Reference	Title of Clause
1652.203-70	Misleading, Deceptive, or Unfair Advertising (Jan 1991) (All Underwriting)

1652.215-71	Investment Income (Jan 1998) (All Underwriting) (substitute “Underwriter” wherever “Carrier” is utilized in the clause)

1652.216-71	Accounting and Allowable Cost (Jan 2003)

1652.232-72	Non-commingling of FEHBP Funds (Jan 1991)

1652.246-70	FEHB Inspection (Jan 2005) (All Underwriting and Administrative Services)
(f)	Business Ethics and Conduct. This clause will only apply if the aggregate value of this Agreement exceeds $5 million and lasts for more than 120 days.
1.	Definitions. As used in this clause—
a.	“Agent” means any individual, including a director, an officer, an employee, or an independent contractor, authorized to act on behalf of the organization.

b.	“Full cooperation” means disclosure to the Government of the information sufficient for law enforcement to identify the nature and extent of the offense and
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

the individuals responsible for the conduct. It includes providing timely and complete response to Government auditors’ and investigators’ request for documents and access to employees with information.
c.	“Principal” means an officer, director, owner, partner, or a person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a subsidiary, division, or business segment; and similar positions).
2.	Code of business ethics and conduct. Within 30 days after contract award, unless WellPoint establishes a longer time period, PBM shall—
a.	Have a written code of business ethics and conduct; and

b.	Make a copy of the code available to each employee engaged in performance of this Agreement.
3.	PBM shall—
a.	Exercise due diligence to prevent and detect criminal conduct; and

b.	Otherwise promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

c.	Timely disclose, in writing, to the WellPoint Compliance Officer whenever, in connection with the award, performance, or closeout of this Agreement or any subcontract thereunder, PBM has credible evidence that a principal, employee, agent, or subcontractor of PBM has committed—
(i)	A violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code; or

(ii)	A violation of the civil False Claims Act (31 U.S.C. 3729-3733); or

(iii)	Has received a significant overpayment.
4.	WellPoint shall, to the extent permitted by law and regulation, safeguard and treat information obtained pursuant to the PBM’s disclosure as confidential where the information has been marked “confidential” or “proprietary” by PBM. To the extent reasonably possible and permitted by law and regulation, such information will not be disclosed to the public pursuant to a Freedom of Information Act request, 5 U.S.C. Section 552, without prior notification to PBM. WellPoint may transfer documents provided by PBM to any department or agency within the Executive Branch of the United States Government if the information relates to matters within the organization’s jurisdiction.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

5.	PBM shall establish the following within 90 days after the effective date of this Agreement, unless WellPoint establishes a longer time period:
a.	An ongoing business ethics awareness and compliance program.
(i)	This program shall include reasonable steps to communicate periodically and in a practical manner PBM’s standards and procedures and other aspects of PBM’s business ethics awareness and compliance program and internal control system, by conducting effective training programs and otherwise disseminating information appropriate to an individual’s respective roles and responsibilities.

(ii)	The training conducted under this program shall be provided to PBM’s principals and employees, and as appropriate, PBM’s agents and subcontractors.
b.	An internal control system.
(i)	PBM’s internal control system shall establish standards and procedures to facilitate timely discovery of improper conduct in connection with this Agreement; and ensure corrective measures are promptly instituted and carried out.

(ii)	At a minimum, PBM’s internal control system shall provide for the following:
c.	Assignment of responsibility at a sufficiently high level and adequate resources to ensure effectiveness of the business ethics awareness and compliance program and internal control system.

d.	Reasonable efforts not to include an individual as a principal, whom due diligence would have exposed as having engaged in conduct that is in conflict with PBM’s code of business ethics and conduct.

e.	Periodic reviews of company business practices, procedures, policies, and internal controls for compliance with PBM’s code of business ethics and conduct and the special requirements of Government contracting, including—
(i)	Monitoring and auditing to detect criminal conduct;

(ii)	Periodic evaluation of the effectiveness of the business ethics awareness and compliance program and internal control system, especially if criminal conduct has been detected; and

(iii)	Periodic assessment of the risk of criminal conduct, with appropriate steps to design, implement, or modify the business ethics awareness and compliance program and the internal control system as necessary to reduce the risk of criminal conduct identified through this process.
f.	An internal reporting mechanism, such as a hotline, which allows for anonymity or confidentiality, by which employees may report suspected instances of
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

improper conduct, and instructions that encourage employees to make such reports.

g.	Disciplinary action for improper conduct or for failing to take reasonable steps to prevent or detect improper conduct.
6.	Subcontracts. PBM shall include the substance of this clause, including this paragraph (d), in subcontracts that have a value in excess of $5,000,000 and a performance period of more than 120 days.
III. ADDITIONAL TERMS AND CONDITIONS
(a)	PBM certifies that it is not majority-owned or majority-controlled by a pharmaceutical manufacturing company.

(b)	PBM agrees to credit WellPoint either as a price reduction, a credit, or by cash refund all Manufacturer Payments to the extent negotiated and received by WellPoint from PBM solely with respect to the FEHBP plans. For purposes of this section, Manufacturer Payments are any and all compensation or remuneration PBM receives from a pharmaceutical manufacturer, including but not limited to, discounts; credits; rebates, regardless of how categorized; market share incentives, commissions, and administrative or management fees. The term also includes any fees received for sales of utilization data to a pharmaceutical manufacturer. This term does not include purchase discounts based upon invoiced purchase terms.

(c)	To the extent WellPoint has negotiated with PBM to receive all or a portion of Manufacturer Payments as described in (b) above, PBM will provide WellPoint with quarterly and annual Manufacturer Payment Reports identifying the following information solely with respect to the FEHBP plan. This information shall be presented for both the total of all prescription drugs dispensed through PBM, acting as a mail order pharmacy, and its retail network and [in the aggregate for the 25 brand name drugs that represent the greatest cost to the FEHBP plan or such number of brand name drugs that together represent 75% of the total cost to the FEHBP plan, whichever is the greater number]
1.	the dollar amount of Total Product Revenue for the reporting period, with respect to the FEHBP plan. Total Product Revenue is the PBM’s net revenue with respect to the FEHBP plan which consists of sales of prescription drugs to clients, either through retail networks or PBM-owned or controlled mail order pharmacies. Net revenue is recognized at the prescription price negotiated with clients and associated administrative fees;

2.	the dollar amount of total drug expenditures for the FEHBP plan;

3.	the dollar amount of all Manufacturer Payments earned by the PBM with respect to the FEHBP plan for the reporting period;
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.	the percentage of all Manufacturer Payments earned by the PBM with respect to the FEHBP plan for the reporting period that were Manufacturer Formulary Payments, which are payments the PBM receives from a manufacturer in return for formulary placement and/or access, or payments that are characterized as “formulary” or “base” rebates or payments pursuant to the PBM’s agreements with pharmaceutical manufacturers; and

5.	the percentage of all Manufacturer Payments received by the PBM during the reporting period that were Manufacturer Additional Payments, which are all Manufacturer Payments other than Manufacturer Formulary Payments.
(d)	PBM agrees to provide WellPoint, at least annually, with all financial and utilization information requested by WellPoint relating to the provision of benefits to eligible enrollees solely with respect to the FEHBP plan through the PBM and all financial and utilization information relating to services provided to Carrier solely with respect to the FEHBP plan.

(e)	PBM agrees that WellPoint may provide any information it receives from PBM, including a copy of its contract with the PBM, to OPM. PBM providing information to WellPoint under this subsection may designate that information as confidential commercial information. PBM, by contracting with WellPoint, consents to the disclosure of this information to OPM. PBM acknowledges and agrees that, although its information may be marked as confidential commercial information, the information may be subject to FOIA disclosure under 5 U.S.C. Section 552. PBM agrees that WellPoint is not liable for any release of information under FOIA.

(f)	Integrity Standard. PBM agrees to adopt and adhere to a code of ethics promulgated by a national professional association, such as the Code of Ethics of the American Pharmacists Association (dated October 27, 1994), for their employed pharmacists.

(g)	Performance Standards. PBM shall develop and apply a quality assurance program specifying procedures for ensuring contract quality on the following standards at a minimum and submit reports to WellPoint on their performance. PBM must meet, at minimum, the member inquiry, telephone customer service, paper claims processing, and other applicable standards set for WellPoint under its applicable contracts with OPM. All other standards discussed below will have specific target goals PBM is expected to achieve. WellPoint may permit PBM to measure compliance using statistically valid samples for PBM’s book of business.

(h)	Retail Pharmacy Standards
1.	Point of Service (POS) system response time. PBM’s network electronic transaction system provides rapid response to network pharmacies.

2.	POS system availability. PBM’s network electronic transaction system generally is
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

available to, and accessible by, network pharmacies.
3.	Licensing – PBM verifies the appropriate licensing of its network pharmacies.
(i)	Mail Service Pharmacy Standards
1.	Dispensing accuracy – PBM dispenses its prescriptions to the correct patient and for the correct drug, drug strength and dosage in accordance with the physician’s prescription not less than 99.9% of the time.

2.	Turnaround time – PBM promptly dispenses and ships at least 98% on average of all prescriptions not requiring intervention or clarification within 3 business days or meets an equivalent measure approved by OPM.
(j)	Prior Approval – if applicable – PBM promptly reviews and responds to requests for prior approval for specific drugs following receipt of all required information.

(k)	Alternative Drug Options. PBM shall, at a minimum, utilize the following protocols for PBM initiated drug interchanges (any change from the original prescription) other than generic substitutions:
1.	PBM must treat the prescribing physician, and not itself, as the ultimate decision-maker. Furthermore, to the extent appropriate under the circumstances, the PBM must allow the patient input into that decision-making process. At a minimum, PBM must provide the patient with a written notice in the package sent to the patient that the drug interchange has occurred with the approval of the Prescriber.

2.	PBM will obtain authorization for a drug interchange only with the express, verifiable authorization from the Prescriber as communicated directly by the Prescriber, in writing or verbally, or by a licensed medical professional or other physician’s office staff member as authorized by the Prescriber.

3.	PBM must memorialize in appropriate detail all conversations with patients and physicians in connection with drug interchanging requests, including the identity of the contact person at the physician’s office and the basis for his or her authority.

4.	PBM will only interchange a patient’s drug from a lower priced drug to a higher priced drug to patient or Plan when authorized by WellPoint or the Plan.

5.	PBM will permit pharmacists to express their professional judgment to both PBM and physicians on the impact of drug interchanges and to answer physicians’ questions about dosing. PBM will not require pharmacists to, and will not penalize pharmacists for refusing to, initiate calls to physicians for drug interchanges that in their professional judgment should not be made.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

6.	PBM will offer to disclose, and if requested, will disclose to physicians, WellPoint, and patients (i) the reason(s) why it is suggesting a drug interchange and (ii) how the interchange will affect the patients financially.
(l)	PBM understands that any information it provides to WellPoint under this Exhibit, including a copy of this Agreement, may be provided to OPM. PBM has the sole obligation to designate any information provided under this Exhibit as confidential. PBM consents to the disclosure of this information to OPM. PBM acknowledges and agrees that, although its information may be marked as confidential commercial information, the information may be subject to FOIA disclosure under 5 U.S.C. Section 552. PBM agrees that WellPoint is not liable for any release of information under FOIA.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT I
MEDICARE ADVANTAGE AND MEDICARE PART D ADMINISTRATION
This Exhibit I, MEDICARE ADVANTAGE & MEDICARE PART D ADMINISTRATION (hereinafter “Part D Exhibit”) Exhibit is applicable solely for the Medicare Advantage and Medicare Part D services provided by PBM pursuant to and as part of the attached Agreement between WellPoint and its commonly owned and controlled affiliates and subsidiaries who offer Medicare Prescription Drug Plans and/or Medicare Advantage Prescription Drug Plans (hereinafter individually and collectively referred to as “WellPoint”) and Express Scripts, Inc. on behalf of itself and its subsidiaries (herein individually and collectively “PBM”) . To the extent that any term or requirement in the Part D Exhibit conflicts with the Agreement, as reasonably determined by WellPoint, the terms and conditions of the Part D Exhibit shall control as they relate to Covered Services provided to or for Medicare Covered Individuals.
Collectively, WellPoint and the PBM may herein be referred to as “Parties” or “Party” as the context may require.
1.0 APPOINTMENT OF SUBCONTRACTORS BY WELLPOINT.
To the extent WellPoint appoints a Subcontractor to perform any applicable service related to the Agreement and this Part D Exhibit, and WellPoint provides the PBM with reasonable notice and instructions regarding the scope of services to be provided by such Subcontractor, the PBM agrees to provide support and services to such Subcontractor consistent with the terms of the Agreement and this Part D Exhibit.
2.0	DEFINITIONS.
For purposes of the Medicare Part D Exhibit, the Agreement and any Exhibits, addenda, attachments or schedules to the Agreement, all terms that are not defined in the Agreement and this Part D Exhibit shall have a meaning ascribed to such terms that is consistent with corresponding terms defined or identified in 42 C.F.R. Part 423 and 422, or applicable Part D statute, regulations or CMS guidance. The following terms shall have the meaning noted, unless explicitly stated otherwise:
2.1	CMS. Centers for Medicare and Medicaid Services.

2.2	Claim. A written or electronic notice of a request for reimbursement of benefits provided under the Plan to a Covered Individual on or after the effective date of the Agreement and this Part D Exhibit, which formula for reimbursement is set forth in applicable Exhibits that are attached to the Agreement.

2.3	Explanation of Benefits or EOB. Consistent with CMS requirements, an EOB is a written document that Plans must furnish to Covered Individuals when they access Prescription Drug Program benefits. Generally, an EOB must include the following data elements:
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

•	A list of the items or services for which benefits were authorized and the payment amount for each item or service.

•	A notice of the individual’s right to request an itemized statement.

•	The cumulative, year-to-date total amount of benefits provided, in relation to the Deductible for the current year, the initial coverage limit for the current year and the annual out-of-pocket threshold for the current year.

•	The cumulative, year-to-date total of incurred costs to the extent practicable.
2.4	Medication Therapy Management Program or MTMP. A program that is designed to help:
•	Promote clinically recognized and proven uses of Covered Prescriptions to Targeted Beneficiaries in an effort to optimize therapeutic outcomes through improved medication use;

•	Reduce the risk of adverse events, including adverse drug interactions, for Targeted Beneficiaries;
For purposes of MTMP programs, Targeted Beneficiaries are Covered Individuals who have multiple chronic diseases, are taking multiple Part D drugs, and are likely to incur annual costs for covered Part D drugs that exceed a predetermined level as specified by CMS.

2.5	Medically Necessary or Medical Necessity. When using PBM’s standard Medicare formularies, formulary exception criteria, and utilization management criteria, prescription drug coverage determination decisions, which WellPoint acknowledges and agrees are the sole responsibility of WellPoint, for drug and biological requests will be based on reasonableness or medical necessity as defined by the Centers for Medicaid and Medicare Services (CMS) (currently Chapter 15, Section 50.4 of the Medicare Benefit Policy Manual); or so modified by CMS)), and will include accepted standards of medical practice. “Accepted standards of medical practice” shall mean the standards that are based on credible scientific evidence published in peer-reviewed medical literature generally recognized by the relevant medical community, physician specialty society recommendations, and/or the view of physicians practicing in relevant clinical areas and any other relevant factors. Reasonable and medically necessary prescription drug coverage determination decisions made by WellPoint will consider both “approved” (FDA approved and labeled) and “unlabeled” (clinical uses and indications that do not have official FDA approval) drug and biological uses, (currently defined and guided by in Chapter 15, Section 50.4.1, 50.4.2, 50.4.5 of the Medicare Benefit Policy Manual); or so modified by CMS. When WellPoint elects to create its own formularies, formulary exceptions, and utilization management criteria (considered non-standard by PBM), PBM will, subject to Section 2.5 of the Agreement, administer per the criteria established by WellPoint. The PBM will ensure that, subject to Section 2.5 of the Agreement, all WellPoint criteria are loaded to its system and that all applicable PBM staff will be trained in a timely manner consistent with the remaining terms of this Agreement. In all instances the reasonableness, medical necessity, and CMS compliance of the established
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

criteria will be the sole responsibility of WellPoint. PBM does not and will not make medical necessity determinations hereunder, but rather administers the Plans’ pharmacy benefits pursuant to WellPoint adopted plan designs and formulary(ies).

2.6	MMA. The Medicare Modernization Act of 2003 (Social Security Act sections 1860D-1 through 1860D-41), and its implementing regulations (42 C.F.R. Part 423).

2.7	Part B. Those Covered Services that are also covered under Medicare Part B of the Social Security Act, and which are dispensed by a Pharmacy to a Covered Individual under their Plan. For purposes of Covered Individuals or Claims that are covered by this Part D Exhibit, references to Covered Service or Covered Prescriptions in the Agreement and the Part D Exhibit shall be presumed to include Part B.

2.8	Part D. The Voluntary Prescription Drug Benefit Program established by the amendment of Title XVIII of the Social Security Act, Section 101 and its implementing regulations (42 C.F.R. Part 423).

2.9	Prescription Drug Program or Program or PDP. The outpatient prescription drug services and/or benefits that WellPoint has agreed to afford Covered Individuals access to in accordance with the terms of the Coverage Document. For purposes of Covered Individuals or Claims that are covered by this Part D Exhibit, references to Covered Service or Covered Prescription in the Agreement and the Part D Exhibit shall be presumed to include Prescription Drug Program, Program and/or PDP.

2.10	True Out-Of-Pocket or TrOOP. The Cost Sharing for Covered Prescriptions including the deductible, the Initial Coverage Limit and the annual out-of-pocket threshold during a Program year.

2.11	Value Added Items and Services. The additional services the PBM and WellPoint mutually agreed that PBM shall afford to WellPoint, Plans or Covered Individuals under the Agreement and this Part D Exhibit. Value Added Items and Services are not benefits.

2.12	Vendor. A person or entity that has been retained by PBM, with WellPoint’s approval, to provide services or work pursuant to or in connection with the Agreement and this Part D Exhibit. Vendor includes first tier, down stream, related entities and/or subcontractors as those terms are defined or identified in the Part D regulations or CMS guidance.
3.0 WELLPOINT OBLIGATIONS.
WellPoint shall be responsible for providing the following information and services in addition to those described in attached Agreement:
3.1	Appeals, Grievances and/or Complaints. WellPoint or its designee shall be responsible for handling all matters and procedures related to appeals, grievances and/or complaints (hereinafter “Appeals”), as required under the MMA. WellPoint further acknowledges and agrees that it is responsible for ensuring that such matters/procedures are conducted
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

in accordance with the requirements of CMS, the Employee Retirement Income Security Act (hereinafter “ERISA”) or other law, as applicable. The PBM agrees to cooperate with and provide reasonable support for the provider, Pharmacy and Covered Individual Appeals procedures established by WellPoint or Plan. The PBM agrees to provide support, research, and documentation to allow WellPoint to administer the Grievance Procedures as required under the MMA.

3.2	Notice of Changes in WellPoint Design to Covered Individuals. WellPoint or Plan shall be primarily responsible for notifying all Covered Individuals of changes in any of the Prescription Drug Programs administered by the PBM. The PBM acknowledges and agrees that CMS has authority to review and approve certain Program materials.

In those situations where WellPoint is responsible for communicating changes to each Plan, the PBM agrees to provide WellPoint with reasonable notice of any material change covered by the Agreement.
4.0 PBM OBLIGATIONS.
In addition to the Covered Services listed in the attached Agreement, and subject to WellPoint’s payment to PBM pursuant to the fees and pricing terms set forth in the Agreement related to Part D services, PBM agrees to provide the delegated activities and reporting responsibilities listed below. PBM agrees that such delegated activities and reporting responsibilities shall be provided in accordance with, but not limited to, the Part D and Medicare Advantage regulations found at 42 CFR 423.505(i)(3) & (i)(4), and 42 CFR 422.504(i)(4)(i).
4.1	Claims Administration and Management. PBM agrees to perform the Claims administration services listed below in accordance with the requirements and time frames required by CMS and the Part D regulations. In pertinent part, these Claims administration services shall support, but are not limited to, Plan to Plan, State to Plan, Coordination of Benefits, Prescription Drug Events, Explanation of Benefit and TrOOP.
4.1.1	Receive Claims for Covered Prescriptions and for other pharmaceuticals believed to be Covered Prescriptions provided to Covered Individuals which are incurred during the term of the Agreement and this Part D Exhibit, and expeditiously investigate and review such Claims to determine eligibility and what amount, if any, is due and payable with respect thereto in accordance with the terms and conditions of the Covered Individual’s Prescription Drug Program, the Agreement and this Part D Exhibit.

4.1.2	Disburse, to the person or entity entitled thereto, benefit payments that are due in accordance with the provisions of the Covered Individual’s Prescription Drug Program as well as agreements with Network Pharmacies. Both Parties agree that WellPoint is primarily responsible for making determinations of eligibility for Part D or Part B benefits.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.1.3	The PBM shall promptly provide to Network Pharmacies or Covered Individuals (through the Network Pharmacy) notification as to the disposition of a Claim for benefits. If a Claim is incomplete when received, the PBM shall request such further information that is needed to complete the Claim.

4.1.4	Tracking True Out-of-Pocket Costs (TrOOP). PBM’s on-line Claim system will accept, maintain and update data provided with respect to a Covered Individual’s TrOOP costs.

4.1.5	Data Processing and Management System Requirements. PBM agrees that its data management processes and data systems will be capable of accomplishing the following:
4.1.5.1	Collection of data in either an NCPDP or X12 format in accordance with the Health Insurance Portability and Accountability Act of 1996, and regulations issued there under (“HIPAA”). The data to be collected will encompass quantity, type, and costs of pharmaceutical prescriptions filled for Covered Individual and will be linked to Medicare beneficiary identification numbers (HIC#);

4.1.5.2	Submission of prescription drug Claims information for Covered Individuals for Part D Covered Services in the format required by CMS, using batch submission processes. Data to be submitted will encompass quantity, type, and costs of Covered Prescriptions filled for Covered Individuals and will be linked to Medicare beneficiary identification numbers (HIC#);\

4.1.5.3	Submission of data to CMS via the Medicare Data Communications Network (MDCN) in compliance with CMS requirements;

4.1.5.4	Performance of data edit and quality control procedures to help ensure accurate and complete prescription drug data;

4.1.5.5	Correction of all data errors identified by CMS;

4.1.5.6	Collection of data for dates of service within the coverage period with a 3-month close-out window for the submission of remaining unreported Claims data;

4.1.5.7	Provision of additional information for the purposes of reconciliation of risk factors, low income subsidy payments, reinsurance payments, and risk corridor as required by CMS, and

4.1.5.8	Sending and receiving Claims data for third party payers from the CMS contractor that will serve as the clearinghouse for all Part D beneficiary outpatient drug Claims.
4.1.6	System Description. PBM agrees that it will have written policies and procedures that provide a complete description of the Claims adjudication process and system, including but not limited to the following:
4.1.6.1	Hardware and software;

4.1.6.2	Operating system;
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.1.6.3	Drug file, including number of iterations saved;

4.1.6.4	Number of sites processing Claims (including disaster recovery back-up system); and

4.1.6.5	System volume in Covered Individuals, including the number of transactions the system can support per day and per hour.
4.1.7	System Testing. PBM agrees to have a testing process and corresponding written policies and procedures that are designed to identify and correct WellPoint, Plan and PBM configuration errors prior to implementation and to document the manner and extent to which it has performed such testing. PBM will provide testing results upon WellPoint’s request.

4.1.8	Policies and Procedures. The PBM shall develop and maintain written policies and procedures as reasonably required to demonstrate PBM’s compliance with CMS requirements, guidance Part D regulations and applicable laws. Such policies and procedures shall be made available to WellPoint and/or CMS upon request.

4.1.9	Coordination of Benefits. The parties acknowledge and agree that in accordance with 42 CFR 423.464, WellPoint is required to comply with administrative processes and requirements established by CMS to ensure effective exchange of information and coordination between WellPoint and SPAPs, Medicaid programs, group health plans, FEHBP, military coverage (including TRICARE), Indian Health Services, Federally qualified health centers, rural health centers, and other health benefit plans or programs that provide coverage or financial assistance for prescription drugs and/or Part D Covered Services. PBM shall provide applicable COB support and coordination of benefits for Covered Individuals. PBM’s support and services shall be consistent with Part D, Part B and CMS requirements. The PBM will not impose fees or collect other payments from entities attempting to coordinate benefits with WellPoint’s Plans, unless such fees or other payments are permitted under applicable laws and approved by WellPoint. PBM will process COB claims based upon provided eligibility, Member Other Coverage files, and benefit set up requirements as prescribed by WellPoint.

4.1.10	[*]

4.1.11	[*]
4.2	Claims Payment Method. The PBM, or its designee, will maintain a record of Covered Prescriptions (hereinafter referred to as the “Claims Invoice Report”) dispensed to Covered Individuals from the PBM’s Network Pharmacies and Mail Order Pharmacy in a format mutually agreed to by the parties, and provide such report to WellPoint by the end of the fifteenth business day following the end of the Settlement Period. For purposes of this Part D Exhibit, the end of the Settlement Period shall mean [*] for the PBM’s
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Network Pharmacies, Mail Order Pharmacy, and direct Covered Individual reimbursement.

4.3	Reporting. Unless directed otherwise by WellPoint, PBM shall prepare and deliver the Standard Reports listed below in an electronic format acceptable to WellPoint. [*] consistent and reliable during any calendar year covered by the Agreement and this Part D Exhibit.
4.3.1	Quarterly Management Report Package and Report Summary. PBM will deliver an Executive Summary Report Package, consisting of the reports identified below, within [*] the PBM may provide other management reports as mutually agreed upon between the parties. Reports will be available by Individual Part D Plan, MAPD Plan and/or group.

4.3.2	[*]
•
4.3.3	Standard Regulatory Reports. Tracking and Reporting Covered Individual Utilization, Performance Standards, and Pricing Guarantees. PBM’s Part D specific programs shall comply with CMS and Medicare Part D requirements, and shall be subject to review and periodic reporting as agreed to by both parties. Such tracking and reports shall include, but are not limited to, the necessary elements and data required to accurately identify or create the following:
•	Eligible Covered Individual true out of pocket (TrOOP) cost in accordance with 1860D-2;

•	CMS-compliant explanations of benefits (EOBs) for Covered Individuals;

•	Actual paid prescription drug costs as defined in 42 CFR § 423.308;

•	Applicable data within PBM’s control that is used to determine if a Covered Individual’s utilization is eligible for reinsurance payments from CMS;

•	Data within PBM’s control that allow WellPoint to determine whether any of its Covered Individuals are subject to any applicable risk corridor adjustments.
4.3.4	Billing reports. Upon request of the Plans, the PBM shall provide billing reports to include information on Claims paid, utilizing Covered Individuals, administrative fees, reconciliation, accounting transactions and cash flow.

4.3.5	CMS Required Reports. The PBM shall prepare and deliver to WellPoint applicable CMS reports for services rendered, including but not limited to the following:
4.3.5.1	Provide CMS reports and complete QA checklist as required by and in accordance with the CMS “Medicare Part D Reporting Requirements” for that calendar year. (“Part D Reporting Requirements”). PBM will provide attestation as to the accuracy of information provided to WellPoint for CMS required reports.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.3.5.2	Prescription Drug Event (PDE) pricing report as required by and in accordance with the latest CMS requirements.
4.3.6	MTMP Eligibility Reporting. The PBM will perform a query and generate a report to identify Covered Individuals eligible to participate in the MTMP program[*]
4.4	Drug Utilization Management Reporting. In accordance with 42 CFR 423.505(b)(6) and 42 CFR 423.153(b) and upon WellPoint’s request, the PBM will provide drug utilization management programs designed to meet CMS requirements, which may include incentives to reduce costs when medically appropriate such as encouragement of generic utilization and policies and systems to assist in preventing over-utilization and under-utilization of prescribed medications (such as compliance programs designed to improve adherence/persistency with appropriate medication regimens, monitoring procedures to discourage over-utilization through multiple prescribers or multiple pharmacies, quantity versus time edits, early refill edits). WellPoint acknowledges and agrees that it is the ultimate decision maker on drug utilization management programs. The PBM shall adhere to and participate in utilization management programs adopted by WellPoint, and shall abide by the decisions made in accordance therewith.

4.5	Claims Adjustments. The parties acknowledge that from time to time Claims adjustments are necessary as a result of COB, PDE, subrogation, workers’ compensation, payment errors, pharmacy audit recovery and the like, and that these adjustments take the form of debits (for additional amounts paid by the PBM) or credits (for amounts refunded to the PBM). The parties agree that such Claims adjustments shall be a retroactive adjustment to the Claim as initially paid.

4.6	Claims Audits. In addition to the other audit rights provided to WellPoint under the Agreement, WellPoint shall have the right, at its own expense, to audit any Claims paid by PBM on behalf of WellPoint or Plan in accordance with the Agreement and this Part D Exhibit.

4.7	Hold Harmless. In accordance with, but not limited to, 42 C.F.R. sections 423.505(i) and 423.505(g), it is agreed by the parties that the obligations for payment of Claims hereunder is for the benefit of Covered Individuals, and such Covered Individuals shall be held harmless from the payment of Claims whether either or both of the parties to the Agreement default on their obligations. The PBM agrees to bill, collect and accept compensation solely from WellPoint, Plan, or WellPoint’s designee for Covered Prescriptions provided to Covered Individuals under the PBM’s owned or affiliated Mail Order Pharmacy except that the PBM shall bill, collect and accept compensation for Covered Prescriptions from Covered Individuals for applicable Co-payments, Deductibles, Coinsurance, and any discount card arrangements covered under the Agreement and this Part D Exhibit. Except as specifically stated in this Part D Exhibit, in no event shall the PBM directly or indirectly collect, attempt to collect or accept compensation, remuneration or reimbursement from a Covered Individual, including but not limited to, disputes of payment between the PBM and WellPoint, the pharmacy
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

service not being a Covered Prescription, WellPoint’s insolvency, WellPoint’s failure to pay the PBM or any other breach by WellPoint of the terms of the Agreement. This provision shall survive termination of the Agreement, the Part D Exhibit and shall be for the benefit of Covered Individuals.

Notwithstanding the foregoing, the PBM may seek payment from a Covered Individual for pharmacy services or other items dispensed to a Covered Individual through the PBM Mail Order Pharmacy Program which are not Covered Prescriptions pursuant to the Covered Individual’s Prescription Drug Program for reasons other than not being medically necessary. The PBM may seek payment from the Covered Individual for pharmacy services which are not Covered Prescriptions because the pharmacy services have been deemed not medically necessary, only if the Covered Individual has requested the pharmacy service to be provided notwithstanding WellPoint’s determination, and only if the PBM has provided the Covered Individual written notice, prior to providing the pharmacy service, of the approximate cost said Covered Individual will incur, and the Covered Individual has agreed to receive the pharmacy service having had the benefit of said information. The PBM may bill the Covered Individual at the lesser of its customary rate or contracted rates for any such pharmaceutical.

4.8	E-Prescriptions. The PBM shall comply with Part D required e-Prescribing requirements.

4.9	Web Updates. CMS required updates to PBM’s web sites will be provided to WellPoint via the intranet within ten (10) business days from WellPoint’s request. In addition to any other intranet or web based services and support, PBM shall also provide the following Medicare specific Internet and Intranet websites services:
•	Network Pharmacies information

•	Formulary with clinical edits, such as step therapy, quantity limits, and prior authorization requirements

•	Formulary updates will be made to the web site within 30 days post changes.
4.10	Explanation of Benefit (EOB). PBM shall deliver EOBs, as well as transition letters, to beneficiaries upon request and on a monthly basis, consistent with CMS requirements.

4.11	Prescription Drug Event (PDE) File Submission, Processing, Management and Reporting. The PBM shall be responsible for collecting, creating and submitting Prescription Drug Event (PDE) files to CMS containing claims data as required by CMS in the format and time frame specified by CMS. The Plan shall provide reasonable and applicable information within its control to the PBM to assist in PBM reconciliation and restatement activities. In pertinent part, PBM shall provide the following PDE related services:
4.11.1	[*]

4.11.2	Provide detailed tracking and reporting on PDE transmissions and CMS response files. Summary information on transmissions and responses must be available to the Plan [*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.11.3	The PBM shall be responsible for receiving the PDE response file from CMS, processing the PDE response file, resolving any PBM owned errors, and resubmitting impacted records with resolved errors to CMS for acceptance within [*]. The PBM shall make available to the Plan a copy of each PDE response file received from CMS within [*].

4.11.4	The PBM shall be responsible for making necessary adjustments to PDE records and resubmitting these to CMS for acceptance. Events that would require an adjustment to the PDE record include, but are not limited to adjustments resulting from updates to eligibility for retroactive LIS changes, CMS PBP/ Contract ID updates, TrOOP/Drug Spend transfers, N-1 transactions, claim adjustments and reversals made after creation of the initial PDE record or other claims impacts.

4.11.5	[*]:

4.11.6	The PBM shall report on a weekly basis all PDE errors to the Plans, status of error resolution and actions taken. The PBM shall notify the Plan on a [*] basis of any errors that cannot be resolved by the PBM and reason for lack of resolution.

4.11.7	The PBM must be able to readjudicate claims based on new or updated eligibility information provided by the plan. Readjudication must be done on a monthly basis. Information on any member over or underpayments as a result of readjudication must be made available to the plan on a monthly basis. Where PBM is made aware of Member overpayment due to incorrect Cost Share, PBM shall promptly refund the amount of the overpayment to the Covered Individual or the Covered Individual’s designee.

4.11.8	The PBM will notify the plan of any planned or unplanned system outages, expected durations and impacts to claim or PDE processing. Likewise the PBM will pass on any communication from CMS relative to their system maintenance and downtimes.

4.11.9	The PBM will review any planned or proposed changes to the PDE process with the Plan to ensure that systems and processes are designed, modified and tested well in advance of the effective date. This applies to changes initiated by CMS or the PBM.
4.12	Participating Retail Pharmacy Network Access & Management.
4.12.1	The PBM shall be responsible for creating and maintaining a pharmacy network in WellPoint’s Part D Service Areas that is compliant with CMS and Medicare Part D standards. The PBM shall be responsible for developing and maintaining a Pharmacy Network that satisfies CMS and Medicare Part D access standards and contracting requirements. Further, the PBM shall be responsible for contracting with Home Infusion, Long Term Care Pharmacies, Indian Health Service, I/T/U
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

and Safety Net Pharmacies consistent with Medicare Part D requirements and CMS instructions. The PBM shall provide WellPoint with a template for each such type of Pharmacy Network agreement and/or amendment for Part D purposes, together with a completed crosswalk of CMS required terms using the form set forth in CMS’ PDP application. Upon reasonable written notice, the PBM shall also make the signature pages for the applicable Pharmacies in the Part D Pharmacy Network available for inspection and copy by WellPoint or CMS.

4.12.2	Requirements for Participation. The PBM shall require each Network Pharmacy to enter into agreements consistent with applicable laws and CMS participation requirements. In pertinent part, but not limited to, PBM shall ensure that Network Pharmacy Agreements include a provision that:
•	If and when such CMS regulatory requirement goes into effect, requires PBM to issue, mail or transmit payment to Pharmacies within fourteen (14) days of PBM’s receipt of an electronic claim, and within thirty (30) days of PBM’s receipt of a non-electronic claim; and

•	To the extent PBM utilizes an external pricing source to calculate reimbursement to Network Pharmacies (such as AWP), PBM shall explicitly identify such source in Network Pharmacy Agreements. In addition, PBM shall also add a provision to such Network Pharmacy Agreements indicating that updates to such pricing source shall occur on January 1st of each year, and thereafter no less frequently than once every seven (7) days.
4.12.3	Network Pharmacy Agreements. WellPoint reserves the right to review PBM agreements, as they relate to Part D and this Part D Exhibit, with Network Pharmacies to help ensure compliance with applicable law. If Network Pharmacy Agreements conflict with this Part D Exhibit, the Agreement or CMS requirements under Part D, PBM agrees that the CMS requirements under Part D shall control.

4.12.4	Retail Network Access. Covered Individuals will have access to the retail network of Network Pharmacies established and maintained by the PBM to deliver Covered Prescriptions to Covered Individuals. The PBM will maintain or develop a contracted retail network in WellPoint’s service areas to help ensure Part D required access standards are supported for the Agreement and this Part D Exhibit.

4.12.5	Retail Network Management. The PBM shall [*] enforce its agreements with the retail Network Pharmacies to help ensure that Network Pharmacies provide Covered Prescriptions to Covered Individuals under the standards and other terms and conditions set forth in the Network Pharmacy Agreements.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.12.6	Network Auditing. The PBM and WellPoint shall retain the right to perform audits of the PBM’s retail Network Pharmacies, consistent with, but not limited to, the requirements set forth in the Agreement and this Part D Exhibit.

4.12.7	Pharmacy Network Additions or Deletions. PBM agrees to notify WellPoint [*] of any deletions or additions to PBM’s Part D Network Pharmacy that materially affects the Network Pharmacy access in a State or Part D Region as defined by CMS. Notwithstanding the above, PBM agrees that it shall, upon reasonable request from WellPoint or Plan, terminate a Network Pharmacy from its network, with respect to WellPoint Covered Individuals. Furthermore, PBM shall notify WellPoint [*] any Network Pharmacy terminated for cause from the PBM Pharmacy Network or of any final legal actions taken against a Network Pharmacy related directly to the provision of Covered Prescriptions to Covered Individuals.

4.12.8	The PBM agrees to arrange for the creation and distribution of all Network Pharmacy directories. WellPoint shall be responsible for submitting such directories to CMS.
4.13	Mail Order Pharmacy.
4.13.1	The PBM shall maintain, and provide WellPoint’s Plan access to the mail service pharmacy(s) network to provide Covered Prescriptions to Covered Individuals through the United States Postal Service or private shipping enterprises.

4.13.2	Nothing in the Agreement or this Part D Exhibit shall prohibit the PBM from utilizing or contracting with third-party mail service pharmacies to provide Covered Prescriptions to Covered Individuals. The rates applicable to the Pharmacies participating in the Mail Order Pharmacy network shall be consistent with the rates set forth in Exhibit A. Collectively, the PBM’s owned or affiliated mail order Pharmacies and other third-party mail order Pharmacies shall be referred to as “Mail Order Pharmacy.”

4.13.3	Mail Order Pharmacy shall receive prescriptions from Covered Individuals via the U.S. mail or commercial carrier at an address specified by each Mail Order Pharmacy from time to time. Subject to reasonable processing parameters, Mail Order Pharmacy or its designee shall dispense drugs covered by the Plan in accordance with such prescriptions, and mail the Covered Prescriptions to Covered Individuals at addresses designated by such Covered Individuals, so long as such addresses are located in the United States or Puerto Rico.

4.13.4	Mail Order Pharmacy and its designees shall dispense Covered Prescriptions according to applicable state and federal law and in accordance with standards of care prevalent in the mail service pharmacy industry. Mail Order Pharmacy shall have no obligation to fill any prescription for Covered Prescriptions, which is not accompanied by an appropriately completed order form and the payment of any applicable Co-payment, Co-insurance or Deductible. The PBM shall implement
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

applicable measures to help ensure Mail Order Pharmacies implement appropriate monitoring and quality control measures in an effort to promote accurate and timely dispensing and communication of patient specific information. The PBM shall ensure that Mail Order Pharmacies provide a professional pharmacist staff to evaluate the appropriateness of prescriptions to the extent required by standard pharmacy practice and laws.

4.13.5	Mail Order Pharmacy shall provide to Covered Individuals toll-free telephone access to pharmacists and service representatives.

4.13.6	Claims submitted by Covered Individuals through Mail Order Pharmacy or its designee shall be processed in a manner similar to the manner in which retail Claims are processed under the Agreement and this Part D Exhibit.

4.13.7	Nothing herein shall be construed to prohibit or otherwise limit the ability of any pharmacist employed by a Mail Order Pharmacy to exercise his or her professional judgment, including the refusal to fill a prescription. Further, nothing herein shall be construed to require the PBM’s Mail Order Pharmacy or any other Mail Order Pharmacy to stock all federal legend drugs.
4.14	Payment of Claims and Reimbursement of Network Pharmacies.

Pharmacy Submitted Point of Sale (“POS”) Claims. The PBM or its designee will accept Claims submitted by Network Pharmacies to the PBM or its designee via its designated on-line electronic Claims processing system (or as otherwise permitted under the Network Pharmacy Agreement) and process such Claims in accordance with the Agreement and this Part D Exhibit as follows:
4.14.1	The PBM will instruct Network Pharmacies to transmit certain prescription, eligibility, and WellPoint information to the PBM or its designee when the Covered Individual presents a WellPoint identification card, and if the on-line electronic processing system is unavailable, as soon as possible after the system becomes available. If the on-line electronic processing system is unavailable, the Network Pharmacy may submit the prescription at a later time and/or call the PBM customer service center to verify eligibility and reimbursement.

4.14.2	The PBM or its designee will perform system edits and transmit to such Network Pharmacy the Claim status, the applicable reimbursement amount, the Copay/Coinsurance/Deductible amount (if applicable), and any applicable DUR (as defined below) or other messages.

4.14.3	The PBM or its designee will instruct the Network Pharmacy to collect the Copay/Coinsurance/Deductible (if applicable), and the PBM will pay the Network Pharmacy the balance, if any, of the agreed upon reimbursement amount contained in the Network Pharmacy Agreement between such Network Pharmacy and the PBM.

4.14.4	Pharmacy Help Desk. PBM shall provide Network Pharmacies with toll-free telephone support twenty-four (24) hours a day, seven (7) days per week to assist
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Network Pharmacies with Member eligibility verification and questions regarding reimbursement, Covered Drug benefits under the PDP.
4.15	Disaster Recovery. During the term of the Agreement and this Part D Exhibit, PBM shall have an effective disaster recovery plan consistent with industry standards. In pertinent part, such disaster recovery plan shall include a process to backup all data related to the Agreement at least weekly and shall also store said data at an off-site location. In addition, PBM’s disaster recovery process should address the following circumstances or issues: (1) respond to a contingency event, (2) restore the environment, (3) restore Information Technology applications, (4) synchronize data and restore transactions that have occurred since the failure backlog processing, (5) resume or start up business functions, (6) if necessary, occupy and populate a shell site or contract for a business recovery facility, and (7) return to a rebuilt or restored campus site. The PBM shall maintain all appropriate documentation relating to such disaster recovery plan.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.16	Rebates.
4.16.1	Part D Rebates. Consistent with the terms of the Agreement, PBM shall contract for Part D Rebates from pharmaceutical manufacturers.

4.16.2	Rebate Payments. The PBM shall pay WellPoint amounts for Rebates consistent with the terms of the Agreement. Notwithstanding the Rebates amounts paid to WellPoint, to the extent required by applicable law and CMS regulations and guidance, PBM shall disclose to WellPoint upon its written request all Part D related Rebates and any other Price Concessions (as defined under the Part D regulations) and related data.

4.16.3	Invoicing. The PBM shall be responsible for invoicing pharmaceutical manufacturers consistent with its contracts with such pharmaceutical manufacturers. PBM shall pay WellPoint Rebate amounts consistent with the terms of the Agreement.

4.16.4	Submission reports. The PBM shall provide standard Rebate submission reports as defined in the Agreement. The standard Rebate Reports shall include information on Rebates invoiced, administrative fees, reconciliation, accounting transactions and cash flow.
4.17	Medication Therapy Management Program. The PBM shall develop, implement, and administer a Medication Therapy Management Program (“MTMP”) for Covered Individuals. Such program shall be consistent with Part D requirements and shall be approved by WellPoint in writing prior to implementation for Covered Individuals.

4.18	Customer Service. WellPoint will be responsible for all calls from Covered Individuals related to retail Claims, benefits, and eligibility. The PBM will handle Covered Individual calls related to the PBM’s mail order pharmacy and calls from Retail Network Pharmacies and participating Mail Order Pharmacies regarding Covered Individual Claims adjudication, except as they relate to inquiries associated with denials, grievances, appeals and other functions that are considered utilization management or utilization review.

4.19	Fraud Detection Activities. PBM shall implement, or cause to be implemented, procedures and processes that are reasonably designed to prevent, detect, investigate, and remediate potential or existing member, Pharmacy and provider fraud in connection with the services to be provided by PBM under the Agreement and this Part D Exhibit. PBM shall implement those activities that it determines are best suited to attain this goal, but at a minimum PBM’s fraud and abuse detection activities shall include the following components:
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.19.1	PBM Member Fraud Detection Activities:
4.19.1.1	Claims Monitoring. PBM shall perform a quarterly review of Claims to identify potential fraudulent patterns in paid Claims data using retrospective drug utilization tools, including retrospective review programs for drugs that may be abused and for patients taking multiple medications (polypharmacy).

4.19.1.2	Train Employees to Detect Fraudulent Claims. PBM shall train all Claims processors to detect suspicious Claims.

4.19.1.3	Covered Individual Line. PBM shall cooperate with WellPoint maintenance of and shall assist in the investigation of allegations of Covered Individual fraud received through WellPoint Covered Individual Hotline.

4.19.1.4	Educate Covered Individuals About Fraud. PBM shall cooperate with WellPoint’s provision of educational materials to members concerning what constitutes fraud (e.g., providing false employer group and/or group membership information; sharing ID card with a non-member; using ID card after benefits terminated).
4.19.2	Network Pharmacy Fraud Detection Activities:

The PBM shall undertake the auditing described below (and report to WellPoint all suspected or potential fraud pertaining to services that the PBM identifies through these audits [*] after the PBM learns of the suspected or potential fraud). The PBM shall notify WellPoint promptly of any material and substantiated compliance issues of which it becomes aware related to PDP, including, without limitation, fraud or violations of law, investigation reports and conclusions.

4.19.3	Disclosure Required by Law. In the event WellPoint becomes aware of any incidents of fraud or violations of law which both WellPoint and the PBM reasonably believe should be disclosed by the PBM under applicable law, WellPoint shall notify the PBM, and the PBM shall make any disclosures required by law, in a manner agreed to by the parties. The WellPoint reserves the right to make additional disclosures which it reasonably deems necessary to comply with applicable law, without any liability to the PBM to the extent such disclosures are reasonable, appropriate and consistent with the terms of the Agreement and this Part D Exhibit, after consulting with the PBM and giving the PBM the opportunity to make such additional disclosures.
4.20	If at any time during the term of this Agreement and this Exhibit the statutes, regulations and/or guidance governing Part D plans is changed in such a way that it materially alters the services and economic terms contemplated at the inception of this program, both parties agree to re-negotiate applicable terms and provisions of the Agreement and/or this Exhibit to achieve substantially similar results provided such results are fair and reasonable based upon the total impact of such changes on both parties.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

4.21	Program Support. On an annual basis or as otherwise agreed by the parties, PBM shall work with WellPoint to develop Programs with corresponding cost of care savings and commitments that the PBM must achieve. Unless both parties agree otherwise, these cost of care savings and commitments will be measured on an annual basis. Both parties agree to use best efforts to agree on such cost of care savings and commitments prior to the Part D bid submission date.

4.22	Agreement Implementation and On-Going Support. PBM agrees to appoint a designated team to support the effective and efficient implementation and on-going support of WellPoint’s Part D plans (Part D Team). The Part D Team shall be subject to WellPoint’s prior review and approval. Any changes to the Part D Team shall be in accordance with the terms of the Agreement. In addition to the terms and conditions noted in this Exhibit, the Part D Team shall act in accordance with and consistent with the applicable terms in the attached Agreement, including but not limited to Sections 3.14 and 3.24 of the attached Agreement.

4.23	Post Termination Support and Run-Out Services. Consistent with the other post termination support and run-out services listed in the attached Agreement, PBM explicitly agrees to provide the following additional Part D related post termination and run-out support. Subject to reasonable fees as mutually agreed to by the Parties, for a period of three (3) years following termination of this Exhibit I and/or the Agreement, PBM agrees to provide post termination and run-out support and services for applicable Covered Services consistent with the terms of this Exhibit and the Agreement. This post termination support and run-out services include, but is not limited to, Part D and Retiree Drug Subsidy reconciliation, COB and plan to plan transactions.
5.0 PAYMENT.
Rates, Fees, and Financial Terms. Unless explicitly noted otherwise in the Agreement, applicable exhibits to the Agreement and this Part D Exhibit, WellPoint shall compensate the PBM for services provided under this Part D Exhibit pursuant to the rates and terms set forth in the Agreement and corresponding exhibits.
6.0 AUDIT RIGHTS.
WellPoint Audits. In addition to any CMS required oversight and monitoring audits for delegated functions, WellPoint shall have audit rights consistent with those set forth in the Agreement. Notwithstanding any conflicting provisions in the Agreement or this Exhibit, if required by applicable law and CMS regulations and guidance, subject to the confidentiality requirements in this Agreement between the PBM and WellPoint, WellPoint shall have the right to audit, on-site, any and all sources of Rebates and Price Concessions as they relate to this Exhibit I.
Subject to the confidentiality requirements in the Agreement between the PBM and WellPoint, as required by applicable law and CMS regulations and guidance, and as they relate to this Exhibit I, the PBM agrees to provide appropriate disclosure of: [*] The audit rights of WellPoint
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

include, but shall not be limited to, its right to inspect and/or audit on-site applicable (i) Rebates and other information necessary to verify the accuracy of all disclosures made by the PBM pursuant to and directly related to this Part D Exhibit, including, but not limited to, any and all records necessary to validate and account for the Rebate amounts agreed to by the Parties, as well as agreements with pharmaceutical manufactures to verify the represented aggregate amount of the [*] (ii) retail pharmacy agreements, as necessary to validate the terms and conditions of the agreements, including, but not limited to, the ability of WellPoint to validate the rates set forth in those agreements; and (iii) any other business records of the PBM that are directly related to the Agreement, this Part D Exhibit and that may be necessary to validate compliance with the terms and conditions of the Agreement, this Part D Exhibit and applicable laws.
6.1	WellPoint Audit of the PBM. Upon request and in accordance with the terms of the Agreement, the PBM shall provide WellPoint reasonable access to or comparable information regarding the systems, programs, procedures, policies, contracts, records, and reports to management, manufacturer agreements, and all other applicable data in the PBM’s possession as they reasonably relate to WellPoint Plans and which are reasonably necessary to satisfy the WellPoint’s written audit objective as it relates to the services provided by the PBM to WellPoint under the Agreement and this Part D Exhibit (“WellPoint Audit”).

WellPoint agrees to maintain the confidentiality of any and all information resulting from the aforementioned audits in accordance with the other terms of the Agreement. WellPoint agrees to require any WellPoint retained third-party auditors who receive access to such Rebate information to maintain the confidential nature of such information in accordance with the terms of the Agreement or similar terms that are design to preserve the confidential nature of such information. Consistent with the record retention requirements applicable to Part D and/or Part B, WellPoint or its designee may audit the PBM for such retention period. All data required for the audit shall be provided in a timely manner.

6.2	PBM Audits. PBM’s Pharmacy Audit Program shall include and implement audit protocols that are reasonably expected to identifying Pharmacies with questionable prescription Claims activity and/or high volumes.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

7 PART D REQUIRED TERMS.
7.1	Compliance with Law. Each Party shall be responsible for ensuring its compliance with any applicable laws and/or regulations implicated by the terms of the Agreement and this Part D Exhibit, including, but not limited to, maintaining any necessary licenses permits, filings and compliance with Part D and MMA requirements. The Parties acknowledge and agree that WellPoint or Plans are responsible for and accountable to CMS for any functions or responsibilities performed by the PBM as a Subcontractor under the Agreement and this Part D Exhibit. Notwithstanding this fact and consistent with the Plan requirements under 42 C.F.R. 423.505(k)(3), the PBM shall provide reasonable periodic certifications to WellPoint or the Plans based upon best information and belief regarding the accuracy, completeness, and truthfulness of the Claims data or other information provided by PBM to WellPoint or Plans. The PBM acknowledges that the Claims data will be used for the purposes of obtaining federal reimbursement.

7.2	Accountability/Oversight. WellPoint delegates to the PBM its responsibility under its Medicare Part D contract with CMS to provide the services set forth in the Agreement and this Part D Exhibit to Covered Individuals. WellPoint may revoke this delegation, including, if applicable, the delegated responsibility to meet CMS reporting requirements, and thereby terminate the Agreement if CMS or WellPoint determines that the PBM has not performed satisfactorily. Such revocation shall be consistent with the termination provisions of the Agreement. The PBM’s performance shall be monitored by WellPoint on an ongoing basis as provided for in this Part D Exhibit. The PBM further acknowledges that WellPoint is accountable to CMS for the functions and responsibilities described in this Part D Exhibit and ultimately responsible to CMS for the performance of all services. The PBM acknowledges that WellPoint shall oversee and is accountable to CMS for the functions and responsibilities described in the Part D regulatory standards and that WellPoint may only delegate such functions and responsibilities in a manner consistent with the standards set forth under 42 CFR §423.505(i)(4) . The PBM further acknowledges that WellPoint retains the right to approve, suspend, or terminate any arrangement with a pharmacy to provide services in connection with WellPoint’s Programs if the pharmacy fails to comply with applicable laws, regulations, CMS instructions, or the terms of WellPoint’s Prescription Drug Program contracts with CMS.

7.3	Non-Discrimination. In accordance with, but not limited to, 42 C.F.R. 423.505(b)(3) & 423.34(a), the PBM shall not deny, limit, or condition the furnishing of Covered Services to Covered Individuals of WellPoint on the basis of any factor that is related to health status, including, but not limited to medical condition; Claims experience; receipt of health care; medical history; genetic information; evidence of insurability, including conditions arising out of acts of domestic violence; or disability.

7.4	Timely Access to Care. Where appropriate and applicable, the PBM agrees to promote access to covered services in accordance with recognized standards for timely access to care and member services.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

7.5	Cultural Competency. The PBM shall take reasonable measures to ensure that Covered Services rendered to Covered Individuals, both clinical and non-clinical, are accessible to all Covered Individuals, including those with limited English proficiency or reading skills, with diverse cultural and ethnic backgrounds, the homeless, and individuals with physical and mental disabilities. The PBM shall take reasonable measures to provide information regarding treatment options in a culturally-competent manner.

7.6	Standards of Care. The PBM agrees to provide Program related services in a manner consistent with professionally recognized standards.

7.7	Hold Harmless. In accordance with, but not limited to, 42 C.F.R. 423.505(i) and 423.505(g), the PBM agrees that in no event, including but not limited to non-payment by WellPoint, insolvency of WellPoint or breach of the Agreement, shall the PBM bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Covered Individual for covered prescription services provided pursuant to the Agreement. This provision does not prohibit the collection of Cost Sharing made in accordance with the terms of the Covered Individual’s Prescription Drug Program benefits.

7.8	Survival of Agreement. The PBM further agrees that: (1) the hold harmless provision shall survive the termination of the Medicare Part D Covered Individual; and (2) the hold harmless provision supersedes any oral or written contrary agreement now existing or hereafter entered into between the PBM and an Covered Individual or persons acting on their behalf that relates to liability for payment for, or continuation of, covered services provided under the terms and conditions of these clauses.

7.9	Compliance with WellPoint’s Clinical and Quality Management Programs. The PBM agrees to cooperate with WellPoint’s clinical and quality management programs. Nothing in this Part D Exhibit or Agreement is intended or should be construed to limit a pharmacist’s professional judgment or violate applicable law.

7.10	Data Submissions. The PBM agrees to provide to WellPoint all relevant information in the PBM’s possession necessary for WellPoint to meet its data reporting and submission obligations to CMS, including but not limited to, data necessary to characterize the context and purpose of each encounter between a Covered Individual and a pharmacy.

7.11	Data. The data furnished by the PBM in connection with its performance of its obligations under the Agreement and this Part D Exhibit will be used by WellPoint to obtain payments from CMS, to support WellPoint’s bids for Program renewals and contracts with CMS in future years, or both. WellPoint and CMS will be acting in reliance on the accuracy, completeness, and truthfulness of any data the PBM provides. The PBM agrees to employ at least the same degree of care and diligence in reporting such data to WellPoint, but no less care than what is commercially reasonably or required under Part D regulations or CMS guidance, as the PBM employs and applies to any such data that the PBM reports to CMS or other Part D Sponsors under similar Medicare prescription drug programs it administers.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

7.12	Approval of Materials. The PBM agrees to comply, and to require any of its subcontractors to comply, with all applicable Federal and State laws, regulations, CMS instructions, and policies relevant to the PBM’s marketing activities under the Agreement and this Part D Exhibit including, but not limited to, CMS marketing guidelines for Medicare Part D Prescription Drug Plans and any requirements for CMS prior approval of materials. Any printed materials including, but not limited to, letters to Covered Individuals, brochures, advertisements, telemarketing scripts, packaging prepared or produced by the PBM or any of his/her/its subcontractors pursuant to the Agreement and this Part D Exhibit must be submitted to WellPoint for review and approval at each planning stage (i.e., creative, copy, mechanicals, blue lines, etc.) to assure compliance with Federal, State, and other applicable guidelines. WellPoint agrees its approval will not be unreasonably withheld or delayed.

7.13	Subcontractors. The PBM agrees that if the PBM enters into subcontracts to perform services under the terms of this Part D Exhibit, the PBM’s subcontracts shall include: (1) an agreement by the subcontractor to comply with all of the PBM obligations in this Part D Exhibit, including the “PART D REQUIRED TERMS”; (2) a provision setting forth the term of the subcontract (preferably one year or longer); and (3) dated signatures of all the parties to the subcontract. To the extent services under the Agreement and this Part D Exhibit are delegated to a subcontractor (i.e., first tier, down stream or related entities as those terms are defined in the Part D regulations), WellPoint retains the right to approve, and, if CMS or WellPoint determines that the subcontractor has not performed satisfactorily, to terminate such arrangement, notwithstanding any other conflicting provision.

7.14	Inspection of Books/Records. Consistent with, but not limited to, 42 C.F.R. 423.505(i), the PBM acknowledges that HHS, the Comptroller General, or their designees have the right to inspect, evaluate, and audit any books, contracts, records, patient care documentation, and other records of the PBM, or its subcontractors or transferees involving transactions related to Medicare Part D through ten (10) years from the final date of the Prescription Drug Plan contract period or from the date of the completion of any audit, or for such longer period provided for in other applicable law, whichever is later. For the purposes specified in this provision, the PBM agrees to make available the PBM’s premises, physical facilities and equipment, records relating to Covered Individuals, and any additional relevant information that CMS may require.

7.15	Record Retention. The PBM shall retain all records relating to the Agreement and this Part D Exhibit for a period of not less than 10 years or, under the conditions set forth at 42 CFR § 423.505(e)(4), whichever is longer.

7.16	Confidentiality and Security of Records. The PBM shall be responsible for storing, transmitting, and reporting Protected Health Information, in accordance with and as defined in the federal regulations at 45 CFR Parts 160 and 164, which implement the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191 (“HIPAA”). The PBM agrees to comply with all applicable Federal and State privacy
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

and security laws, including but not limited to (a) the requirements of HIPAA and its implementing regulations and 42 CFR § 423.136.

7.17	Compliance with Laws.
7.17.1	Medicare Laws/Regulations. In accordance with, but not limited to, 42 C.F.R. 423.505(i)(4), the PBM agrees to comply, and to require any of its subcontractors and network pharmacies to comply, with all applicable Medicare laws, regulations, and CMS instructions. Further, the PBM agrees that any covered services provided by the PBM or its subcontractors to Covered Individuals will be consistent with and will comply with WellPoint’s Prescription Drug Program contractual obligations.

7.17.2	General Federal Laws. The PBM shall comply with all laws applicable to individuals and entities receiving Federal funds and all other applicable Federal and State laws, regulations and governmental issuances, including but not limited to Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975, the American with Disabilities Act, the Drug-Free Workplace Act and the Rehabilitation Act of 1973.
7.18	Compliance: Appeals/Grievances. The PBM agrees to comply with policies and procedures in performing its responsibilities under the Agreement. The PBM specifically agrees to comply with Medicare requirements regarding Covered Individual appeals and grievances and to cooperate with WellPoint in meeting its obligations regarding Covered Individual appeals, grievances and expedited appeals, including the gathering and forwarding of information in a timely manner and compliance with appeals decisions.

7.19	Illegal Remunerations. Both parties specifically represent and warrant that activities to be performed under this Part D Exhibit are not intended to constitute illegal remunerations (including kickbacks, bribes or rebates) as defined in 42 USCA § 1320(a)-7b.

7.20	Termination for Medicare Exclusion. The PBM acknowledges that this Part D Exhibit shall be terminated if the PBM, or a person or entity with significant ownership or control interest in the PBM, is excluded from participation in Medicare under § 1128A of the Social Security Act or from participation in any other Federal health care program.

7.21	Ineligible Persons. PBM represents and warrants that:
7.21.1	Its principals, employees, subcontractors and Part D Network Pharmacies providing services under the terms of this Part D Exhibit, shall not at any time during the term of this Part D Exhibit be (a) listed by a governmental agency as debarred from work with that federal agency; or (b) otherwise precluded from participating in any federal health care program. PBM agrees to notify WellPoint in writing within seven (7) business days of any event which causes a violation of any of the foregoing provisions (“Legal Event”).
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

7.21.2	If, at any time during the term of this Part D Exhibit, WellPoint learns that PBM is not in compliance with the requirements of this clause, in addition to other remedies available to WellPoint, WellPoint may terminate this Part D Exhibit for convenience, at its sole discretion.
7.22	Interpret According to Medicare Laws. The PBM and WellPoint intend that the terms of the Agreement and this Part D Exhibit as they relate to the provision of Covered Services under WellPoint’s Part D Prescription Drug Program shall be interpreted in a manner consistent with applicable requirements under Federal law.
8 [*]
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J
MEDICAID ADMINISTRATION
PBM shall execute and abide by agreements relating to Medicaid services for the states identified in this Exhibit J, which agreements are substantially similar to the agreements attached as Schedules hereto.
Schedule J-1 — California
Schedule J-2 — Indiana
Schedule J-3 — Kansas
Schedule J-4 — Massachusetts
Schedule J-5 — New York
Schedule J-6 — South Carolina
Schedule J-7 — Virginia
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-1
CALIFORNIA MEDI-CAL, HEALTHY FAMILIES, AND ACCESS TO INFANTS AND MOTHERS ATTACHMENT
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to Anthem Blue Cross Life and Health Insurance Company and Blue Cross of California (collectively “Anthem”), in support of Anthem’s provision of services under the California Medi-Cal, Healthy Families, and Access to Infants and Mothers programs.
1.	This Attachment is limited to the terms and conditions governing the provision of and payment for Covered Services provided to the following individuals (hereinafter individually and collectively referred to as “Medicaid Members”): (a) State of California Medi-Cal beneficiaries who are also enrolled in Anthem’s Medi-Cal Managed Care Program for the State of California; and (b) individuals covered pursuant to a contract between Anthem and the California Managed Risk Medical Insurance Board (“MRMIB”) who are also enrolled in Anthem’s Healthy Families and Access to Infants and Mothers (“AIM”) Programs. PBM agrees to participate as a network provider in Anthem’s Medi-Cal Managed Care, Healthy Families and AIM networks (hereinafter “Medi-Cal Network”) and to provide Covered Services to Medicaid Members.

2.	For purposes of this Attachment:
(a)	“Medi-Cal” means medical assistance provided under a state plan approved under Title XIX of the Social Security Act.

(b)	“Medicaid Covered Services” means those Covered Services for which a Medicaid Member is eligible under the applicable Anthem managed care organization contract with the California Department of Health Care Services (“Department”) or with MRMIB.
3.	All of PBM’s duties and obligations to Covered Individuals set forth in the Agreement shall also apply to Medicaid Members. In addition, with respect to Medicaid Members PBM agrees to:
(a)	Indemnify and hold harmless the State of California, its agencies, officers, and employees from all claims and suits, including court costs, attorney’s fees, and other expenses, brought because of injuries or damages received or sustained by any person, persons, or property that is caused by any act or omission of PBM;

(b)	Comply with the terms applicable to providers set forth in Anthem’s managed care organization contract, including incorporated documents, between Anthem and the Department and MRMIB, which applicable terms are incorporated herein by reference. Anthem agrees to provide PBM with a description of the applicable terms;
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(c)	Comply with all State and Federal laws, rules, regulations and ordinances applicable to the delivery of medical services and/or supplies to Medicaid Members including, but not limited to, the applicable requirements specified in Title 22 California Code of Regulations, Division 3, Subdivision 1, Chapters 3 and 4;

(d)	Cooperate and comply with the Provider Appeals Process set forth in the Anthem Blue Cross PBM Agreement Provider Manual for purposes of claims dispute resolution;

(e)	Provide the following information to the Department: (i) the names of the officers and owners of PBM; (ii) stockholders owning more than ten percent (10%) of the stock issued by PBM; and major creditors holding more than five percent (5%) of the debt of PBM;

(f)	Be duly licensed in accordance with the applicable state licensing board of the State of California. PBM further agrees to remain in good standing with said board;

(g)	Obtain and maintain all required permits, licenses and approvals and comply with all applicable health, safety and environmental statutes, rules, regulations or ordinances necessary for the performance of Medicaid Covered Services;

(h)	Submit all claims for Medicaid Covered Services rendered to Medicaid Members that do not involve a third party payor within ninety (90) calendar days from the date of service;

(i)	Cooperate with any program designed to monitor Medi-Cal, Healthy Families and AIM program compliance by providers who participate in Anthem’s Medi-Cal Network and comply with any corrective actions related thereto;

(j)	Submit all encounter claims for Medicaid Covered Services rendered to Medicaid Members in accordance with Anthem’s specifications for the submission of such encounter data;

(k)	Provide a copy of a Medicaid Member’s medical record at no charge upon reasonable request by the Medicaid Member;

(l)	Facilitate the transfer of the Medicaid Member’s medical record to another provider at said Medicaid Member’s request;

(m)	Cooperate with and permit evaluations, through on-site inspection or other means, of the quality, appropriateness, and timeliness of Medicaid Covered Services rendered to Medicaid Members. Such evaluations may be conducted by Anthem, the Department, MRMIB, the Department of Health and Human Services (“DHHS”), the Director of the Department of Managed Health Care, or other duly
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

authorized State of California agency;

(n)	Cooperate with and permit inspections of any records pertinent to PBM’s delivery of Medicaid Covered Services to Medicaid Members. Such inspections may be conducted by Anthem, the Department, MRMIB, the Director of the Department of Managed Health Care, or other duly authorized State of California agency;

(o)	Maintain an adequate record keeping system for recording services, charges, date and other commonly accepted information elements for Medicaid Covered Services rendered to Medicaid Members for a period of at least five (5) years from the close of the Department’s fiscal year in which this Attachment is in effect, and such obligation shall not be terminated upon a termination of this Attachment, whether by rescission or otherwise;

(p)	Participate in any internal and external quality assurance, utilization review, peer review, and grievance procedures established by Anthem for Medicaid Members;

(q)	If PBM is a laboratory provider, maintain a valid Clinical Laboratory Improvement Amendments (“CLIA”) certificate for all PBM laboratory testing sites and comply with CLIA regulations at 42 CFR Part 493 for all laboratory testing sites performing Medicaid Covered Services pursuant to this Attachment;

(r)	Comply with the requirements of 42 CFR 489, Subpart I, related to maintaining and distributing written policies and procedures respecting advance directives;

(s)	Prepare and submit information as requested by the Department, MRMIB, DHHS, and the Director of the Department of Managed Health Care as may be necessary for Anthem to comply with this Attachment and the California Knox Keene Act;

(t)	In the event of Anthem’s insolvency, continue to provide Medicaid Covered Services to Medicaid Members until the end of the month in which insolvency has occurred and, if applicable, to provide inpatient Medicaid Covered Services until the date of discharge for any Medicaid Member institutionalized when insolvency occurs.
4.	Termination of California Medi-Cal, Healthy Families and AIM Network Attachment.
(a)	This Attachment shall automatically terminate upon the occurrence of any one of the following:
i.	Termination of PBM’s license;

ii.	Termination of PBM’s IHCP provider agreement;

iii.	Failure to comply with section 3(g) above; or

iv.	Termination/expiration of Anthem’s managed care organization contracts with the Department and MRMIB; or
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(b)	Either party hereto may terminate this Attachment without cause upon ninety (90) calendar days’ prior written notice to the other party.

(c)	If either party fails to comply with or perform any term or condition of this Attachment, the other party shall notify the defaulting party of its default in writing, and the defaulting party shall have thirty (30) days to cure the default. If the default is not cured within said thirty (30) day period, this Attachment is automatically terminated, unless otherwise specified by the non-defaulting party.
5.	This Attachment shall be automatically amended to conform to applicable changes to State or Federal laws, rules, regulations or ordinances related to Medicaid Members or the California Medicaid program without the necessity of executing written amendments.

6.	PBM agrees that Anthem’s payment constitutes payment in full for any Medicaid Covered Services rendered to Medicaid Members. PBM agrees it shall not seek payment from the Medicaid Member, his/her representative, the State of California or MRMIB for any Medicaid Covered Services rendered pursuant to this Attachment.

7.	Nothing herein shall be construed to prohibit PBM from contracting with other Medicaid managed care organizations.

8.	PBM shall be compensated pursuant to the amounts specified in this Agreement.

9.	Nothing herein will be construed to prohibit or restrict PBM from advising a Medicaid Member about her/his health status, medical care, or treatment, regardless of whether benefits for such care are available for the Medicaid Member, if PBM is acting within the lawful scope of practice. However, this provision does not require PBM to provide Medicaid Covered Services if PBM objects to such service on moral or religious grounds.

10.	PBM certifies that neither it nor its principals nor any of its subcontractors are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this Attachment by any Federal agency or by any department, agency or political subdivision of the State. For purposes of this Attachment, “principal” means an officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities, or a person who has a critical influence or substantive control over PBM’s operations.

11.	PBM agrees to comply with the following:
(a)	Title VI of the Civil Rights Act of 1964 (Pub. L. 88-352), as amended, and all requirements imposed by or pursuant to the regulation of the Department of Health and Human Services (45 CFR Part 80), to the end that, in accordance with Title VI of that Act and the Regulation, no person in the United States shall on the ground of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity for which PBM receives Federal assistance.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(b)	Section 504 of the Rehabilitation Act of 1973 (Pub. L. 93-112), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 84), to the end that, in accordance with Section 504 of that Act and the Regulation, no otherwise qualified handicapped individual in the United States shall, solely by reason of his/her handicap, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity for which PBM receives Federal assistance.

(c)	The Age Discrimination Act of 1975 (Pub. L 94-135), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 91), to the end that, in accordance with the Act and the Regulation, no person in the United States shall, on the basis of age, be denied the benefits of, be excluded from participation in, or be subjected to discrimination under any program or activity for which PBM receives Federal assistance.

(d)	The Americans with Disabilities Act of 1990 (Pub. L. 101-336), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Justice (28 CFR 35.101 et seq.), to the end that in accordance with the Act and Regulation, no person in the United States with a disability, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which PBM receives Federal financial assistance.

(e)	Title IX of the Educational Amendments of 1972, as amended (30 U.S.C. sections 1681, 1783, and 1685-1686), and all requirements imposed by or pursuant to regulation, to the end that, in accordance with the Amendments, no person in the United States shall, on the basis of sex, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which PBM receives Federal financial assistance.

(f)	I.C. 22-9-1-10 and the Civil Rights Act of 1964, as amended, and any other applicable State or Federal law, regulations and executive orders prohibiting discrimination, in that PBM shall not discriminate against any employee or applicant for employment in the performance of this Attachment. PBM shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin, ancestry or status as a veteran. Breach of this provision shall be considered default; and

(g)	All requirements applicable to PBM under the Health Insurance Portability and Accountability Act of 1996.
12.	Anthem shall comply with applicable State of California prompt pay laws.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

13.	Anthem shall provide notice to PBM if the State of California Department of Health Care Services or the MRMIB updates language in this Attachment.

14.	Notice. PBM shall provide notice of any change in information or status that would affect Medi-Cal participation or claims payment status (e.g., change of address, change of ownership, provider status change, change of medical director, etc.) to the following address:

SSB Dir. Of Compliance 5153 Camino Ruiz Bldg B, 2nd Floor Camarillo, CA 93012-8601 Mailpoint CACN02-02

with a copy to:

SSB Counsel 21555 Oxnard St. Woodland Hills, CA 91367 Mailpoint CAAC01-011B

15.	Order of Precedence. All other provisions of the Agreement shall remain in full force and effect. In the event of (a) a conflict between the provisions of this Attachment and the provisions of the Agreement, or (b) any inconsistency or ambiguity in this Attachment, such conflict, inconsistency or ambiguity shall be resolved by giving precedence in the following order: (i) State of California or Federal law, rule, regulation or ordinance; (ii) this Attachment for the purposes of delivering Medicaid Covered Services under the Agreement to the applicable programs; and iii) the Agreement.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-2
SSB-IN ATTACHMENT
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to Anthem Insurance Companies, Inc. (collectively “Anthem”), in support of Anthem’s provision of services under the Indiana Hoosier Healthwise Medicaid program and the Healthy Indiana Plan.
1.	This Attachment is limited to the terms and conditions governing the provision of and payment for Covered Services provided to Indiana Hoosier Healthwise Medicaid enrollees who are enrolled in Anthem’s managed care Medicaid program or enrollees who are enrolled in Anthem’s Healthy Indiana Plan (hereinafter referred to as “Medicaid Members”).

2.	For purposes of this Agreement
(a)	“Medicaid” means medical assistance provided under a state plan approved under Title XIX of the Social Security Act.

(b)	“Medicaid Covered Services” means those Covered Services for which a Medicaid Member is eligible.

(c)	“Healthy Indiana Plan” means the health care coverage plan provided established under Indiana House Bill 1678 that extends health care coverage to certain low-income, uninsured Indiana consumers without access to employer sponsored health insurance.
3.	With respect to Medicaid Members, PBM agrees to:
(a)	Indemnify and hold harmless the State of Indiana, its agencies (including, without limitation, the Office of Medicaid Policy and Planning), officers, and employees from all claims and suits, including court costs, attorney’s fees, and other expenses, brought because of injuries or damages received or sustained by any person, persons, or property that is caused by any act or omission of PBM;

(b)	Comply with the terms applicable to providers set forth in the applicable managed care organization contracts, including incorporated documents, between Anthem and the State of Indiana, which applicable terms are incorporated herein by reference. WellPoint agrees to provide PBM with a description of the applicable terms;

(c)	Comply with all State of Indiana and Federal laws, rules, regulations and ordinances applicable to Medicaid Members;

(d)	Cooperate and comply with the Agreement for purposes of payment dispute resolution;
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(e)	Maintain a current Indiana Health Coverage Programs (“IHCP”) provider agreement if applicable;

(f)	Be duly licensed and in good standing in accordance with the applicable state licensing board of the State of Indiana if applicable;

(g)	Obtain and maintain all required permits, licenses and approvals and comply with all applicable health, safety and environmental statutes, rules, regulations or ordinances necessary for the performance of Medicaid Covered Services;

(h)	Submit all claims/invoices for Medicaid Covered Services rendered to Medicaid Members in accordance with the Agreement;

(i)	Cooperate with any program designed to monitor Medicaid program compliance by vendors who provide services to Medicaid Members and comply with any corrective actions related thereto;

(j)	Submit all reports for Medicaid Covered Services rendered to Medicaid Members in accordance with Anthem’s specifications for the submission of such data;

(k)	Provide a copy of a Medicaid Member’s medical record at no charge upon reasonable request by the Medicaid Member if applicable;

(l)	Facilitate the transfer of the Medicaid Member’s medical record to another provider at said Medicaid Member’s request if applicable;

(m)	Cooperate with and permit evaluations, through on-site inspection or other means, of the quality, appropriateness, and timeliness of Medicaid Covered Services rendered to Medicaid Members. Such evaluations may be conducted by Anthem, the Office of Medicaid Policy and Planning, the Office of Children’s Health Insurance Program, the Department of Health and Human Services, or other duly authorized State of Indiana agency;

(n)	Cooperate with and permit inspections of any records pertinent to PBM’s delivery of Medicaid Covered Services to Medicaid Members. Such inspections may be conducted by Anthem, the Office of Medicaid Policy and Planning, the Office of Children’s Health Insurance Program, or other duly authorized State of Indiana agency;

(o)	Maintain an adequate record keeping system for recording services, charges, date and other commonly accepted information elements for Medicaid Covered Services rendered to Medicaid Members;

(p)	Participate in any internal and external quality assurance, utilization review, peer
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

review, and grievance procedures established by Anthem for Medicaid Members;

(q)	Comply with the requirements of 42 CFR 489, Subpart I, related to maintaining and distributing written policies and procedures respecting advance directives;

(r)	Prepare and submit reports as requested by the Office of Medicaid Policy and Planning or the Office of Children’s Health Insurance Program (hereinafter “Offices”) by the completion date established by either of the Offices. Such requests will be limited to situations in which the desired data is considered essential and cannot be reasonably obtained through standard Anthem reports;
4.	Termination of Attachment.
(a)	This Attachment shall automatically terminate upon the occurrence of any one of the following:
i.	Failure to comply with section 3(e) above;

ii.	Failure to comply with section 3(f) above;

iii.	Failure to comply with section 3(g) above;

iv.	Termination/expiration of Anthem’s managed care organization contract with the State of Indiana in accordance with IC 12-15-30-5; or
(b)	Except as otherwise provided herein, either party hereto may terminate this Attachment without cause upon thirty (30) calendar days prior written notice to the other party.

c.	If either party fails to comply with or perform any term or condition of this Attachment, the other party shall notify the defaulting party of its default in writing, and the defaulting party shall have thirty (30) days to cure the default. If the default is not cured within said thirty (30) day period, this Attachment is automatically terminated, unless otherwise specified by the non-defaulting party
5.	This Attachment shall be automatically amended to conform to applicable changes to State or Federal laws, rules, regulations or ordinances related to Medicaid Members or the Indiana Medicaid program without the necessity of executing written amendments.

6.	PBM agrees that Anthem’s payment constitutes payment in full for any Medicaid Covered Services rendered to Medicaid Members. PBM agrees it shall not seek payment from the Medicaid Member, his/her representative or the State of Indiana for any Medicaid Covered Services rendered pursuant to this Attachment.

7.	Nothing herein shall be construed to prohibit PBM from contracting with other Medicaid managed care organizations.

8.	PBM shall be compensated pursuant to the amounts specified in the Agreement.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

9.	Nothing herein will be construed to prohibit or restrict PBM from advising a Medicaid Member about her/his health status, medical care, or treatment, regardless of whether benefits for such care are available for the Medicaid Member, if PBM is acting within the lawful scope of practice. However, this provision does not require PBM to provide services if PBM objects to such service on moral or religious grounds.

10.	PBM certifies that neither it nor its principals nor any of its subcontractors are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this Attachment by any Federal agency or by any department, agency or political subdivision of the State. For purposes of this Attachment, “principal” means an officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities, or a person who has a critical influence or substantive control over PBM’s operations.

11.	PBM agrees to comply with the following:
(a)	Title VI of the Civil Rights Act of 1964 (Pub. L. 88-352), as amended, and all requirements imposed by or pursuant to the regulation of the Department of Health and Human Services (45 CFT Part 80), to the end that, in accordance with Title VI of that Act and the Regulation, no person in the United States shall on the ground of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity for which PBM receives Federal assistance.

(b)	Section 504 of the Rehabilitation Act of 1973 (Pub. L. 93-112), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 84), to the end that, in accordance with Section 504 of that Act and the Regulation, no otherwise qualified handicapped individual in the United States shall, solely by reason of his/her handicap, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity for which PBM receives Federal assistance.

(c)	The Age Discrimination Act of 1975 (Pub. L 94-135), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 91), to the end that, in accordance with the Act and the Regulation, no person in the United States shall, on the basis of age, be denied the benefits of, be excluded from participation in, or be subjected to discrimination under any program or activity for which PBM receives Federal assistance.

(d)	The Americans with Disabilities Act of 1990 (Pub. L. 101-336), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Justice (28 CFR 35.101 et seq.), to the end that in accordance with the Act and Regulation, no person in the United States with a disability, be excluded from participation in, be denied the benefits of, or otherwise be subjected to
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

discrimination under any program or activity for which PBM receives Federal financial assistance.

(e)	Title IX of the Educational Amendments of 1972, as amended (30 U.S.C. sections 1681, 1783, and 1685-1686), and all requirements imposed by or pursuant to regulation, to the end that, in accordance with the Amendments, no person in the United States shall, on the basis of sex, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which PBM receives Federal financial assistance.

(f)	I.C. 22-9-1-10 and the Civil Rights Act of 1964, as amended, and any other applicable State or Federal law, regulations and executive orders prohibiting discrimination, in that PBM shall not discriminate against any employee or applicant for employment in the performance of this Attachment. PBM shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin, ancestry or status as a veteran. Breach of this provision shall be considered default.

(g)	All requirements applicable to PBM under the Health Insurance Portability and Accountability Act of 1996.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-3
KANSAS HEALTHWAVE PROGRAMS ATTACHMENT
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to UniCare Health Plan of Kansas, Inc. (“UniCare”), in support of UniCare’s provision of services under the Kansas Healthwave Medicaid program.
1.	Terms Herein Control: It is expressly agreed that the terms of each and every provision in this Attachment shall prevail and control over the terms of any other conflicting provision in any other document relating to and a part of the Agreement.

2.	Agreement With Kansas Law: This Attachment shall be subject to, governed by, and construed according to the laws of the State of Kansas.

3.	Disclaimer Of Liability: Neither the State of Kansas nor any agency thereof shall hold harmless or indemnify any subcontractor beyond that liability incurred under the Kansas Tort Claims Act (K.S.A. 75-6101 et seq.).

4.	Anti-Discrimination Clause: PBM agrees: (a) to comply with the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.) and the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.) and the applicable provisions of the Americans With Disabilities Act (42 U.S.C. 12101 et seq.) (“ADA”) and to not discriminate against any person because of race, religion, color, sex, disability, national origin or ancestry, or age in the admission or access to, or treatment or employment in, its programs or activities; (b) to include in all solicitations or advertisements for employees, the phrase “equal opportunity employer”; (c) to comply with the reporting requirements set out at K.S.A. 44-1031 and K.S.A. 44-1116; (d) to include those provisions in every subcontract or purchase order so that they are binding upon such subcontractor or vendor; (e) that a failure to comply with the reporting requirements of (c) above, or if PBM is found guilty of any violation of such acts by the Kansas Human Rights Commission, such violation shall constitute a breach of contract and this Agreement may be cancelled, terminated or suspended, in whole or in part, by the contracting state agency or the Kansas Department of Administration; (f) if it is determined that PBM has violated applicable provisions of the ADA, such violation shall constitute a breach of contract and this Agreement may be cancelled, terminated or suspended, in whole or in part, by WellPoint, the contracting state agency or the Kansas Department of Administration.

Parties to this Agreement understand that the provisions of this paragraph number 4 (with the exception of those provisions relating to the ADA) are not applicable to a subcontractor who employs fewer than four employees during the term of such contract or whose contracts with the contractor or contracting state agency cumulatively total $5,000 or less during the fiscal year of such agency.

5.	Arbitration, Damages, Warranties: Notwithstanding any language to the contrary, no interpretation shall be allowed to find the State or any agency thereof has agreed to binding
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

arbitration, or the payment of damages or penalties upon the occurrence of a contingency. Further, the State of Kansas shall not agree to pay attorney fees and late payment charges beyond those available under the Kansas Prompt Payment Act (K.S.A. 75-6403), and no provision will be given effect which attempts to exclude, modify, disclaim or otherwise attempt to limit implied warranties of merchantability and fitness for a particular purpose.

6.	Representative’s Authority To Contract: By signing the Agreement to which the Attachment is attached, the representative of PBM thereby represents that such person is duly authorized by PBM to execute the Agreement on behalf of PBM and that PBM agrees to be bound by the provisions thereof, including this Attachment.

7.	Responsibility For Taxes: The State of Kansas shall not be responsible for, nor indemnify PBM for, any federal, state or local taxes which may be imposed or levied upon the subject matter of this Attachment.

8.	Insurance: The State of Kansas shall not be required to purchase, any insurance against loss or damage to any personal property to which this Attachment relates, nor shall this Attachment require the State to establish a “self-insurance” fund to protect against any such loss or damage. Subject to the provisions of the Kansas Tort Claims Act (K.S.A. 75-6101 et seq.), PBM shall bear the risk of any loss or damage to any personal property in which PBM holds title.

9.	Information: No provision of this Attachment shall be construed as limiting the Legislative Division of Post Audit from having access to information pursuant to K.S.A. 46-1101 et seq.

10.	The Eleventh Amendment: The Eleventh Amendment is an inherent and incumbent protection with the State of Kansas and need not be reserved, but prudence requires the State to reiterate that nothing related to this Attachment shall be deemed a waiver of the Eleventh Amendment.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

KANSAS HEALTHWAVE TITLE XIX AND XXI ADDITIONAL PROVISIONS
This Attachment contains additional mandatory contract provisions with respect to the State of Kansas Healthwave Title XIX and XXI programs and must be attached to or incorporated in all copies of any contractual agreement for covered services provided to Kansas Healthwave Members (“Members”). If it is attached to the vendor/contractor’s standard contract form, then those terms and conditions are hereby amended and modified for the sole purpose of rendering services to such Kansas Healthwave members to contain the following provisions:
I.	Definitions
A.	“HealthWave XIX” means the Medicaid Managed Care program established under Title XIX of the federal Social Security Act and administered by the Kansas Health Policy Authority (HPA).

B.	“HealthWave XXI” means the State Children’s Health Insurance Program established under Title XXI of the federal Social Security Act and administered by the HPA.

C.	“Imminent Harm” means circumstances involving (i) imminent harm to a Member’s health; (ii) fraud or misfeasance; or (iii) action by a state medical or other physician licensing board or other government agency that effectively impairs the ability of PBM to provide Covered Services.

D.	“Medicaid” means, for purposes of this Agreement, the Kansas medical assistance program operated under Title XIX of the federal Social Security Act and related state and federal rules and regulations.

E.	“Medically Necessary” or “Medical Necessity” means that a health intervention is an otherwise covered category of service, is not specifically excluded from coverage, and is medically necessary, according to all of the following criteria:
a.	“Authority”. The health intervention is recommended by the treating physician and is determined to be necessary by the secretary or the secretary’s designee.

b.	“Purpose”. The health intervention has the purpose of treating a medical condition.

c.	“Scope”. The health intervention provides the most appropriate supply or level of service, considering potential benefits and harms to the patient.

d.	“Evidence”. The health intervention is known to be effective in improving health outcomes. For new interventions, effectiveness shall be determined
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

by scientific evidence as provided herein. For existing interventions, effectiveness shall be determined as provided in paragraph (ix), below.

e.	“Value”. The health intervention is cost-effective for this condition compared to alternative interventions, including no intervention. “Cost-effective” shall not necessarily be construed to mean lowest price. An intervention may be medically indicated and yet not be a covered benefit or meet this regulation’s definition of medical necessity.

f.	Interventions that do not meet this regulation’s definition of medical necessity may be covered at the choice of the secretary or the secretary’s designee. An intervention shall be considered cost effective if the benefits and harms relative to costs represent an economically efficient use of resources for patients with this condition. In the application of this criterion to an individual case, the characteristics of the individual patient shall be determinative.

g.	The following definitions shall apply to these terms only as they are used in this definition of “Medically Necessary” or “Medical Necessity”;
a.	“Effective” means that the intervention can be reasonably expected to produce the intended results and to have expected benefits that outweigh potential harmful effects.

b.	“Health intervention” means an item or service delivered or undertaken primarily to treat a medical condition or to maintain or restore functional ability. For this regulation’s definition of medical necessity, a health intervention shall be determined not only by the intervention itself, but also by the medical condition and patient indications for which it is being applied.

c.	“Health outcomes” means treatment results that affect health status as measured by the length or quality of a person’s life.

d.	“Medical condition” means a disease, illness, injury, genetic or congenital defect, pregnancy, or a biological or psychological condition that lies outside the range of normal, age-appropriate human variation.

e.	“New intervention” means an intervention that is not yet in widespread use for the medical condition and patient indications under consideration.

f.	“Scientific evidence” means controlled clinical trials that either directly or indirectly demonstrate the effect of the intervention on health outcomes. However, if controlled clinical trials are not
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

available, observational studies that demonstrate a causal relationship between the intervention and health outcomes may be used. Partially controlled observational studies and uncontrolled clinical series may be considered to be suggestive, but shall not by themselves be considered to demonstrate a causal relationship unless the magnitude of the effect observed exceeds anything that could be explained either by the natural history of the medical condition or potential experimental biases.

g.	“State designee” means a person or persons designated by the State to assist in the medical necessity decision-making process.

h.	“Treat” means to prevent, diagnose, detect, or palliate a medical condition.

i.	“Treating physician” means a physician who has personally evaluated the patient.
h.	Each new intervention for which clinical trials have not been conducted because of epidemiological reasons, including rare or new diseases or orphan populations, shall be evaluated on the basis of professional standards of care or expert opinion as described below in paragraph (ix).

i.	The scientific evidence for each existing intervention shall be considered first and, to the greatest extent possible, shall be the basis for determinations of medical necessity. If no scientific evidence is available, professional standards of care shall be considered. If professional standards of care do not exist, or are outdated or contradictory, decisions about existing interventions shall be based on expert opinion. Coverage of existing interventions shall not be denied solely on the basis that there is an absence of conclusive scientific evidence. Existing interventions may be deemed to meet this regulation’s definition of medical necessity in the absence of scientific evidence if there is a strong consensus of effectiveness and benefit expressed through up-to-date and consistent professional standards of care or, in the absence of those standards, convincing expert opinion.
F.	“Medical necessity in psychiatric situations” means that there is medical documentation that indicates either of the following:
i.	The person could be harmful to himself or herself or others if not under psychiatric treatment; or

ii.	the person is disoriented in time, place, or person.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

II.	Other Provisions
A.	PBM agrees to accept as payment in full for Medically Necessary Covered Services to HealthWave XIX and HealthWave XXI Members the applicable reimbursement rate or PBM’s actual billed charges, whichever is less. If PBM receives payment from a Member which exceeds the reimbursement amount for the services set forth in the applicable reimbursement schedule, then PBM shall promptly refund the amount thereof to the Member.

B.	PBM hereby agrees that in no event, including, but not limited to non-payment by UniCare, Unicare’s insolvency or breach of the Agreement or this Attachment, shall PBM bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members, the State of Kansas or any other persons other than UniCare for reimbursement owed by Unicare pursuant to the Agreement. PBM agrees that the only charges for which a Member may be liable and be billed for by PBM shall be for (1) services not covered by HealthWave benefit programs; (2) co-payments, coinsurance, and deductible amounts required by the HealthWave benefit programs, if any; or (3) services prospectively denied as not being Medically Necessary, provided that PBM has notified the Member of UniCare’s denial and has obtained a written waiver from the Member. This section shall survive the termination of this Attachment.

C.	PBM agrees to comply with the UniCare Provider Manual applicable to the pharmacy benefits of the HealthWave XIX and HealthWave XXI programs and to cooperate in the implementation of UniCare’s Utilization Review Program described in such Provider Manual. PBM agrees to cooperate with Unicare’s administration of its quality improvement program, internal quality of care review and appeals/grievance resolution procedures, including its Member grievance process, and agrees to provide all pertinent information and requested records.

D.	During the course of its contractual relationship with UniCare relating to HealthWave services, and for six years after termination of the relationship, PBM shall allow duly authorized state and federal officials access to PBM’s premises during normal business hours and access to all books and records, including electronic records, relating to PBM’s performance of such services, to audit or monitor PBM’s performance of HealthWave services and to investigate possible fraud and abuse.

E.	PBM shall retain all records evidencing services to HealthWave XIX and HealthWave XXI Members provided during its contractual relationship with UniCare for at least six years after termination of such relationship with UniCare.

F.	Termination of this Attachment Immediately based on Imminent Harm. In circumstances involving Imminent Harm, UniCare may terminate this Attachment
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

immediately, with no opportunity to cure, and may notify Members being treated by PBM of the termination immediately.

G.	Nothing contained in this Attachment shall be construed as creating any contractual responsibility between PBM and the State of Kansas.

H.	PBM must agree to abide by the applicable terms and conditions of the MCO Agreement between UniCare Health Plans of Kansas, Inc. and the Kansas Health Policy Authority for pharmacy benefit manager services and other pharmacy services (the “MCO Contract”) as appropriate.

I.	PBM shall require pharmacies who provide services under this Attachment to have a unique identifier in accordance with the system established under section 1173(b) of the Balanced Budget Act, and to submit such identifier number to the State of Kansas on the T-XXI Provider File (see the 837 Institutional Claim and Encounter Transactions, the 837 Professional Services Claim and Encounter Transactions companion guides and the NCPDP). These can be found under Publications, HIPAA Companion Guides, on a website at: https://www.kmap-state-ks.us/.

J.	PBM hereby certifies that it is qualified to perform the services required in accordance with all state licensing standards, all applicable accrediting standards, and any other standards or criteria established by the State of Kansas to assure quality of services. In addition, PBM must verify qualifications of all subcontractors in accordance with all state licensing standards, all applicable accrediting standards, and any other standards or criteria established by the State of Kansas to assure quality of services. These must be submitted on an annual basis on July 1 of each year.

K.	PBM shall assure that all subcontracts shall be in writing, shall comply with the provisions of the MCO Agreement, and shall include any general requirements of the MCO Agreement that are appropriate to the service or activity identified. The subcontract shall specify the activities and report responsibilities delegated to the subcontractor; and provide for revoking said delegation or imposing other sanctions if the subcontractor’s performance is inadequate.

L.	Copies of all subcontracts and subcontract revisions shall be submitted to the State of Kansas within thirty (30) days of subcontract execution or revision. When subcontractors within a given service category contain identical provisions and rates, a completed standard subcontract and list of service providers may be submitted in lieu of copies of all sub-contracts.

M.	UniCare, PBM and its subcontractors must comply with all provisions and applicable conditions of title VI of the Civil Rights Act of 1964, as amended; title
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975, as amended; the Equal Pay Act of 1963; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act; and the Civil Rights Act of 1991.

N.	Ineligible entities: Neither PBM nor any of its subcontractors may be:
i.	Entities convicted of a criminal offense related to delivery of Title XVIII, T-XIX, or T-XXI services.

ii.	Entities convicted of payment abuse.

iii.	Entities convicted of fraud or other financial misconduct.

iv.	Entities convicted of obstructing an investigation.

v.	Entities convicted of offenses relating to controlled substances.

vi.	Entities terminated from the T-XIX Program.

vii.	Entities terminated from the T-XXI Program.

viii.	Entities that meet the following criteria:
•	An individual who is debarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order No. 12549.

•	An individual who is an affiliate, as defined in the Federal Acquisition Regulation, of a person described in paragraph (a)(1). The relationship is described as follows:
• A director, officer, or partner of the MCO, PCCM, PIHP, PAHP
• A person with beneficial ownership of five percent or more of the MCO’s, PCCM’s, PIHP’s or PAHP’s equity.
• A person with an employment, consulting or other arrangement with the MCO, PCCM, PIHP, or PAHP obligations under its contract with the State.
Please refer to the Federal Debarment List located at www.epls.arnet.gov for a listing of federally debarred and suspended individuals.

O.	Terminated Providers: PBM shall terminate contracts with any Network Pharmacy whose T-XIX HealthConnect Contract or T-XIX Provider Agreement has been terminated by the State of Kansas. Such contract termination shall be effective thirty (30) calendar days after receipt of notice of State termination of a HealthConnect Contract or T-XIX provider agreement has been provided to UniCare.

P.	Moral or Religious Objections: If the PBM or a Network Pharmacy would otherwise be required to provide, reimburse for, or provide coverage of, a counseling or referral service, it is not required to do so if it objects to the service on moral or religious grounds.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Q.	Information Requirements: If the PBM or a network pharmacy elects not to provide, reimburse for, or provide coverage of, a counseling or referral service because of an objection on moral or religious grounds, it must furnish information about the services it does not cover as follows:
i.	To the State of Kansas.

ii.	To UniCare; and

iii.	It must be consistent with the provisions of 42 CFR 438.10.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-4
Massachusetts SSB Requirements Attachment
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to UniCare Health & Life Insurance Company (“UniCare”), in support of UniCare’s provision of services under the MassAccess Program consisting of the Children’s Medical Security Plan and the Healthy Start Program..
1.	PBM (the “Contractor”) is bound by all applicable provisions of the contract between UniCare Health & Life Insurance Company and the Massachusetts Executive Office of Health and Human Services for the MassAccess Program consisting of the Children’s Medical Security Plan and the Healthy Start Program (the “Contract”), including but not limited to, the standard Commonwealth Terms and Conditions set forth below.
COMMONWEALTH TERMS AND CONDITIONS
This Commonwealth Terms and Conditions form is jointly issued by the Executive Office for Administration and Finance (ANF), the Office of the Comptroller (CTR) and the Operational Services Division (OSD) for use by all Commonwealth of Massachusetts (“State”) Departments and Contractors. Any changes or electronic alterations by either the Department or the Contractor to the official version of this form, as jointly published by ANF, CTR and OSD, shall be void. Upon execution of these Commonwealth Terms and Conditions by the Contractor and filing as prescribed by the Office of the Comptroller, these Commonwealth Terms and Conditions will be incorporated by reference into any Contract for Commodities and Services executed by the Contractor and any State Department, in the absence of a superseding law or regulation requiring a different Contract form. Performance shall include services rendered, obligations due, costs incurred, commodities and deliverables provided and accepted by the Department, programs provided or other commitments authorized under a Contract. A deliverable shall include any tangible product to be delivered as an element of performance under a Contract. The Commonwealth is entitled to ownership and possession of all deliverables purchased or developed with State funds. Contract shall mean the Standard Contract Form issued jointly by ANF, CTR and OSD.
1. Contract Effective Start Date. Notwithstanding verbal or other representations by the parties, or an earlier start date indicated in a Contract, the effective start date of performance under a Contract shall be the date a Contract has been executed by an authorized signatory of the Contractor, the Department, a later date specified in the Contract or the date of any approvals required by law or regulation, whichever is later.
2. Payments And Compensation. The Contractor shall only be compensated for performance delivered and accepted by the Department in accordance with the specific terms and conditions of a Contract. All Contract payments are subject to appropriation pursuant to M.G.L. C. 29, §26, or the availability of sufficient non-appropriated funds for the purposes of a Contract, and shall be subject to intercept pursuant to M.G.L. C. 7A, §3 and 815 CMR 9.00. Overpayments shall be reimbursed by the Contractor or may be offset by the Department from future payments in
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

accordance with state finance law. Acceptance by the Contractor of any payment or partial payment, without any written objection by the Contractor, shall in each instance operate as a release and discharge of the State from all claims, liabilities or other obligations relating to the performance of a Contract.
3. Contractor Payment Mechanism. All Contractors will be paid using the Payment Voucher System unless a different payment mechanism is required. The Contractor shall timely submit invoices (Payment Vouchers — Form PV) and supporting documentation as prescribed in a Contract. The Department shall review and return rejected invoices within fifteen (15) days of receipt with a written explanation for rejection. Payments shall be made in accordance with the bill paying policy issued by the Office of the Comptroller and 815 CMR 4.00, provided that payment periods listed in a Contract of less than forty-five (45) days from the date of receipt of an invoice shall be effective only to enable a Department to take advantage of early payment incentives and shall not subject any payment made within the forty-five (45) day period to a penalty. The Contractor Payroll System, shall be used only for “Individual Contractors” who have been determined to be “Contract Employees” as a result of the Department’s completion of an Internal Revenue Service SS-8 form in accordance with the Omnibus Budget Reconciliation Act (OBRA) 1990, and shall automatically process all state and federal mandated payroll, tax and retirement deductions.
4. Contract Termination Or Suspension. A Contract shall terminate on the date specified in a Contract, unless this date is properly amended in accordance with all applicable laws and regulations prior to this date, or unless terminated or suspended under this Section upon prior written notice to the Contractor. The Department may terminate a Contract without cause and without penalty, or may terminate or suspend a Contract if the Contractor breaches any material term or condition or fails to perform or fulfill any material obligation required by a Contract, or in the event of an elimination of an appropriation or availability of sufficient funds for the purposes of a Contract, or in the event of an unforeseen public emergency mandating immediate Department action. Upon immediate notification to the other party, neither the Department nor the Contractor shall be deemed to be in breach for failure or delay in performance due to Acts of God or other causes factually beyond their control and without their fault or negligence. Subcontractor failure to perform or price increases due to market fluctuations or product availability will not be deemed factually beyond the Contractor’s control.
5. Written Notice. Any notice shall be deemed delivered and received when submitted in writing in person or when delivered by any other appropriate method evidencing actual receipt by the Department or the Contractor. Any written notice of termination or suspension delivered to the Contractor shall state the effective date and period of the notice, the reasons for the termination or suspension, if applicable, any alleged breach or failure to perform, a reasonable period to cure any alleged breach or failure to perform, if applicable, and any instructions or restrictions concerning allowable activities, costs or expenditures by the Contractor during the notice period.
6. Confidentiality. The Contractor shall comply with M.G.L. C. 66A if the Contractor becomes a “holder” of “personal data”. The Contractor shall also protect the physical security and restrict any access to personal or other Department data in the Contractor’s possession, or used by the
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Contractor in the performance of a Contract, which shall include, but is not limited to the Department’s public records, documents, files, software, equipment or systems.
7. Record-keeping And Retention, Inspection Of Records. The Contractor shall maintain records, books, files and other data as specified in a Contract and in such detail as shall properly substantiate claims for payment under a Contract, for a minimum retention period of seven (7) years beginning on the first day after the final payment under a Contract, or such longer period as is necessary for the resolution of any litigation, claim, negotiation, audit or other inquiry involving a Contract. The Department shall have access, as well as any parties identified under Executive Order 195, during the Contractor’s regular business hours and upon reasonable prior notice, to such records, including on-site reviews and reproduction of such records at a reasonable expense.
8. Assignment. The Contractor may not assign or delegate, in whole or in part, or otherwise transfer any liability, responsibility, obligation, duty or interest under a Contract, with the exception that the Contractor shall be authorized to assign present and prospective claims for money due to the Contractor pursuant to a Contract in accordance with M.G.L. C. 106, §9-318. The Contractor must provide sufficient notice of assignment and supporting documentation to enable the Department to verify and implement the assignment. Payments to third party assignees will be processed as if such payments were being made directly to the Contractor and these payments will be subject to intercept, offset, counter claims or any other Department rights which are available to the Department or the State against the Contractor.
9. Subcontracting By Contractor. Any subcontract entered into by the Contractor for the purposes of fulfilling the obligations under a Contract must be in writing, authorized in advance by the Department and shall be consistent with and subject to the provisions of these Commonwealth Terms and Conditions and a Contract. Subcontracts will not relieve or discharge the Contractor from any duty, obligation, responsibility or liability arising under a Contract. The Department is entitled to copies of all subcontracts and shall not be bound by any provisions contained in a subcontract to which it is not a party.
10. Affirmative Action, Non-Discrimination In Hiring And Employment. The Contractor shall comply with all federal and state laws, rules and regulations promoting fair employment practices or prohibiting employment discrimination and unfair labor practices and shall not discriminate in the hiring of any applicant for employment nor shall any qualified employee be demoted, discharged or otherwise subject to discrimination in the tenure, position, promotional opportunities, wages, benefits or terms and conditions of their employment because of race, color, national origin, ancestry, age, sex, religion, disability, handicap, sexual orientation or for exercising any rights afforded by law. The Contractor commits to purchasing supplies and services from certified minority or women-owned businesses, small businesses or businesses owned by socially or economically disadvantaged persons or persons with disabilities.
11. Indemnification. Unless otherwise exempted by law, the Contractor shall indemnify and hold harmless the State, including the Department, its agents, officers and employees against any and all claims, liabilities and costs for any personal injury or property damages, patent or copyright infringement or other damages that the State may sustain which arise out of or in
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

connection with the Contractor’s performance of a Contract, including but not limited to the negligence, reckless or intentional conduct of the Contractor, its agents, officers, employees or subcontractors. The Contractor shall at no time be considered an agent or representative of the Department or the State. After prompt notification of a claim by the State, the Contractor shall have an opportunity to participate in the defense of such claim and any negotiated settlement agreement or judgment. The State shall not be liable for any costs incurred by the Contractor arising under this paragraph. Any indemnification of the Contractor shall be subject to appropriation and applicable law.
12. Waivers. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the legal or equitable remedies available to that party. No waiver by either party of any default or breach shall constitute a waiver of any subsequent default or breach.
13. Risk Of Loss. The Contractor shall bear the risk of loss for any Contractor materials used for a Contract and for all deliverables, Department personal or other data which is in the possession of the Contractor or used by the Contractor in the performance of a Contract until possession, ownership and full legal title to the deliverables are transferred to and accepted by the Department.
14. Forum, Choice of Law And Mediation. Any actions arising out of a Contract shall be governed by the laws of Massachusetts, and shall be brought and maintained in a State or federal court in Massachusetts which shall have exclusive jurisdiction thereof. The Department, with the approval of the Attorney General’s Office, and the Contractor may agree to voluntary mediation through the Massachusetts Office of Dispute Resolution (MODR) of any Contract dispute and will share the costs of such mediation. No legal or equitable rights of the parties shall be limited by this Section.
15. Contract Boilerplate Interpretation, Severability, Conflicts With Law, Integration. Any amendment or attachment to any Contract which contains conflicting language or has the affect of a deleting, replacing or modifying any printed language of these Commonwealth Terms and Conditions, as officially published by ANF, CTR and OSD, shall be interpreted as superseded by the official printed language. If any provision of a Contract is found to be superseded by state or federal law or regulation, in whole or in part, then both parties shall be relieved of all obligations under that provision only to the extent necessary to comply with the superseding law, provided however, that the remaining provisions of the Contract, or portions thereof, shall be enforced to the fullest extent permitted by law. All amendments must be executed by the parties in accordance with Section 1. of these Commonwealth Terms and Conditions and filed with the original record copy of a Contract as prescribed by CTR. The printed language of the Standard Contract Form, as officially published by ANF, CTR and OSD, which incorporates by reference these Commonwealth Terms and Conditions, shall supersede any conflicting verbal or written agreements relating to the performance of a Contract, or attached thereto, including contract forms, purchase orders or invoices of the Contractor. The order of priority of documents to interpret a Contract shall be as follows: the printed language of the Commonwealth Terms and Conditions, the Standard Contract Form, the Department’s Request for Response (RFR) solicitation document and the Contractor’s Response to the RFR solicitation, excluding any
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

language stricken by a Department as unacceptable and including any negotiated terms and conditions allowable pursuant to law or regulation.
Part B, Contract Performance and Business Specifications, sets forth specific requirements which may be applicable to subcontractors. Subcontractors must abide by all requirements, including but not limited to, the following:
Section 5.7.3 Specialized Network Services (including Pharmacy Networks), Section 5.13 Use of Subcontracts (including requirement that subcontractor must permit the Massachusetts Department of Public Health to examine the subcontractor’s records related to the provision of services under the subcontract including subcontractor provider agreements).
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-5
New York SSB Attachment
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to Empire HealthChoice HMO, Inc. (“Empire”), in support of Empire’s provision of services under the Child Health Plus program. Notwithstanding any provision in the Agreement to the contrary, under the contract between Empire and the State of New York for the Child Health Plus program (the “CHP Contract”), PBM agrees as follows:
a)	PBM agrees to be subject to the following:
i)	The activities and report responsibilities delegated to PBM may be revoked in whole or in part if PBM fails to satisfy standards set forth herein or take the corrective action set forth herein;

ii)	The work performed by PBM must be in accordance with the terms of the CHP Contract; and

iii)	PBM specifically agrees to be bound by the confidentiality provisions set forth in the CHP Contract.
b)	All obligations and duties imposed on PBM in the Agreement, including those on PBM’s providers, are consistent with the CHP Contract and do not impair any rights accorded to the State of New York or the federal Department of Health and Human Services.

c)	Nothing in the Agreement shall limit or terminate Empire’s duties and obligations under the CHP Contract.

d)	Nothing contained in this Attachment shall create any contractual relationship between PBM, including any of PBM’s contracted providers, and the State of New York.

e)	The Agreement shall fulfill the requirements of 42 CFR Part 438 that are appropriate to the service or activity delegated under such Agreement.

f)	In the event that Empire fails to pay PBM in accordance with the Agreement, PBM shall not seek payment from the State of New York, the enrollee or person’s acting on the enrollee’s behalf. Further, PBM agrees to add a provision to any agreements it may have with any provider which states that in the event that PBM fails to pay the provider in accordance with the agreement, such provider shall not seek payment from the State of New York, the enrollee or person’s acting on the enrollee’s behalf.

g)	PBM shall include in every provider contract it may enter into a procedure for the resolution of disputes between PBM and its contracted providers.
Empire shall monitor PBM’s performance on an ongoing basis and subject it to formal review according to time frames established by the State of New York consistent with State laws and
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

regulations and the terms of the CHP Contract. When deficiencies or areas for improvement are identified, Empire and PBM must take corrective action.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-6
South Carolina Medicaid Managed Care Program Attachment
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to WellPoint Partnership Plan, LLC and UniCare Life & Health Insurance Company (“WellPoint”), in support of WellPoint’s provision of services under the South Carolina Medicaid Managed Care Program.
I.	For Purposes of this Attachment:
A.	“BlueChoice” means BlueChoice HealthPlan of South Carolina, Inc.

B.	“Case Management” means a process of arranging, negotiating and coordinating medically appropriate care in a more economical, cost-effective and coordinated manner during prolonged periods of intensive medical care, including the use of benefit substitution, in accordance with the Evidence of Coverage, the BlueChoice policies and procedures and Medicaid MCO Program guidelines.

C.	“Clean Claim” means claims for reimbursement that can be processed without obtaining additional information from PBM or from a third party.

D.	“Core Benefits” means the Covered Services provided to Members under the terms of the contract between BlueChoice and SCDHHS, in accordance with the Title XIX South Carolina State Medicaid BlueChoice.

E.	“Emergency Medical Condition” means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in:
(1)	placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy;

(2)	serious impairment to bodily functions,

(3)	or serious dysfunction of any bodily organ or part.
F.	“Emergency Services” means inpatient and outpatient Core Benefit services that are: (1) furnished by a provider that is qualified to furnish these services under this title; and (2) needed to evaluate or stabilize an Emergency Medical Condition.

G.	“Evidence of Coverage” means a statement of the essential features and services of the health maintenance organization coverage that is given to the Member by BlueChoice.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

H.	“Health Professionals” means PBM’s professional staff providing health care services to Members under this Attachment.

I.	“Medicaid” means, for purposes of this Attachment, the South Carolina medical assistance program operated under Title XIX of the federal Social Security Act, and related State and Federal rules and regulations.

J.	“Medicaid MCO Program” means the South Carolina Medicaid Managed Care Program through which qualified MCOs provide services to eligible Medicaid recipients.

K.	“Medically Necessary” or “Medical Necessity” refer to those medical services which are required to identify or treat the illness or injury which a physician has diagnosed or reasonably suspects and must:
(1)	be consistent with the diagnosis and treatment of the patient’s condition;

(2)	be in accordance with standards of good medical practice as determined by one or more of the physician’s peers, as designated by BlueChoice;

(3)	be required for reasons other than the convenience of the patients or the physician; and

(4)	be performed in the least costly setting required by the patient’s condition.
L.	“Member” means a Covered Individual who has entered into a contractual arrangement with BlueChoice, or on whose behalf a contractual arrangement has been entered into with BlueChoice, by virtue of BlueChoice’s participation in the Medicaid MCO Program.

M.	“Participating Provider” means any licensed physician (including individuals licensed to practice medicine and surgery osteopathy, chiropractic, podiatry, optometry, or dentistry, pursuant to the applicable state licensing provisions), ancillary service provider, hospital, agency, or other person that is licensed or otherwise authorized in this state to furnish health care services and who has entered into an agreement with BlueChoice to provide Core Benefits for prospectively determined rates.

N.	“Provider” means any physician, ancillary service provider, hospital, other facility or other practitioner who is licensed or otherwise authorized provide health care services in South Carolina.

O.	“Provider Manual” means the operational manual that serves as a source of information for Core Benefits, utilization review requirements and other policies, procedures and other information that will assist in ensuring contractual and regulatory compliance with the program.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

P.	“BlueChoice Provider Network” means the network of Participating Providers.

Q.	“SCDHHS” means the South Carolina Department of Health and Human Services.

R.	“Utilization Review” means functions, including Case Management, performed by BlueChoice, or an entity acting on behalf of BlueChoice that has been duly authorized and/or licensed, as applicable, to review and determine whether Core Benefits provided, or to be provided, were or are Medically Necessary.
II.	WellPoint shall not restrict PBM acting within the scope of PBM’s license, from advising, or advocating on behalf of, a Member regarding:
A.	The Member’s health status, medical care or treatment options, including self-administered treatment options, regardless of whether benefits for such care or treatment are Core Benefits;

B.	Information the Member needs in order to decide among treatment options;

C.	The risks, benefits and consequences of treatment or non-treatment; or

D.	The Member’s right to participate in his or her health care.
III.	PBM agrees that this Attachment incorporates all current federal and state laws, regulations and guidelines applicable to the provision of Core Benefits under the Medicaid MCO Program. PBM further agrees that any future amendments to such federal and state laws or regulations or additional applicable laws and regulations that may be enacted during the term of this Attachment are automatically incorporated into this Attachment as they become effective.

IV.	PBM represents and covenants that PBM does not presently have any interest and shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance of services under this Attachment or BlueChoice’s contract with SCDHHS related to the Medicaid MCO Program.

V.	All of PBM’s duties and obligations to Covered Individuals set forth in the Agreement shall also apply to Members. In addition, with respect to Members PBM agrees to the following provisions:
A.	PBM shall provide Core Benefits to Members when such services are ordered by a licensed physician or other Participating Provider.

B.	PBM may not refuse to provide Medically Necessary or covered preventive services to Members for non-medical reasons. PBM agrees that Members shall not be subject to discrimination regardless of race, creed, color, religion,
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

physical/mental handicap, sexual orientation, marital status, national origin/ancestry, health status, status as a Member, or type of coverage provided to Member (i.e., Medicaid, commercial).

C.	PBM shall immediately notify WellPoint in writing by certified mail of the following:
(1)	Any legal, administrative, disciplinary, or other action against PBM;

(2)	Any cause of action or suspension by a State or the Federal Government from participation in the Medicare or Medicaid programs due to fraud and abuse by PBM. Such actions include, but are not limited to, actions by the applicable state regulatory board, professional associations or hospitals; or

(3)	Any claim made against PBM by another provider or patient which may result in litigation related in any way to this Attachment or BlueChoice’s contract with SCDHHS.
WellPoint may immediately terminate this Attachment upon notification or discovery of any of the above which results in the probation, suspension, revocation or restriction of PBM’s license, certification or accreditation or otherwise limits PBM’s ability to render Core Benefits.
D.	Quality Assurance.
(1)	PBM agrees to comply with the SCDHHS Quality Assurance and Utilization Review (“QA/UR”) Requirements contained in the SCDHHS MCO Policy and Procedure Guide, and any future amendments to such requirements. PBM further agrees to cooperate with WellPoint’s compliance with the SCDHHS QA/UR Requirements. The SCDHHS QA/UR requirements, which are incorporated into this Attachment, shall be included in the Provider Manual and updated as directed by SCDHHS.

(2)	PBM agrees to participate and cooperate with any internal or external quality assurance review, utilization review, peer review and grievance procedures established by WellPoint, BlueChoice, SCDHHS or its designee, whether announced or unannounced.
a.	PBM shall monitor the quality of services delivered under this Attachment and initiate corrective action where necessary to improve quality of care, in accordance with that level of care which is recognized as acceptable professional practice in PBM’s geographic area and in accordance with standards established by SCDHHS or its designee.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

b.	If PBM demonstrates a consistent inability to cooperate and participate in Utilization Review, Case Management, and Quality Management programs, WellPoint may terminate this Attachment.
E.	PBM has and shall maintain in good standing, and shall ensure that all of PBM’s Health Professionals, if any, have and shall maintain in good standing, all licenses, permits, registrations and/or certifications required by law. Evidence of maintaining such licenses permits, registrations and/or certifications shall be provided to WellPoint upon request.

F.	In accordance with the requirements of state and federal law, PBM shall:
(1)	Comply with Title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d et. seq.) (2001, as amended) and its implementing regulation at 45 C.F.R. Part 80 (2001, as amended), and PBM shall take adequate steps to ensure that persons with limited English skills receive free of charge the language assistance necessary to afford them meaningful and equal access to the benefits and services provided under this Attachment.

(2)	Comply with all applicable state and federal laws, regulations and guidelines applicable to the provision of services under the Medicaid MCO Program, including, but not limited to, laws governing the confidentiality of medical records (such as regulations implementing the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996); laws addressing advanced directives; and state and federal anti-discrimination laws (such as the Civil Rights Act of 1964 and the Americans with Disabilities Act).
G.	PBM shall comply with corrective action plans initiated by WellPoint, BlueChoice and/or required by SCDHHS to ensure compliance with requirements of the Medicaid MCO Program.

H.	PBM shall submit to WellPoint all reports and clinical information required by BlueChoice’s contract with SCDHHS or otherwise reasonably required by WellPoint, including, if applicable, reports relating to the Early and Periodic Screening, Diagnosis and Treatment (“EPSDT”) program.

I.	If PBM performs laboratory services under this Attachment for Members, PBM agrees that PBM must meet all applicable state and federal requirements.

J.	PBM shall not require preauthorization of any kind for the provision of Emergency Services to Members.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

VI.	COMPENSATION AND BILLING.
A.	PBM agrees to accept as payment in full for Medically Necessary Core Benefits to Medicaid MCO Program Members the applicable reimbursement schedule(s) set forth in the Agreement, or PBM’s actual billed charges, whichever is less. If PBM receives payment from a Member which exceeds the applicable reimbursement amount for the services, then PBM shall promptly refund the amount thereof to the Member.

B.	Unless otherwise specified by in writing by the parties, WellPoint shall submit payment to the name and address of PBM specified in the Agreement.

C.	PBM shall bill WellPoint within ninety-five (95) days of providing the Core Benefits. PBM shall furnish, on request, all information reasonably required by WellPoint to verify and substantiate the provision of Core Benefits to Members and the charges for such services. WellPoint reserves the right to review all such information submitted by PBM.

D.	PBM agrees to meet the following claim adjudication standards:
(1)	90% of all Clean Claims will be processed and paid or processed and denied within 30 days of receipt;

(2)	99% of all Clean Claims will be processed and paid or processed and denied within 90 days of receipt.
The date of receipt shall be the date PBM receives the claim, as indicated by its date stamp on the claim. The date of the payment shall be the date of the check or other form of payment.
E.	PBM shall agree to the following hold harmless and indemnification provisions:
(1)	PBM shall look only to WellPoint for payment for Core Benefits under this Attachment. In no event, including, but not limited to, non-payment by WellPoint, WellPoint’s insolvency or breach of this Attachment, PBM shall not solicit or accept any surety or guarantee of payment from a Member or a Member’s parents, guardians, spouse or other person legally responsible for the Member. PBM agrees that the only charges for which a Member may be liable and be billed for by PBM shall be for (1) services not covered by the Medicaid MCO Program or other Medicaid benefits; (2) co-payments, coinsurance, and deductible amounts included in the Core Benefits, if any; or (3) services prospectively denied as not being Medically Necessary, provided that PBM has notified the Member of PBM’s denial and has obtained a written waiver from the Member.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

(2)	PBM shall hold SCDHHS harmless and indemnify SCDHHS from all claims, losses or suits related to PBM’s participation in the Medicaid MCO Program, including but not limited to, the following:
(a)	Any claims for damages or losses to any person or firm injured or damaged by erroneous or negligent acts, including disregard of State or Federal Medicaid regulations or legal statutes, by PBM, its Health Professionals or its other staff in the performance of this Attachment;

(b)	Any claims for damages or losses resulting to any person or firm injured or damaged by PBM, its Health Professionals or its other staff because of translation, reproduction, delivery, performance, use, or disposition of any data processed under this Attachment in a manner not authorized by the Attachment or by Federal or State regulations or statutes;

(c)	Any failure of PBM, its Health Professionals or its other staff to observe the federal or state laws, including, but not limited to, labor laws and minimum wage laws;

(d)	Any claims for damages, losses, or costs associated with legal expenses, including, but not limited to, those incurred by or on behalf of SCDHHS in connection with the defense of claims for such injuries, losses, claims, or damages specified above in subparagraphs (a)-(c);

(e)	Any injuries, deaths, losses, damages, claims, suits, liabilities, judgments, costs and expenses which may in any manner accrue against SCDHHS or their agents, officers or employees, through the intentional conduct, negligence or omission of the PBM, its Health Professionals or its other staff.
(3)	This section shall survive the termination of this Attachment.
VII.	PROVIDER MANUAL UTILIZATION REVIEW/CASE MANAGEMENT
A.	PBM agrees to comply with the Provider Manual, including the SCDHHS QA/UR Requirements included in the Provider Manual and incorporated into this Attachment. PBM will cooperate in the implementation and administration of BlueChoice’s Utilization Review program, quality improvement program, internal quality of care review and appeals/grievance resolution procedures, including its Member grievance process, and provision of all pertinent information and requested records, as each such matter is further described in the Provider Manual.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

B.	PBM agrees to comply with BlueChoice’s Utilization Review program, including Case Management activities, which is set forth in the Provider Manual and which shall seek to assure that Core Benefits provided to Members are Medically Necessary. The Utilization Review program shall follow the procedures described in the Provider Manual. BlueChoice may change Utilization Review and Case Management procedures by delivering amendments to, or a replacement for, the utilization review procedures contained in the Provider Manual at least thirty (30) days prior to implementation.
VIII.	RECORDS MAINTENANCE, AVAILABILITY, INSPECTION AND AUDIT
A.	PBM shall prepare and maintain all appropriate records in an adequate record system for recording services, service providers, charges, dates and all other commonly accepted information elements for services rendered to Members pursuant to this Attachment (including but not limited to such records as are necessary for the evaluation of the quality, appropriateness, and timeliness of services performed under this Attachment). PBM’s Medical records are to be legible, documented accurately in a timely manner and readily accessible. Upon request, a Member and his or her representative shall be given access to copies of the Member’s medical records, to the extent and in the manner provided by S.C. Code Ann. §44-115-10 et. seq., (Supp. 2000), as amended and subject to reasonable charges.

B.	PBM agrees that WellPoint or its authorized representative may review, audit, and duplicate data and other records maintained on Members, including but not limited to medical records or other records relating to billing, payment and assignment, to the extent permitted by law. WellPoint shall have access at reasonable times and upon reasonable notice to the books, records and papers of PBM relating to the services PBM provides to Members, to the cost thereof, and to payments PBM receives from Members or others on their behalf. WellPoint shall be subject to all applicable laws and regulations concerning the confidentiality of such data or records. PBM shall maintain such records and provide such information to WellPoint as may be necessary to enable WellPoint to comply with the requirements of any applicable law, regulatory body, or accrediting agencies.

C.	PBM shall ensure that any and all Member records, including financial and medical records, shall be retained for a period of three (3) years after the last payment was made for services provided to a member and retained further if the records are under review or audit until the review or audit is complete. This requirement pertains to the retention of records for Medicaid purposes only and other state or federal rules may require longer retention periods. Current State law (SC ST SEC 44-115-120) requires physicians to retain their records for at least ten (10) years for adult patients and at least thirteen (13) years for minors. These minimum record keeping periods begin to run from the last date of treatment. After these minimum record keeping periods, state law allows for the
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

destruction of records. Upon request of SCDHHS or its authorized representative, PBM shall make said records available for fiscal audit, medical audit, medical review, utilization review, and other periodic monitoring.

D.	PBM shall establish safeguards which restrict the use and disclosure of information concerning Members to purposes directly connected with the performance of this Attachment. PBM’s written safeguards shall:
(1)	Be comparable to those imposed upon the SCDHHS by 42 CFR Part 431, Subpart F (2001, as amended) and S.C. Code R. 126-170 et seq. (Supp. 2000, as amended).

(2)	Ensure that all material and information, in particular information relating to Members, which is provided to or obtained by or through the PBM’s performance under this Attachment, whether verbal, written, electronic file, or otherwise, shall be reported as confidential information to the extent confidential treatment is provided under state and federal laws;

(3)	Not use any information so obtained in any manner except as necessary for the proper discharge of its obligations and securing of PBM’s rights under this Attachment;

(4)	Identify and comply with any stricter state or federal confidentiality standards which apply to specific types of information or information obtained from outside sources;

(5)	Treat information as to personal facts and circumstances concerning members or potential members obtained by the Attachment as privileged communications to be held in confidence and generally require the written consent of the Member before disclosure of information about the Member, except when disclosed for purposes directly connected with this Attachment and in a manner consistent with state and federal law;

(6)	Not prohibit the release of statistical or aggregate data which cannot be traced back to particular individuals; and

(7)	Specify appropriate personnel actions to sanction violators.
E.	SCDHHS, the United States Department of Health and Human Services (HHS), CMS, Office of Inspector General Comptroller, State Auditor’s Office, the South Carolina Attorney General’s Office and any other state or federal agencies or their designees shall have the right to evaluate through inspection, or other means, whether announced or unannounced, any records pertinent to this Attachment or BlueChoice’s agreement with SCDHHS, including quality, appropriateness and timeliness of services. Such evaluations shall be performed with the cooperation of BlueChoice. Upon request, BlueChoice shall assist in such reviews.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

F.	WellPoint and PBM recognize that in the event of termination of the contract between BlueChoice and SCDHHS for any of the reasons described in the contract, BlueChoice shall immediately make available to SCDHHS or its designated representative, in a usable form, any and all records, whether medical or financial, related to WellPoint’s and PBM’s activities undertaken pursuant to this Attachment.
IX.	PBM, at its sole expense, agrees to maintain an amount of liability and malpractice insurance professional liability insurance deemed adequate by WellPoint. PBM shall maintain such insurance throughout the term of this Attachment. PBM shall provide WellPoint with evidence of such coverage upon entering into this Attachment.

X.	WellPoint and PBM agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Attachment. PBM and WellPoint further agree that no dispute shall disrupt or interfere with the provision of services to Members.

XI.	TERM AND TERMINATION
A.	This Attachment shall become effective as of the Effective Date of the Agreement and shall continue in effect until terminated pursuant to this Attachment. This term, and the termination provisions in the following sections may be amended only in accordance with the Agreement. Notwithstanding the foregoing, in the event that SCDHHS does not award BlueChoice a contract to provide services to Medicaid MCO Program recipients, this Attachment shall be null and void, unless the parties agree otherwise in writing.

B.	PBM shall provide Core Benefits to Members through the last day that this Attachment is in effect. All final Medicaid benefit determinations are within the sole and exclusive authority of SCDHHS or its designee.
XII.	In the event that, due to circumstances not reasonably within the control of WellPoint, BlueChoice or SCDHHS, (i.e., a major disaster, epidemic, complete or substantial destruction of facilities, war, riot or civil insurrection), neither WellPoint, BlueChoice, SCDHHS, nor PBM will have any liability or obligation on account of reasonable delay in the provision or the arrangement of Core Benefits; provided, however, that so long as BlueChoice’s certificate of authority remains in full force and effect, BlueChoice shall be liable for the Core Benefits required to be provided or arranged for in accordance with BlueChoice’s contract with SCDHHS.

XIII.	GENERAL PROVISIONS
A.	Assignment and Subcontracting. PBM shall not assign nor subcontract the rights, duties or obligations of this Attachment, except through a written amendment to this Attachment. Any attempted assignment or subcontract in violation of this provision shall be void as to WellPoint.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

B.	Non-Exclusivity. Nothing in this Attachment shall operate to prevent PBM or WellPoint from entering into similar agreements with other parties.

C.	Entire Agreement. The Agreement and this Attachment, together with exhibits, contains the entire agreement between WellPoint and PBM relating to the rights granted and the obligations assumed by this Attachment. Any prior agreements, promises, negotiations or representations, either oral or written, relating to the subject matter of the Attachment not expressly set forth in this Attachment are of no force or effect.

D.	Amendment. Except as required by Section III of this Attachment or as otherwise required by SCDHHS, this Attachment may not be amended (whether through alteration, variation, modification or waiver) unless such amendment is in writing, signed by WellPoint and PBM and incorporated into this Attachment. In the event that changes in the Attachment under Section III as a result of revisions and applicable federal or state law materially affect the position of either party, WellPoint and PBM agree to negotiate in good faith such further amendments as may be necessary to correct any inequities.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT J-7
Virginia SSB Requirements Attachment
The following terms and provisions are applicable to the provision of services by Express Scripts, Inc. to HealthKeepers, Inc., Peninsula Health Care, Inc., and Priority Health Care, Inc., in support of HMO’s provision of services under contracts between HMO and the Commonwealth of Virginia Department of Medical Assistance Services.
Definitions:
(1)	“DMAS” means the Virginia Department of Medical Assistance Services.

(2)	“Medicaid Member” means a Covered Person enrolled under any contract HMO may have with DMAS during the term of this Attachment. Medicaid Members include Covered Persons enrolled through Virginia’s Medallion II program, Family Access to Medical Insurance Security (FAMIS) plan, or FAMIS MOMS program or their successor programs as well as Covered Persons enrolled under any new programs for which HMO may contract with DMAS such as the Virginia Acute and Long-Term Care program.
Medicaid Required Terms:
PBM agrees to abide by all applicable provisions of the contract(s) between HMO and DMAS (hereafter collectively referred to as “HMO’s Medicaid Contract”). PBM’s compliance with the HMO’s Medicaid Contract specifically includes, but is not limited to, the following requirements as they relate to Medicaid Members and services provided to Medicaid Members:
1.	No terms of this Agreement are valid which terminate legal liability of the HMO in HMO’s Medicaid Contract.

2.	PBM agrees to participate in and contribute required data to the HMO’s quality improvement and other assurance programs as required in HMO’s Medicaid Contract.

3.	PBM agrees to abide by the terms of HMO’s Medicaid Contract for the timely provision of emergency and urgent care. Where applicable, PBM agrees to follow those procedures for handling urgent and emergency care cases stipulated in any required hospital/emergency department Memorandums of Understanding signed by the HMO in accordance with HMO’s Medicaid Contract.

4.	PBM agrees to submit to the HMO utilization data in the format specified by the HMO, so the HMO can meet DMAS specifications required by HMO’s Medicaid Contract.

5.	PBM agrees to comply with all non-discrimination requirements in the HMO’s Medicaid Contract.

6.	PBM agrees to comply with all record retention requirements and, where applicable, the
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

special reporting requirements on sterilizations and hysterectomies stipulated in HMO’s Medicaid Contract.
7.	PBM agrees to provide representatives of the HMO, as well as duly authorized agents or representatives of DMAS, the U.S. Department of Health and Human Services, and the State Medicaid Fraud Unit access to its premises and this Agreement and/or medical records in accordance with HMO’s Medicaid Contract. PBM agrees otherwise to preserve the full confidentiality of medical records in accordance with the HMO’s Medicaid Contract.

8.	PBM agrees to the requirements for maintenance and transfer of medical records stipulated in HMO’s Medicaid Contract. PBM agrees to make medical records available to Medicaid Members and their authorized representatives within ten (10) working days of the record request.

9.	PBM agrees to ensure confidentiality of family planning services in accordance with HMO’s Medicaid Contract, except to the extent required by law, including, but not limited to, the Virginia Freedom of Information Act.

10.	PBM agrees not to create barriers to access to care by imposing requirements on Medicaid Members that are inconsistent with the provision of Medically Necessary and Covered Services.

11.	PBM agrees to clearly specify referral approval requirements to its employees and in any sub-contracts with other providers. Additionally, PBM agrees to hold the recipient harmless for any charges for any Covered Services. This includes those circumstances where PBM or PBM’s subcontractor fails to obtain necessary referrals, preauthorizations, or fails to perform other required administrative functions.

12.	PBM agrees not to bill a Medicaid Member for Medically Necessary services covered under the HMO’s Medicaid Contract and provided during the Medicaid Member’s period of enrollment in the HMO. This provision shall continue to be in effect even if the HMO becomes insolvent. However, if a Medicaid Member agrees in advance of receiving the service and in writing to pay for a service not covered by HMO’s Medicaid Contract, then PBM, or PBM’s subcontractor, can bill.

13.	PBM must forward to the HMO medical records, within ten (10) working days of the HMO’s written request.

14.	PBM shall promptly provide or arrange for the provision of all services required under this Agreement. This provision shall continue to be in effect for subcontract periods for which payment has been made even if PBM becomes insolvent until such time as Medicaid Members are withdrawn from assignment to PBM.

15.	HMO agrees to pay PBM within thirty (30) days of receipt of a Claim for Covered Services rendered to a Medicaid Member unless there is a signed agreement with PBM
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

that states another timeframe for payment that is acceptable to PBM.
16.	Notwithstanding any other provision to the contrary, the obligations of the Commonwealth of Virginia shall be limited to annual appropriations by its governing body for the purposes of the Services Agreement.
While PBM must abide by all applicable provisions in the HMO’s Medicaid Contract, the following requirements are specifically addressed to PBM in the HMO’s Medicaid Contract:
Article V, Paragraph A: PBM is prohibited from contracting with excluded providers and other individuals. See Article II, K.6 for description of ineligible providers or administrative entities.
Article XI, Paragraph J: PBM is required to provide workers’ compensation insurance for all of PBM’s employees working in Virginia.
Attachment VII: PBM must submit to DMAS for review and approval, all mass-generated letters intended for provider and/or Medicaid Member distribution.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT K
INFORMATION TECHNOLOGY AND SYSTEMS
WellPoint Information Management Data Requirements:
Inbound data requirements:
➢	Final disposition Claim transaction detail for all covered services to be transmitted real or near-time. Data requirements, specifications and transmission protocols to be defined during the Implementation phase in accordance with WellPoint specifications. All transaction data is to include the member identifiers provided within WellPoint eligibility files.

➢	DEA identifiers of all subscribers along with associated AWP, discounted AWP, cost share, DAW indicators or override rules applied, days supply, new or refill, medication possession ratio (derived or provided by PBM). Preferred vs. non-preferred designations.

➢	Dispensing Pharmacy (retail, specialty or mail-order) profile files to be provided based upon minimum information requirements defined by WellPoint.

➢	Patient specific web utilization analytic details are to be provided in manner acceptable to WellPoint. Final requirements will be determined based upon API interface between PBM and WellPoint and overall Web strategy, which will be determined as part of the implementation phase and ongoing operations.

➢	Over the counter and any FSA aggregation data that is possible to be captured via POS (non-rx services) in a manner mutually agreed upon, based on PBM capabilities. In addition, PBM and WellPoint agree to develop approaches for capturing “non-covered” retail Pharmacy transactions, in order to ensure WellPoint is able to capture maximum information pertaining to member drug utilization.

➢	Point of sale pharmacist data capture, such as DUR counseling codes, patient allergies, issues, edits, etc. to be captured and transmitted to WellPoint based upon mutually agreed upon protocols, based upon PBM capabilities.

➢	Facility or retail location specific cost information to be provided when available. In order to support WellPoint’s cost transparency initiatives, PBM and WellPoint agree to develop and associated data requirements to enhance consumer access to cost and quality information.

➢	Eligibility updates and date spanned activity (probably covered in operations requirements).
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT L
INFORMATION TECHNOLOGY SUPPORT SERVICES
PBM shall provide Information Technology Support Services to WellPoint, with respect to any PBM system that WellPoint utilizes to service Covered Individuals, as set forth in the following Service Level Agreement (“SLA”).
For purposes of this SLA the following definitions shall apply:

Term	Definition
Business Contact	Individual who is responsible for the business area impacted by the incident

Business Crisis Management	Formal infrastructure platform for providing command, control and communication capabilities during adverse conditions that is designed, to define roles and responsibilities for identified leadership positions before, during and after an emergency situation, to provide a process for making timely decisions, and that has WellPoint infrastructure independent tools to communicate status.

Business Recovery	Business services restored to operational condition as specified by current agreement or acceptable work-around is in place

Core Business or Mission Critical System	Application, service or hardware that is required for direct support to WellPoint’s business partners, customers, primary business processes and business functions at the enterprise or regional level.

Disaster Recovery	Process that ensures IT Service continuation throughout the WellPoint enterprise, provides tools, analysis and guidelines for development of plans to preserve and restore the IT infrastructure and to reduce risk and insure key business survivability.

Distribution Lists	Defined lists of groups and/or individuals who are notified of Severity 1 or 2 incidents. Lists are maintained in Outlook with the prefix dl-critical.

Enterprise Problem Management	A framework designed to effectively and efficiently investigate underlying causes of actual and potential errors in service provision in order to minimize the impact on customers and, in particular, remove the prospect of occurrence or recurrence.

Escalation	Mechanism that assists timely resolution of an incident by increasing the level of response and/or oversight for an incident.

Incident	An event which is not part of the standard operation of a service, and which causes, or may cause an interruption to, or reduction in, the quality of service to the Business Partner and negatively impacts their productivity.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Term	Definition
IT Crisis Management	Process for providing command, control and communication capabilities during an IT Severity 1 incident. It defines roles and responsibilities for leadership positions, provides a process for making timely decisions, and links with Business Crisis Management, as necessary.

IT Crisis Manager/Acting Crisis Manager	Manager who has the authority to declare a crisis and to manage the crisis until it is recovered, including leading or participating in the Senior Management and Technical Management Conference Calls. Escalates to Disaster Recovery and Business Continuity and acts in supporting role.

IT Leadership	Director, Managers and other IT Stakeholders

Officer Communications	Communications to Senior VP and above.

Outage Start	Initial known event creating the instability or error condition. May be indicated by a user call, an automatic event record, or indicated in system log files. The earliest event is the official Outage Start.

Recovery	Process of restoring a service to normal operational levels.

Recovery Time	Time elapsed between Outage Start and Business Recovery.

Root Cause Analysis	Process by which the cause and effect relationships of an event (usually with undesirable consequences) are analyzed. The goal of conducting a root cause analysis is to find a solution that ensures that the undesirable event does not happen again.

Senior Management	Leaders from Business Areas, CIO and direct reports, as needed depending on the nature of the outage.

Senior Management Conference Call	Bridge call initiated by the PBM to inform and receive direction and/or feedback from Senior Management regarding the work to recover an incident, the communication to affected users.

Service Hours	Normal operating hours, i.e., the time that users expect the service to be provided.

Shared Infrastructure Device or Service	Hardware, software, data communication facilities that support multiple users.

Technical Conference Call	Bridge call initiated by the PBM to allow multiple individuals working to recover an incident to maintain communication with one another and escalation to Crisis or Disaster.

Technical Support	Individuals who work to recover an incident and/or to provide a root cause analysis based on their expertise in an area or areas related to the incident.

User Impact	The effect of the incident on the agreed upon service to the business.
Service Availability
•	PBM will maintain system response time at levels designed to meet operational performance standards as defined in Exhibit D, Performance Guarantees and Penalties, under System Availability (“Standard Service Levels”). Transaction response time that negatively impacts overall operational performance will be analyzed through scheduled
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

performance monitoring and tracking. Enhancements will be scheduled as warranted by the severity of the impact and complexity of the resolution. Mutual satisfaction with issue identification and resolution processes will be the responsibility of assigned senior account managers from both PBM and WellPoint.
•	Emergency Maintenance: In the event of a production failure on any of PBM’s systems it may be necessary to shut down one or more items within PBM’s System. This will happen on an emergency basis only and WellPoint will be notified as soon as practical of one of these events.
Infrastructure
•	PBM will maintain services and systems to ensure system availability requirements for the PBM Systems. This includes fault tolerant servers, switches and other network equipment, uninterruptible power systems (UPS), failover telephone and Internet access points.

•	PBM will maintain security controls to prevent malicious attacks on the PBM Systems. This includes virus, malware (malicious software) and intrusion detection devices and/or software.

•	PBM will proactively monitor systems and infrastructure to ensure availability.
System Outage Escalation and Response
•	PBM System down issues will be worked on until the system is restored to acceptable levels of operation as defined by this agreement.

•	Upon resolution of an unplanned outage, WellPoint will receive root cause analysis, which includes processes that are implemented to avoid an outage occurring for the same reason more than once.
Help Desk / Support
•	PBM will maintain an IT point of contact for all applications covered under this Agreement. Issues will be immediately addressed or routed based on PBM’s and WellPoint’s internal escalation procedures (as defined in the Incident Management Severity Scheme set forth below).

•	Support services available will include Help-Desk personnel, after-hours e-mail contact (via PDA), or emergency cell-phone contact.
Excluded Items
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

•	Force Majeure. For a period of up to thirty (30) days after a Force Majeure Event as defined in the Agreement, neither Party shall be liable to the other Party for any failure or delay in its performance caused by reasons beyond its reasonable control, including, but not limited to, orders or other governmental directives, acts of God, third-Party mechanical or other equipment breakdowns, fire, explosions, fiber optic cable cuts, interruption or failure of telecommunication or digital transmission links, Internet failures or delays, or failure and delays due to storms or other similar events (each, a “Force Majeure Event”). The non-performing party shall use its best efforts to resume performance following such Force Majeure Event.

•	Measurements during the Scheduled Maintenance Window are excluded from the Service Level Agreement.

•	Problems originating outside the PBM Network. The Standard Service Levels cover the portion of the Service that is controlled by PBM.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Execution Version

Incident Management Severity Scheme
Sev.	Description	Criteria	Communications	Tech Support Response	Escalation and Analysis
1	Crisis	Significant disruption of a shared infrastructure device or service supporting a core business system with potential high impact on business units

Crisis Severity must be declared by an IT Crisis Manager and WellPoint is notified.	In addition to all Severity 2 communications, as needed -

   ▪    Engage WellPoint Business          Continuity Manager
   ▪    Officer Communications
   ▪    Senior Management          Conference Call
▪ Engage Disaster Recovery Manager, per escalation decision	IT Crisis Manager invokes IT Crisis Management procedures Immediate response to WellPoint is expected in [*] Expected recovery time of[*],	WellPoint

IT Senior Management, IT Crisis Manager and Business Continuity Manager will have responsibility for engaging any necessary Disaster Recovery and Business Crisis Management activities

Root Cause analysis is mandatory

PBM

2	Critical	Disruption or noticeable degradation in performance of a shared infrastructure device or service (except within a planned maintenance window)

Over 2 users experiencing same problem within the same shared infrastructure	Page to: ▪ WellPoint Business Contacts ▪ WellPoint IT Leadership Technical Conference call (if needed) Voice Mail to distribution lists Front-end IVR Messaging	Immediate notification to Well is expected in[*] response With user impact, expected recovery time of [*] and with no user impact, expected recovery time [*]	If technician does not respond within [*], escalate to secondary contact; if no response within next [*], contact manager
After assessing user impact as significant or if more than 100 users are impacted, PBM notifies the WellPoint IT Crisis Manager of a potential IT crisis. The IT Crisis
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Incident Management Severity Scheme
Sev.	Description	Criteria	Communications	Tech Support Response	Escalation and Analysis
3	Major	device or application

2 or fewer users experiencing same problem within the same shared infrastructure device or application

Single or multiple users experiencing service interruption or system degradation that prevents users from performing their primary job function

Notification is sent to on-call Technical Support and assignment of Incident record to technical support group for resolution	Expected call back to user within [*] of incident being reported (or within [*] of the start of next business day for calls received outside of business hours) Expected recovery time of [*]	Manager assesses the situation and decides to continue recovery as a Severity 2 or escalate to a Severity 1

Root Cause analysis is mandatory

Daily reports are available to WellPoint that reflect tickets that are approaching and have passed their SLA

Escalations are made at user’s request

Root Cause analysis is optional

4	Minor	Single or multiple users are experiencing service interruption or system degradation that limits users in performing their job function, i.e. non-primary job function or primary job function and	Notification is sent to on-call Technical Support and assignment of Incident record to technical support group for resolution Field Technicians contact Customers and resolve	Expected call back to user within [*] of incident being reported (or within [*] of the start of the next business day for calls received outside of business hours)	Daily reports are available to WellPoint that reflect tickets that are approaching and have passed their SLA Escalations are made at user’s request hours
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Incident Management Severity Scheme
Sev.	Description	Criteria	Communications	Tech Support Response	Escalation and Analysis
		workaround exists	Incidents	Expected recovery time of [*]	Root Cause analysis is optional
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Execution Version
Exhibit M
LIST OF DESIGNATED AFFILIATES
Anthem Blue Cross and Blue Shield Plan Administrator, LLC
Anthem Blue Cross Life and Health Insurance Company
Anthem Health Insurance Company of Nevada DBA Anthem Blue Cross and Blue Shield
Anthem Health Plans of Kentucky, Inc. DBA Anthem Blue Cross and Blue Shield
Anthem Health Plans of Maine, Inc. DBA Anthem Blue Cross and Blue Shield
Anthem Health Plans of New Hampshire, Inc. DBA Anthem Blue Cross and Blue Shield
Anthem Health Plans of Virginia, Inc. DBA Anthem Blue Cross and Blue Shield
Anthem Health Plans, Inc. DBA Anthem Blue Cross and Blue Shield
Anthem HMO of Nevada DBA Anthem Blue Cross and Blue Shield
Anthem Insurance Companies, Inc. DBA Anthem Blue Cross and Blue Shield
Anthem Life Insurance Company
Anthem Life & Disability Insurance Company DBA Anthem Life of New York
Blue Cross and Blue Shield of Georgia, Inc.
Blue Cross Blue Shield Healthcare Plan of Georgia, Inc.
Blue Cross Blue Shield of Wisconsin DBA Anthem Blue Cross and Blue Shield
Blue Cross of California DBA Anthem Blue Cross
Blue Cross of California Partnership Plan, Inc. DBA Anthem Blue Cross Partnership Plan
Claim Management Services, Inc. DBA Anthem Blue Cross and Blue Shield
Community Insurance Company DBA Anthem Blue Cross and Blue Shield
Compcare Health Services Insurance Corporation DBA Anthem Blue Cross and Blue Shield
Empire HealthChoice Assurance, Inc. DBA Empire BlueCross BlueShield
Empire HealthChoice HMO, Inc. DBA Empire BlueCross BlueShield HMO
Golden West Health Plan, Inc.
HealthKeepers, Inc.
HealthLink, Inc.
Healthy Alliance Life Insurance Company DBA Anthem Blue Cross and Blue Shield
HMO Colorado, Inc.
HMO Colorado, Inc. DBA HMO Nevada
HMO Missouri, Inc. DBA Anthem Blue Cross and Blue Shield
Matthew Thornton Health Plan, Inc. DBA Anthem Blue Cross and Blue Shield
Peninsula Health Care, Inc.
Priority Health Care, Inc.
RightCHOICE Managed Care, Inc. DBA Anthem Blue Cross and Blue Shield
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Rocky Mountain Hospital and Medical Service, Inc. DBA Anthem Blue Cross and Blue Shield
UNICARE Health Insurance Company of Texas
UNICARE Health Insurance Company of the Midwest
UNICARE Health Plan of Kansas, Inc.
UNICARE Health Plan of West Virginia, Inc.
UNICARE Health Plans of Texas, Inc.
UNICARE Health Plans of the Midwest, Inc.
UniCare Life & Health Insurance Company
UNICARE of Texas Health Plans, Inc.
WellPoint Partnership Plan, LLC
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

Execution Version
Exhibit N
FINIANCIAL DISCLOSURE TO PBM CLIENTS
     This disclosure provides an overview of the principal revenue sources of Express Scripts, Inc. (“ESI”) and does not supersede any of the specific financial terms and conditions between ESI and an individual client. In addition to administrative and dispensing fees paid to ESI by our clients for pharmaceutical benefit management (“PBM”) services, ESI derives revenue from other sources, including arrangements with pharmaceutical manufacturers, wholesale distributors, and retail pharmacies. Some of this revenue relates to utilization of prescription drugs by members of the clients receiving PBM services. ESI may pass through certain manufacturer payments to its clients or may retain those payments for itself, depending on the contract terms between ESI and the client.
     Network Pharmacies – ESI contracts for its own account with retail pharmacies to dispense prescription drugs to client members. Rates paid by ESI to these pharmacies may differ among networks (e.g., Medicare, Worker’s Comp, open and limited), and among pharmacies within a network. PBM agreements generally provide that a client pay ESI an ingredient cost, plus dispensing fee, for drug claims at a uniform rate. If the rate paid by a client exceeds the rate contracted with a particular pharmacy, ESI will realize a positive margin on the applicable claim. The reverse also may be true, resulting in negative margin for ESI. ESI also enters into pass-through arrangements where the client pays ESI what the pharmacy is paid. In addition, when ESI receives payment from a client before payment to a pharmacy, ESI retains the benefit of the use of the funds between these payments.
     Brand/Generic Classifications — Prescription drugs may be classified as either a “brand” or “generic;” however, the reference to a drug by its chemical name does not necessarily mean that the product is recognized as a generic for adjudication, pricing or copay purposes. ESI distinguishes brands and generics through a proprietary algorithm (“BGA”) that uses certain published elements provided by First DataBank (FDB) including price indicators, Generic Indicator, Generic Manufacturer Indicator, Generic Name Drug Indicator, Innovator, Drug Class and ANDA. The BGA uses these data elements in a hierarchical process to categorize the products as brand or generic. The BGA also has processes to resolve discrepancies and prevent “flipping” between brand and generic status due to price fluctuations and marketplace availability changes. The elements listed above and sources are subject to change based on the availability of the specific fields. Updated summaries of the BGA are available upon request.
     Maximum Allowable Cost/Maximum Reimbursement Amount (“MAC”) — As part of the administration of the PBM services, ESI maintains a MAC List of drug products identified as requiring pricing management due to the number of manufacturers, utilization and/or pricing volatility. The criteria for inclusion on the MAC List are based on whether the drug has readily available generic product(s), is generally equivalent to a brand drug, is cleared of any negative clinical implications, and has a cost basis that will allow for pricing below brand rates. ESI also maintains correlative MAC price lists based on current price reference data provided by FDB or other nationally recognized pricing source, market pricing and availability information from
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

generic manufacturers and on-line research of national wholesale drug company files. Similar to the BGA, the elements listed above and sources are subject to change based on the availability of the specific fields. Updated summaries of the MAC methodology are available upon request.
     Manufacturer PBM Formulary Rebates and Associated Administrative Fees – ESI contracts for its own account with manufacturers to obtain formulary rebates attributable to the utilization of certain brand drugs and supplies by PBM client members (and possibly certain authorized generics marketed under a brand manufacturer’s new drug application). Formulary rebate amounts vary based on the volume of utilization as well as a client’s benefit design and formulary position applicable to the drug or supplies, and in certain instances also may vary based on the product’s market-share. ESI often pays an amount equal to all or a portion of the formulary rebates it receives to a client based on the client’s PBM agreement terms. ESI retains the financial benefit of the use of any funds held until payment of formulary rebate amounts is made to the client. In addition, ESI provides administrative services to formulary rebate contracted manufacturers, which includes access to drug utilization data, as allowed by law, for purposes of verifying and evaluating the rebate payments and participation in ESI’s PBM rebate program. ESI receives administrative fees from the participating manufacturers for the maintenance and operation of the systems and other infrastructure necessary for managing and administering the PBM formulary rebate process. These administrative fees are calculated based on [*]
     ESI Subsidiary Pharmacies – ESI has several licensed pharmacy subsidiaries, including our specialty pharmacies. These entities may maintain product purchase discount arrangements and/or fee-for-service arrangements with pharmaceutical manufacturers and wholesale distributors. These subsidiary pharmacies contract for these arrangements on their own account in support of their various pharmacy operations. Many of these subsidiary arrangements relate to services provided outside of PBM arrangements, and are entered into irrespective of whether the particular drug is on one of ESI’s national formularies. Discounts and fee-for-service payments received by ESI’s subsidiary pharmacies are not part of the PBM formulary rebates or associated administrative fees paid to ESI in connection with ESI’s PBM formulary rebate programs. In addition, these subsidiary pharmacy arrangements are negotiated separately from ESI’s PBM formulary rebate contracts. The following provides additional information regarding ESI subsidiary pharmacy discount arrangements and fee-for-service arrangements:
     ESI Subsidiary Pharmacy Discount Arrangements – ESI subsidiary pharmacies purchase prescription drug inventories, either from manufacturers or wholesalers, for dispensing to patients. Often, purchase discounts off the acquisition cost of these products are made available by manufacturers and wholesalers in the form of either up-front discounts or retrospective discounts. These purchase discounts, obtained through separate purchase contracts, are not formulary rebates paid in connection with our PBM rebate programs since they are not based on any PBM client’s benefit design, formulary or member utilization. Drug purchase discounts are based on a pharmacy’s inventory needs and, at times, the performance of related patient care services and other performance requirements. When a
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

subsidiary pharmacy dispenses a product from its inventory, the purchase price paid for the dispensed product, including applicable dispensing fees, may be greater or less than that pharmacy’s acquisition cost for the product net of purchase discounts. In general, our pharmacies realize an overall positive margin between the net acquisition cost and the amounts paid for the dispensed drugs.
     ESI Subsidiary Pharmacy Fee-For-Service Arrangements – ESI’s subsidiary pharmacies also may receive fee-for-service payments from manufacturers, which may be in lieu of or in addition to product purchase discounts, in conjunction with various programs or services, such as: (i) patient assistance programs for indigent patients; (ii) dispensing prescription medications to patients enrolled in clinical trials; (iii) various therapy adherence and fertility programs, and (iv) various other specialty pharmacy programs and services. As a condition to having access to certain specialty products, and sometimes related to certain FDA requirements, a specialty pharmaceutical manufacturer often will require a specialty pharmacy to report selected information to the manufacturer regarding the pharmacy’s service levels and other dispensing-related data with respect to patients who receive that manufacturer’s product. A portion of the discounts or other fee-for-service payments made available to our specialty pharmacies represents compensation for such reporting. In addition, specialty pharmacies may sell non-patient identifiable claim information they receive in connection with the performance of their pharmacy services to data aggregators or manufacturers on a fee-for-service basis. All reporting activities are conducted in compliance with applicable patient and pharmacy privacy laws. Note, however, that ESI does not sell data resulting from its PBM services to healthcare data aggregators or similar entities at this time. Should this change, ESI would do so only if expressly permitted under the PBM agreements with its clients and applicable law.
     Other Manufacturer Arrangements – ESI also owns a wholesale distribution business, a group purchasing organization, and various other businesses that provide additional services for manufacturers. Compensation derived through these business arrangements is not part of the PBM formulary rebates or associated administrative fees paid to ESI in connection with ESI’s PBM formulary rebate programs. In addition, these business arrangements are negotiated separately from ESI’s PBM formulary rebate contracts and are unrelated to the PBM drug formulary development process. The following is an overview of these other businesses:
     Wholesale Distribution – ESI owns a wholesale distribution business. The wholesale distributor purchases products from pharmaceutical manufacturers and distributes products to physicians, physician clinics and other healthcare providers (and sometimes secondary wholesalers). Often, purchase discounts (either up-front or retrospective) off the acquisition cost of these products are made available to Priority Healthcare by the pharmaceutical manufacturers. The purchase price paid by the physician or similar client for product distributed by Priority Healthcare may be greater or less than Priority Healthcare’s acquisition cost for the for the product from the pharmaceutical manufacturer, with Priority Healthcare often recognizing a positive margin on the sale transaction. In lieu of, or in addition to, these purchase discounts, Priority Healthcare may enter into various fee-for-service arrangements
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

with pharmaceutical manufacturers related to its wholesale distribution services.
     Group Purchasing Organization – ESI owns a group purchasing organization, servicing primarily physicians who enroll as members of Matrix to obtain preferential product purchase rates made available to group purchasing organizations through pharmaceutical manufacturers. Matrix receives group purchasing organization administrative fees from manufacturers, and sometimes wholesale distributors, in addition to securing member product purchase discounts from pharmaceutical manufacturers. From time to time, Matrix may also enter into other ancillary fee-for-service arrangements with manufacturers to perform other services.
     ESI also maintains other lines of business that provide the following services for pharmaceutical manufacturers on a fee-for-service basis: (i) product reimbursement support service programs and related hub services; (ii) patient assistance program services; and (iii) drug and sample fulfillment and accountability, alternative sampling, and direct mail and literature fulfillment services through Phoenix Marketing Group, LLC. In addition, certain materials provided by ESI to patients and prescribers may be provided or funded by pharmaceutical manufacturers, in compliance with applicable laws.
     Services related to the Other Manufacturer Arrangements described above are provided to manufacturers irrespective of whether a drug is on one of ESI’s national formularies.
October 2008
THIS EXHIBIT REPRESENTS ESI’S CURRENT FINANCIAL POLICIES. ESI MAY PERIODICALLY UPDATE ITS FINANCIAL DISCLOSURES TO REFLECT CHANGES IN ITS BUSINESS PROCESSES; THE CURRENT FINANCIAL DISCLOSURE IS AVAILABLE UPON REQUEST AND ACCESSIBLE ON EXPRESS-SCRIPTS.COM FOR CLIENTS AND ADVISORS.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT O
CERTAIN CONSIDERATION
[*]
5 pages redacted in their entirety
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.

EXHIBIT P
SUPPLEMENTAL COVENANT FOR KENTUCKY ACCESS AGREEMENT
The following covenant is made by PBM to support AHP’s provision of services under the Kentucky Access Agreement, and it applies to the provision of and payment for Covered Services provided by PBM to Kentucky residents who are enrolled in Kentucky Access:
1.	PBM agrees that PBM shall be directly liable to the Department and hold harmless the Department and/or Kentucky Access and their agents, representatives, officers, directors, employees, insurers, successors, and assigns from and against any and all expenses, costs (including attorneys’ fees), causes of action, liability, loss and/or damages suffered or incurred by them or any of them, including extraordinary expenses incurred by the Department and/or Kentucky Access not contemplated by this Agreement and the Kentucky Access Agreement which results from or arises out of the following: (a) any dishonest, fraudulent, criminal, or grossly negligent acts, any unauthorized acts, or any errors or omissions which are committed by PBM or PBM’s employees or agents; (b) the publication, translation, reproduction, delivery, performance, use or disposition of any data produced by PBM in an unauthorized manner, provided that such action was not taken by PBM as a result of the express written request of the Department; or (c) PBM’s failure to comply with any applicable state or federal laws or regulations.

2.	For purposes of the foregoing covenant:
a.	“AHP” means Anthem Health Plans of Kentucky, Inc.

b.	“Department” means the Kentucky Department of Insurance.

c.	“Kentucky Access” means the health insurance pool established in accordance with Ky. Rev. Stat. Ann. § 304.17B-001 et seq. to provide health coverage to certain Kentucky residents who are denied adequate health insurance or are considered uninsurable in the private individual health insurance market.

d.	“Kentucky Access Agreement” means that certain Agreement made and entered into on July 1, 2008, by and between AHP and the Department.

e.	All other capitalized terms have the meanings ascribed to them in the Agreement to which this Exhibit is attached.
[*]	Redacted text. Confidential treatment requested; omitted text filed separately with the Securities and Exchange Commission.